Exhibit 10.20

1818 MARKET STREET OFFICE LEASE
BETWEEN
NNN 1818 Market Street, LLC, NNN 1818 Market Street 1, LLC, NNN 1818 Market Street 2,
LLC, NNN 1818 Market Street 3, LLC, NNN 1818 Market Street 4, LLC, NNN 1818 Market
Street 5, LLC, NNN 1818 Market Street 6, LLC, NNN 1818 Market Street 7, LLC, NNN 1818
Market Street 8, LLC, NNN 1818 Market Street 9, LLC, NNN 1818 Market Street 10, LLC,
NNN 1818 Market Street 11, LLC, NNN 1818 Market Street 13, LLC, NNN 1818 Market Street
14, LLC, NNN 1818 Market Street 15, LLC, NNN 1818 Market Street 16, LLC, NNN 1818
Market Street 17, LLC, NNN 1818 Market Street 18, LLC, NNN 1818 Market Street 20, LLC,
NNN 1818 Market Street 21, LLC, NNN 1818 Market Street 22, LLC, NNN 1818 Market Street
23, LLC, NNN 1818 Market Street 24, LLC, NNN 1818 Market Street 25, LLC, NNN 1818
Market Street 26, LLC, NNN 1818 Market Street 27, LLC, NNN 1818 Market Street 28, LLC,
NNN 1818 Market Street 29, LLC, NNN 1818 Market Street 30, LLC, NNN 1818 Market Street
31, LLC, NNN 1818 Market Street 34, LLC, NNN 1818 Market Street 35, LLC, NNN 1818
Market Street 36, LLC, NNN 1818 Market Street 37, LLC, NNN 1818 Market Street 38, LLC,
each one a Delaware limited liability company (jointly, severally and collectively, “Landlord”)
acting by and through Triple Net Properties Realty, Inc. (“Agent” for Landlord)
as Landlord
-and-
eResearchTechnology, Inc.
(a Delaware corporation)
as Tenant

Dated: July 14, 2008
Premises:
29,609 Rentable Square Feet, Tenth Floor — Suite 1000
17,240 Rentable Square Feet, Ninth Floor — Suite 900
12,546 Rentable Square Feet, Concourse Level
1818 Market Street
Philadelphia, Pennsylvania 19103

TABLE OF CONTENTS

1.	Demised Premises; Use		1
	1.1.	Letting and Demised Premises; Use	1
	1.2.	Common Facilities	1
	1.3.	Rentable Square Feet	2
	1.4.	Computation of Rentable Square Feet of the Leased Premises	2

2.	Term; Commencement		2
	2.1.	Duration	2
	2.2.	Substantial Completion	2
	2.3.	Confirmation	3
	2.4.	Acceptance of Work	3

3.	Minimum Rent; Increases in Minimum Rent; Security Deposit		3
	3.1.	Amount and Payment	3
	3.2.	Partial Month	5
	3.3.	Address For Payment	5
	3.4.	Non-Waiver of Rights	5
	3.5.	Additional Sums Due; No Set-Off	5
	3.6.	Personal Property and Other Taxes	5
	3.7.	Security Deposit	6

4.	Increases in Taxes, Operating Costs		6
	4.1.	Definitions	6
	4.2.	Determination of Tenant’s Share of Taxes	11
	4.3.	Determination of Tenant’s Share of Operating Expenses	12
	4.4.	Disputes	13
	4.5.	Survival of Tenant’s Obligations	14

5.	Services		15
	5.1.	HVAC and Electricity	15
	5.2.	Water and Sewer	17
	5.3.	Elevator; Access	17
	5.4.	Janitorial	17
	5.5.	Security	18
	5.6.	Maintenance and Repairs	18
	5.7.	Limitation Regarding Services	19

6.	Care of Demised Premises		20
	6.1.	Insurance and Governmental Requirements	20
	6.2.	Access	20
	6.3.	Condition	20
	6.4.	Surrender	21
	6.5.	Signs	21
	6.6.	Care; Insurance	21

-i-

	6.7.	System Changes	22
	6.8.	Alterations; Additions	22
	6.9.	Mechanics’ Liens	22
	6.10.	Vending Machines	22
	6.11.	Rules and Regulations	23
	6.12.	Environmental Compliance	23

7.	Subletting and Assigning		24
	7.1.	General Restrictions	24
	7.2.	Definitions	25
	7.3.	Procedure for Approval of Transfer	25
	7.4.	Recapture	26
	7.5.	Conditions	26
	7.6.	Special Conditions for Transfers to Affiliates of Tenant	26

8.	Fire or Other Casualty		27

9.	Regarding Insurance and Liability		28
	9.1.	Damage in General	28
	9.2.	Tenant Indemnity	28
	9.3.	Tenant’s Insurance	29
	9.4.	Landlord Insurance	30
	9.5.	Waiver of Subrogation	31
	9.6.	Limitation on Personal Liability	31
	9.7.	Successors in Interest to Landlord, Mortgagees	32
	9.8.	Survival	32

10.	Eminent Domain		32

11.	Insolvency		33

12.	Default		33
	12.1.	Events of Default	33
	12.2.	Accelerated Rent Component	34
	12.3.	Re-entry	34
	12.4.	Continuing Liability	34
	12.5.	Credit	35
	12.6.	No Duty to Relet	35
	12.7.	Confession of Judgment	35
	12.8.	Bankruptcy	36
	12.9.	Waiver of Defects	37
	12.10.	Non-Waiver by Landlord	37
	12.11.	Partial Payment	37
	12.12.	Overdue Payments	37
	12.13.	Cumulative Remedies	37

13.	Subordination		38

-ii-

	13.1.	General	38
	13.2.	Rights of Mortgagee or Ground Lessor	38
	13.3.	Modifications	38
	13.4.	Ground Lease	39
	13.5.	SNDA	39

14.	Notices		39
	14.1.	If to Landlord:	39
	14.2.	If to Tenant:	40

15.	Holding Over		40

16.	Reservations in Favor of Landlord		40

17.	Completion of Improvements; Delay in Possession		42
	17.1.	Landlord Improvements	42
	17.2.	Performance of Landlord Improvements	42
	17.3.	Acceptance	42
	17.4.	Delay in Possession	42

18.	Telecommunications Services		44
	18.1.	Contract with Provider	44
	18.2.	Landlord Has No Liability	44
	18.3.	License Agreement with Provider	44

19.	Reliance		45
	19.1.	Landlord’s Reliance	45
	19.2.	Tenant’s Reliance	45

20.	Prior Agreements; Amendments		46

21.	Captions		46

22.	Landlord’s Right to Cure		46

23.	Estoppel Statement		46

24.	Relocation of Tenant		47

25.	Broker		47

26.	Miscellaneous		47
	26.1.	Certain Interpretations	47
	26.2.	Partial Invalidity	47
	26.3.	Governing Law	47
	26.4.	Force Majeure	47
	26.5.	Light and Air	48
	26.6.	Recording	48

-iii-

	26.7.	Third Party Beneficiaries	48
	26.8.	Business Day Defined	48

27.	Quiet Enjoyment		48

28.	Confidentiality		48

29.	Anti-Terrorism Statute Compliance		48

30.	Renewal Option		49

31.	Tenant’s Right of First Offer		52

32.	Right of First Refusal		54

33.	Parking		56

34.	Satellite Equipment		56

-iv-

SCHEDULE OF EXHIBITS

EXHIBIT	TITLE (REFERENCE)

A	FLOOR PLAN OF THE DEMISED PREMISES

B	LEGAL DESCRIPTION

C	CONFIRMATION OF LEASE TERM

D	JANITORIAL SERVICES

E	RULES AND REGULATIONS

F	RESPECTING IMPROVEMENTS TO 9TH FLOOR SPACE AND 10TH FLOOR SPACE

F-1	RESPECTING IMPROVEMENTS TO CONCOURSE SPACE

G	RFR SPACE

H	LENDER FORM SNDA

-v-

DEFINED TERMS

“Dish Relocation Notice”	58
“Equipment”	56
“Landlord’s Response”	50
“Tenant’s Unconditional Renewal Notice”	51
“available”	53
“First Offer Option”	52
“First Offer Space”	52
“License”	56
“Licensed Space”	56
Accelerated Rent Component	34
Affiliate	26
Base Taxes	7
Broker	47
Building	1
Building Standard Consumption	15
Business Hours	15
Commencement Date	2
Demised Premises	1
Effective Date	26
Essential Capital Improvements	8
Event of Default	33
Expense Statement	12
Final Expense Adjustment	13
Financial Information	47
force majeure	47
Governmental Requirements	8
Holidays	15
Land	1
Landlord Improvements	42
Lease	1
Operating Expenses	8, 11
Personal Property Insurance	29
rentable area of the Building	7
rentable area of the Demised Premises	7
Security Deposit	6
Standard Office Equipment	15
Statement of Taxes	12
Substantial Completion	2
Surety	33
Tax Bill	12
Taxes	6
Tenant	1
Tenant’s Estimated Share of Operating Expenses	11
Tenant’s Estimated Share of Taxes	8
Tenant’s Operating Expense Percentage	11
Tenant’s Share of Operating Expenses	11
Tenant’s Share of Taxes	7
Tenant’s Tax Percentage	7
Transfer	24
Transfer Space	25
Waste	23

-vi-

OFFICE LEASE
     THIS OFFICE LEASE (together with all exhibits attached hereto, the “Lease”) is made this 14th day of July   , 2008, by and between NNN 1818 Market Street, LLC, NNN 1818 Market Street 1, LLC, NNN 1818 Market Street 2, LLC, NNN 1818 Market Street 3, LLC, NNN 1818 Market Street 4, LLC, NNN 1818 Market Street 5, LLC, NNN 1818 Market Street 6, LLC, NNN 1818 Market Street 7, LLC, NNN 1818 Market Street 8, LLC, NNN 1818 Market Street 9, LLC, NNN 1818 Market Street 10, LLC, NNN 1818 Market Street 11, LLC, NNN 1818 Market Street 13, LLC, NNN 1818 Market Street 14, LLC, NNN 1818 Market Street 15, LLC, NNN 1818 Market Street 16, LLC, NNN 1818 Market Street 17, LLC, NNN 1818 Market Street 18, LLC, NNN 1818 Market Street 20, LLC, NNN 1818 Market Street 21, LLC, NNN 1818 Market Street 22, LLC, NNN 1818 Market Street 23, LLC, NNN 1818 Market Street 24, LLC, NNN 1818 Market Street 25, LLC, NNN 1818 Market Street 26, LLC, NNN 1818 Market Street 27, LLC, NNN 1818 Market Street 28, LLC, NNN 1818 Market Street 29, LLC, NNN 1818 Market Street 30, LLC, NNN 1818 Market Street 31, LLC, NNN 1818 Market Street 34, LLC, NNN 1818 Market Street 35, LLC, NNN 1818 Market Street 36, LLC, NNN 1818 Market Street 37, LLC, NNN 1818 Market Street 38, LLC, each one a Delaware limited liability company (jointly, severally and collectively, “Landlord”) acting by and through Triple Net Properties Realty, Inc. (“Agent” for Landlord), and eResearchTechnology, Inc., a Delaware corporation (hereinafter called “Tenant”).
     1. Demised Premises; Use.
          1.1. Letting and Demised Premises; Use. Landlord, for the term and subject to the provisions and conditions hereof, leases to Tenant, and Tenant rents from Landlord, the space being, for purposes of the provisions hereof approximately (i) 29,609 rentable square feet, comprising all the tenth (10th) floor (the “10th Floor Space”), (ii) 17,240 rentable square feet located on the ninth (9th) floor (the “9th Floor Space”) and (iii) 12,546 rentable square feet located on the Concourse Level (the “Concourse Space”) (hereinafter collectively referred to as the “Demised Premises” and more particularly delineated on the floor plans attached hereto as Exhibit “A” and made a part hereof), of the office building known as 1818 Market Street, or such other name as Landlord may from time to time designate, located at 1818 Market Street, City and County of Philadelphia, Pennsylvania 19103, a legal description of which is shown on Exhibit “B” attached hereto. The Demised Premises shall be used by Tenant only for general office purposes and associated incidental uses and for no other purpose without the prior written consent of Landlord. The office building (exclusive of the garage and parking area associated therewith) located at 1818 Market Street are hereinafter collectively referred to as the “Building”
          1.2. Common Facilities. Tenant and its agents, employees and invitees, shall have the right to use, in common with all others granted such rights by Landlord, in a proper and lawful manner, the common sidewalks and outdoor areas on the land underlying the Building (the “Land”), the common entranceways, lobbies and elevators furnishing access to the Demised Premises, and (if the Demised Premises includes less than a full floor) the common lobbies, hallways and toilet rooms on the floor on which the Demised Premises is located. Such use shall be subject to the terms of this Lease and to such reasonable rules, regulations, limitations and requirements as Landlord may from time to time prescribe with respect thereto. Landlord shall provide Tenant, between the hours of 6:00 AM and 6:30 PM Monday through Friday and, with a call to the Building’s 24-hour per day security desk, at all other times, non-exclusive access to and use of the loading docks of the Building to enable Tenant’s shipping and receiving associated with its business operations at the Demised Premises.
          1.3. Rentable Square Feet. Landlord represents and warrants that the rentable area of the Building (excluding the garage and parking areas and non-tenantable storage space in the Building) has been calculated and determined to be 960,178 square feet. Relying on the foregoing, Tenant understands, acknowledges and agrees (i) that the amount of rentable square feet set forth in Paragraph 1.1 above and 4.1 (iii) and 4.1 (ix) are hereby accepted by Tenant for all purposes of this Lease, including, without limitation, for purposes of determining minimum rent, Tenant’s Share of applicable items of Taxes and Operating Expenses, Tenant’s construction allowance, if any, and other items which are based upon the computation of square footage. In no event shall the rentable square footage of the Building, for purposes of determining Tenant’s Tax Percentage or Tenant’s Operating Expense Percentage, be less than 960,178.
          1.4. Computation of Rentable Square Feet of the Leased Premises. In determining the area of leased premises at 1818 Market Street, the BOMA standard method of measurement is used to calculate the usable square footage of the leased premises. The calculated usable area is then multiplied by the building core factor for either a single tenant or multi-tenant floor user to determine the rentable square footage for both the low rise and high rise portions of the building.
     2. Term; Commencement.
          2.1. Duration. The term of this Lease shall commence (the “Commencement Date”) on the earlier of the following: (i) the date on which Tenant shall take possession of the Demised Premises or any part thereof for purposes of conducting business therein (not including Tenant’s entering the Demised Premises for purposes of installing furniture, fixtures and equipment as provided in Exhibit “F”), or (ii) November 1, 2008; provided that “Substantial Completion”, as defined below, of the Demised Premises has then occurred, or would have occurred had Tenant not delayed in its obligations to furnish Landlord plans and other drawings pursuant to the requirements of Exhibit “F” and Exhibit “F-1” attached hereto or otherwise caused a delay in the Substantial Completion of the Demised Premises. Unless extended or sooner terminated as herein provided, the term shall continue until, and shall expire on, the expiration of one hundred thirty-two (132) months following the Commencement Date, or if the Commencement Date is a date other than the first day of a month, then on the expiration of one hundred thirty-two (132) months from the first day of the month following the month in which the Commencement Date occurs.
          2.2. Substantial Completion. The term “Substantial Completion” shall mean that state of completion of the Demised Premises as more fully described in Paragraph 17 below and in accordance with Exhibit “F” and Exhibit “F-1” attached hereto and as evidenced by a certificate of completion for the entire Demised Premises issued by Landlord’s third party architect licensed in Pennsylvania, and which will, except for any minor “punch list” work (that is, minor insubstantial details of construction, mechanical adjustment or decoration) remaining to be performed by Tenant, allow Tenant to utilize the entire Demised Premises for their intended purposes (including the availability of required utility services) without the completion of such “punch list” work causing material interference with the customary business activities of Tenant. If Tenant takes occupancy of the Demised Premises, and Landlord or Tenant is cited for any violation(s) under applicable, current City of Philadelphia regulations, by reason of Tenant’s occupancy or the Landlord Improvements, Landlord will remedy such violation(s) and will pay any fines imposed upon Landlord or Tenant as a result thereof.
          2.3. Confirmation. When the Commencement Date of the term of this Lease is established, Landlord and Tenant shall promptly execute and acknowledge a Confirmation of Lease Term, in the form set forth in Exhibit “C” hereto, containing the information set forth in Exhibit “C” and acknowledging the Commencement Date and expiration date of the term hereof.
          2.4. Acceptance of Work. On the Commencement Date of the term of this Lease, it shall be presumed that all work theretofore performed by or on behalf of Landlord was satisfactorily performed in accordance with, and meeting the requirements of, this Lease. The foregoing presumption shall not apply, however, (i) to required work not actually completed by Landlord and identified and described in a written punch-list to be jointly prepared and initialed by Landlord and Tenant at or about the date on which Tenant shall occupy the Demised Premises; or (ii) to deficiencies or inadequacies in the work which Tenant brings to Landlord’s attention in writing, with specificity, on or before the Commencement Date or within ninety (90) days thereafter (and all of the work so identified and described on the punch-list or as timely brought to Landlord’s attention as aforesaid which is Landlord’s responsibility shall be completed by Landlord with reasonable speed and diligence).
     3. Minimum Rent; Increases in Minimum Rent; Security Deposit.
          3.1. Amount and Payment. (i) Minimum rent for the 9th Floor Space and 10th Floor Space together shall accrue during the term as follows:

	Annual
	Minimum Rent
	per Rentable	Monthly	Annual
Lease Period	Square Foot	Minimum Rent	Minimum Rent
Commencement Date — End of the 12th full calendar month following the Commencement Date*	$23.75	$92,721.98	$1,112,663.76

	Annual
	Minimum Rent
	per Rentable	Monthly	Annual
Lease Period	Square Foot	Minimum Rent	Minimum Rent
Month 13— 24	$24.25	$94,674.02	$1,136,088.24
Month 25 — 36	$24.75	$96,626.06	$1,159,512.72
Month 37 — 48	$25.25	$98,578.10	$1,182,937.20
Month 49 — 60	$25.75	$100,530.15	$1,206,361.80
Month 61 — 72	$26.25	$102,482.19	$1,229,786.28
Month 73 — 84	$26.75	$104,434.23	$1,253,210.76
Month 85 — 96	$27.25	$106,386.27	$1,276,635.24
Month 97 — 108	$27.75	$108,338.31	$1,300,059.72
Month 109 — 120	$28.25	$110,290.35	$1,323,484.20
Month 121 — 132	$28.75	$112,242.40	$1,346,908.80

*	Notwithstanding the above table, Tenant’s minimum rent for the 9th Floor Space and 10th Floor Space for the first month of the term of this Lease shall be $0.00 and Tenant’s minimum rent for such space for month 2 through month 9 of the term of this Lease shall be $46,360.99 per month.
(ii) Minimum rent for the Concourse Space shall accrue during the term as follows:

	Annual
	Minimum Rent
	per Rentable	Monthly	Annual
Lease Period	Square Foot	Minimum Rent	Minimum Rent
Commencement Date — End of the 12th full calendar month after Commencement Date*	$15.50	$16,205.25	$194,463.00
Month 13 — 24	$16.00	$16,728.00	$200,736.00
Month 25 — 36	$16.50	$17,250.75	$207,009.00
Month 37 — 48	$17.00	$17,773.50	$213,282.00
Month 49 — 60	$17.50	$18,296.25	$219,555.00
Month 61 — 72	$18.00	$18,819.00	$225,828.00
Month 73 — 84	$18.50	$19,341.75	$232,101.00
Month 85 — 96	$19.00	$19,864.50	$238,374.00
Month 97 — 108	$19.50	$20,387.25	$244,647.00
Month 109 — 120	$20.00	$20,910.00	$250,920.00
Month 121 — 132	$20.50	$21,432.75	$257,193.00

*	Notwithstanding the above table, Tenant’s minimum rent for the Concourse Space for the first month of the term of this Lease shall be $0.00 and Tenant’s minimum rent for such space for month 2 through month 9 of the term of this Lease shall be $8,102.63 per month.
Minimum rent shall be payable during the term hereof, in advance, in the monthly installments as set forth above, without demand, offset, abatement, diminution or reduction. The first installment shall be payable upon the execution of this Lease and subsequent installments shall be payable on the first day of each successive month of the term hereof following the first month of such term.
          3.2. Partial Month. If the term of this Lease begins on a day other than the first day of a month, rent from such day until the first day of the following month shall be prorated (on the basis of the actual number of days in that month) and shall be payable, in arrears, on the first day of the first full calendar month of the term hereof (and, in such event, the installment of rent paid at execution hereof shall be applied to the rent due for the first full calendar month of the term hereof).
          3.3. Address For Payment. All rent and other sums due to Landlord hereunder shall be payable to NNN 1818 Market Street, LLC at NNN 1818 Market Street, LLC-Prop Mgmt Lockbox, Acct. File 50411, Los Angeles, CA 90074-0411 or to such other party or at such other address as Landlord may designate, from time to time, by written notice to Tenant.
          3.4. Non-Waiver of Rights. If Landlord, at any time or times, shall accept rent or any other sum due to it hereunder after the same shall become due and payable, such acceptance shall not excuse delay upon subsequent occasions, or constitute, or be construed as, a waiver of any of Landlord’s rights hereunder.
          3.5. Additional Sums Due; No Set-Off. All sums payable by Tenant under this Lease, whether or not stated to be rent, minimum rent or additional rent (including, without limitation, the amounts due under Sections 4.2, 4.3 and 5 of this Lease), shall be collectible by Landlord as rent, and upon default in payment thereof Landlord shall have the same rights and remedies as for failure to pay rent (without prejudice to any other right or remedy available therefor). All minimum rent, additional rent and other sums payable by Tenant under this Lease shall be paid, when due, without demand and, except as expressly provided in Section 5.7, 8.2 and 10 of this Lease, without offset, abatement, diminution or reduction. Additional rent shall include all sums which may become due and payable by Tenant pursuant to this Lease by reason of Tenant’s failure to comply with any of the terms, conditions and covenants of the Lease to be kept and observed by Tenant and any and all actual, out of pocket expenses, including reasonable attorneys fees, which Landlord may suffer or incur by reason of any default of Tenant. Without limiting the foregoing, Tenant shall be responsible for all reasonable attorneys’ fees incurred by Landlord in any court proceeding or in any bankruptcy proceeding relating to the exercise of Landlord’s rights under the Bankruptcy Code, including, without limitation, Landlord’s rights under Sections 362, 365 and/or 503 of the Bankruptcy Code.
          3.6. Personal Property and Other Taxes. As additional rent and to the extent not included in Taxes, Tenant shall pay monthly or otherwise when due, whether collected by Landlord or collected directly by the governmental agency assessing the same, any gross receipts taxes imposed or calculated on the Tenant’s rent or taxes imposed with respect to Tenant’s use or occupancy of the Demised Premises or Tenant’s business or right to do business in the Demised Premises, including, without limitation, a gross receipts tax or sales tax on rents or a business privilege tax or use or occupancy tax, whether such tax exists at the date of this Lease or is adopted hereafter during the term of this Lease or during any renewal or extension thereof; but nothing herein shall require Tenant to pay any income, net revenues, estate, inheritance or franchise tax imposed upon Landlord. Without limiting the foregoing, Tenant will pay promptly when due and in any event not later than fifteen (15) days after receipt of a bill (whether such bill be submitted by Landlord, the City of Philadelphia or otherwise) all City of Philadelphia or Philadelphia School District Use and Occupancy Tax imposed upon the use and occupancy of the Demised Premises. In addition to the foregoing, Tenant shall be responsible to pay when due all taxes imposed upon all personal property of Tenant.
          3.7. Security Deposit. As additional security for the full and prompt performance by Tenant of the terms and covenants of this Lease, Tenant has deposited with the Landlord the sum of Two Hundred Seventeen Thousand Eight Hundred Fifty Four and 46/100 Dollars ($217,854.46) (the “Security Deposit”), which shall not constitute rent for any month (unless so applied by Landlord on account of Tenant’s default). Provided that no Event of Default then exists, promptly after the end of the thirty-sixth (36th) calendar month following the Commencement Date, upon Tenant’s written request Landlord shall return one-half (i.e. $108,927.23) of the Security Deposit to Tenant, and Landlord shall thereafter retain $108,927.23 as the Security Deposit, subject to the terms and conditions set forth herein. Tenant shall, upon demand, restore any portion of the Security Deposit which may be applied by Landlord to the cure of any default by Tenant hereunder. To the extent that Landlord has not applied the Security Deposit on account of a failure of Tenant to comply with its obligations under this Lease, the Security Deposit shall be returned (without interest) to Tenant promptly after the expiration of this Lease and the full performance of Tenant hereunder (including, without limitation, any payment due by Tenant as a result of a reconciliation of Tenant’s additional rent obligations). Until returned to Tenant after the expiration of the Lease and the full performance of Tenant hereunder, the Security Deposit shall remain the property of Landlord. Tenant confirms that Landlord shall have the right of set-off against the Security Deposit to secure all of Tenant’s obligations to Landlord under this Lease (including all amounts due under Section 3.5 above). In the event of a voluntary or involuntary Chapter 11 or 7 Bankruptcy filing by or against Tenant, Tenant agrees that the Security Deposit shall be used first to satisfy any pre-petition obligations of Tenant and any lease-rejection damages claim of Landlord, and thereafter, any remaining Security Deposit shall be used to satisfy any post-petition obligations of Tenant.
     4. Increases in Taxes, Operating Costs.
          4.1. Definitions. As used in this Paragraph 4, the following terms shall be defined as hereinafter set forth:
               (i) “Taxes” shall mean all Federal, state, county, local or municipal taxes, fees, assessments, or other impositions of whatever kind, general or special, ordinary or extraordinary, foreseen or unforeseen, imposed upon the Building or the Land or with respect to the ownership of the Building or the Land or to any existing or future improvements thereto or thereon, all of the foregoing as allocable and attributable to each given calendar year which occurs during the term of this lease (and any renewals and extensions thereof). Taxes shall include, without limitation, real estate taxes, any assessment imposed by any public or private entity by reason of the Building being located in a special services district or similar designation or any other tax based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent. Notwithstanding the foregoing, there shall be excluded from Taxes all excess profit taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, transfer taxes, other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Building), costs, interest, fines or penalties due to Landlord’s failure to pay taxes by the deadline for payment of the full amount of such taxes and all taxes imposed upon the garage serving the Building (except real estate taxes not separately imposed upon the garage). If, due to a future change in the method of taxation, any franchise, income, profit or other tax, however designated, shall be levied or imposed in addition to or in substitution, in whole or in part, for any tax which would otherwise be included within the definition of Taxes, such other tax shall be deemed to be included within Taxes as defined herein. Taxes also shall include amounts paid to anyone engaged by Landlord to contest the amount or rate of taxes, provided that the amount so paid does not exceed the savings procured. Tenant acknowledges that the exclusive right to protest, contest or appeal Taxes shall be in Landlord’s sole and absolute discretion and Tenant hereby waives any or all rights now or hereafter conferred upon it by law to independently contest or appeal any Taxes. In no event shall Taxes for any year be deemed to be less than the Base Taxes for purposes of calculating Tenant’s Share of Taxes. If Landlord excludes the real estate taxes attributable to the garage for purposes of determining the Taxes for any tenant at the Building, other than Tenant, Landlord agrees to make the same adjustment for purposes of calculating Tenant’s Share of Taxes, including the Base Taxes.
               (ii) “Base Taxes” shall mean the Taxes (as defined above) allocable and attributable to calendar year 2009.
               (iii) “Tenant’s Tax Percentage” shall be six and 1,858/10,000 percent (6.1858%). This is equal to the ratio of the rentable area of the Demised Premises, as set forth above, to the total rentable area of office space plus the total rentable area of retail/commercial space in the Building (not including, however, basement or storage areas on non-office floors), which is 960,178 rentable square feet. Tenant acknowledges that the “rentable area of the Demised Premises” under the Lease includes the usable area, without deduction for columns or projections, multiplied by a load or conversion factor, to reflect a share of certain areas, which may include lobbies, corridors, mechanical, utility, janitorial, boiler and service rooms and closets, restrooms and other public common and service areas. Except as provided expressly to the contrary herein, the “rentable area of the Building” shall include all rentable area of space leased or available for lease at the Building, which Landlord shall have the right to re-determine from time to time, to reflect reconfigurations, additions or modifications to the Building, provided, however, in no event shall the rentable square footage of the Building, for purposes of determining Tenant’s Tax Percentage, be less than 960,178.
               (iv) “Tenant’s Share of Taxes” shall mean with respect to any calendar year, the product of (A) Tenant’s Tax Percentage, multiplied by (B) the amount, if any, by which the total Taxes for such calendar year exceeds the Base Taxes.

               (v) “Tenant’s Estimated Share of Taxes” shall mean with respect to any calendar year, the product of (A) Tenant’s Tax Percentage, multiplied by (B) the amount, if any, by which Landlord’s good faith estimate of Taxes for such calendar year exceed the Base Taxes.
               (vi) “Operating Expenses” shall mean Landlord’s actual out-of-pocket expenses without profit or markup in favor or Landlord or any Affiliate of Landlord (except to the extent of any administrative or management fee set forth as an Operating Expense herein), adjusted as set forth herein and as allocable and attributable to each given calendar year which occurs during the term of this Lease (and any renewals and extensions thereof), in respect of the ownership, security, operation, maintenance, cleaning, repair, replacement (of component parts) and management of the Building and Land (after deducting any reimbursement, discount, credit, reduction or other allowance received by Landlord) and shall include, without limitation: (A) wages and salaries (and taxes and insurance imposed upon employers with respect to such wages and salaries) and fringe benefits paid to persons employed by Landlord to render services in the normal ownership, security, operation, maintenance, cleaning, repair, replacement (of component parts) and management of the Building and any security personnel for the Building, excluding any overtime wages or salaries paid for providing extra services for any specific tenants; (B) costs of independent contractors hired for, and other costs in connection with the ownership, security, operation, maintenance, cleaning, repair, replacement (of component parts) and management of the Building; (C) costs of materials, supplies and equipment used in connection with the ownership, security, operation, maintenance, cleaning, repair, replacement (of component parts) and management of the Building; (D) costs of electricity, steam, water, sewer, fuel and other utilities used at the Building, together with the cost of providing the services specified in Paragraph 5 hereof, and, at Landlord’s discretion, costs of wiring, conduit and other equipment and facilities for distribution of telecommunication services (amortized in accordance with Section 4.1(vi)(3) below) to the extent such utilities, services equipment and/or facilities are not separately chargeable to an occupant of the Building; (E) cost of insurance for public and general liability insurance and insurance for the Building, including fire and extended coverage or “All-Risk” coverage, if available, and coverage for elevator, boiler, sprinkler leakage, water damage, and property damage, plate glass, personal property of Landlord located at and used in the operation of the Building, fixtures, and rent protection (all with such coverages and in such amounts as Landlord may elect in its commercially reasonable judgment or be required by Landlord’s mortgagee to carry), but excluding any charge for increased premiums due to acts or omissions of other occupants of the Building because of extra risk which are reimbursed to Landlord by such other occupants; (F) costs of tools and supplies; (G) the amortized portion of costs of “Essential Capital Improvements”, as defined in and to the extent permitted pursuant to Paragraph 4.1(vi)(3) below; (H) costs of alterations and improvements to the Building or the Land made pursuant to any “Governmental Requirements” (as defined in Paragraph 4.1(vii) below) which are not capital in nature (except to the extent permitted by Paragraph 4.1(vi)(3) below), and which are not the obligation of Tenant or any other occupant of the Building; (I) legal and accounting fees and disbursements necessarily incurred in connection with the ownership, security, operation, maintenance, cleaning, repair, replacement (of component parts) and management of the Building and the Land, and the preparation, determination and certification of bills for Taxes and Operating Expenses pursuant to this and other leases at the Building; (J) sales, use or excise taxes on supplies and services and on any of the other items included in Operating Expenses; (K) costs of redecorating, repainting, maintaining, repairing and replacing the common areas of the Building (including seasonal decorations) which are not capital in nature (except to the extent permitted by Paragraph 4.1(vi)(3) below), and which are not the obligation of Tenant or any other occupant of the Building; (L) management fees payable to the managing agent for the Building (provided, however, that if management fees are paid to any affiliate of Landlord, then the amount thereof to be included in Operating Expenses shall not exceed such amount as is customarily being charged for similar services rendered by other owner/managers to comparable first-class Philadelphia office buildings of similar size) but in no event less than three percent (3%) of all revenues from the operation of the Building; (M) the cost of telecommunications service, postage, office supplies, maintenance and repair of office equipment and similar costs for the ownership, security, operation, maintenance, cleaning, and repair of the Building’s management and superintendent’s offices for services provided to the Building; (N) the cost of licenses, permits and similar fees and charges for operation, maintenance, repair and replacement (of component parts) of the Building, other than any of the foregoing relating to tenant improvements; and (O) any charges or assessments imposed upon the Building by the Center City District; and (P) without limiting any of the foregoing, any other expenses or charges which, in accordance with sound accounting and management principles generally accepted with respect to comparable first-class Philadelphia office buildings, would be construed as an operating expense, including, without limitation, any and all sums for landscaping, ground and sidewalk maintenance, sanitation control, extermination, cleaning, lighting, snow removal, fire protection, fire safety, policing, and security systems.
     (1) The term “Operating Expenses” shall not include: (a) the cost of redecorating or special cleaning or similar services to individual tenant spaces, not provided on a regular basis to other tenants of the Building; (b) wages or salaries paid to executive personnel of Landlord not providing full-time service at the Building; (c) the cost of any new item (not replacement or upgrading of an existing item) which, by standard accounting principles, should be capitalized (except as provided above or in Paragraph 4.1(vi)(3) below); (d) any charge for depreciation or interest paid or incurred by Landlord; (e) leasing commissions; (f) Taxes; (g) any charge for Landlord’s income tax, excess profit taxes, franchise taxes or similar taxes on Landlord’s business; (h) legal fees for the negotiation or enforcement of leases; (i) cost of tenants’ consumption of electricity in the Demised Premises, including but not limited to taxes, fuel adjustments, transfer charges and other like utility charges charged directly to tenants by the utility provider; (j) costs reimbursed by insurance, condemnation proceeds, other tenants of the Building or any other third party; (k) the cost of any work or service performed by Landlord for any tenant of the Building pursuant to the terms of said tenant’s lease to the extent such work or service is not provided to Tenant; (l) costs in connection with preparing space for a new tenant; (m) advertising expenses; (n) administrative wages and salaries of any person above the level of Building manager or any other general and administrative overhead of Landlord; (o) any bad debts, rent loss or reserves for bad debts or rent loss; (p) costs associated with the operation of the limited liability company or other entity which constitutes Landlord, as the same are distinguished from the costs of operation of the Building, including company accounting and legal matters, auditing fees (other than in connection with the preparation of the Operating Expense Statement), costs of defending suits with any mortgagee (except where the actions of Tenant may be an issue), costs of selling, syndicating, financing, mortgaging or hypothecating any interest of Landlord in the Building, and costs (including attorneys’ fees, costs of settlement and judgments) arising from disputes or claims pertaining to Landlord; (q) the wages and benefits of any Building management personnel who do not devote substantially all of their working hours to the Building, unless such wages and benefits are prorated to reflect the time spent working on matters relating to the Building; (r) interest, fines or penalties due to Landlord’s failure to pay timely utilities or other charges; (s) interest, fines or penalties due to Landlord’s failure to comply with any Governmental Requirements to the extent such failure is not caused by Tenant’s failure to make timely payment hereunder or to perform Tenant’s obligations hereunder; (t) amounts paid as ground rent and paid as debt service or amortization under any mortgage encumbering the Land and/or the Building; (u) except management fees imposed as an Operating Expense, any amount payable to any person or entity controlling, controlled by or under common control with Landlord to the extent such amount is in excess of amounts which would have been paid absent such relationship; (v) costs associated with the remediation of hazardous substances including asbestos, lead based paint or hazardous wastes existing on the Land or in the Building prior to the Commencement Date; (w) cost of correcting violations of Governmental Requirements or Insurance Requirements caused by Landlord or any other tenants; (x) all costs relating to renewals, expansions or extensions of existing tenant leases in the Building, including legal fees, advertising and concessions; (y) expenses of relocating or moving any tenant of the Building; (z) costs incurred by Landlord in expanding or reducing the Building or Land; and (aa) the costs incurred in operating, managing and maintaining the garage serving the Building, including the cost of maintaining Gatekeeper’s Liability insurance for the garage (but excluding the property and liability insurance procured by Landlord). The costs of electric consumption and water, sewer and other utility services provided to the Demised Premises (including, without limitation, for HVAC usage), to the extent not included as Operating Expenses of the Building, shall be paid for by Tenant separately, in accordance with Paragraph 5 of this Lease.
     (2) In determining Operating Expenses for any year, if the Building was less than fully occupied at any time during such year, Operating Expenses shall be deemed for such year to be an amount equal to the like expenses which Landlord reasonably determines would normally be incurred had the Building been ninety five percent (95%) occupied throughout such year. In no event shall Operating Expenses for any year be deemed to be less than the Base Operating Expenses for purposes of calculating Tenant’s Share of Operating Expenses.
     (3) In the event Landlord shall make a capital expenditure for an “Essential Capital Improvement”, as hereinafter defined in this subsection (3), during any year, the annual amortization of such expenditure (determined by dividing the amount of the expenditure by the useful life of the improvement), plus any reasonable interest or financing charges thereon (or, if such improvements are funded from reserves, a reasonable sum imputed in lieu of such financing charges), shall be deemed an Operating Expense for each year of such period. As used herein, an “Essential Capital Improvement” means any of the following: (A) a labor saving device, energy saving device or other installation, improvement, upgrading or replacement to the Building generally or common areas of the Building which reduces Operating Expenses as referred to above, whether voluntary or required to comply with a Governmental Requirement; or (B) an installation, improvement, alteration or removal of any improvements, including architectural or communication barriers, which are made to the Building generally or to common areas of the Building (as opposed to individual tenanted premises) by reason of any Governmental Requirement, whether or not such improvements are structural in nature and whether or not such Governmental Requirement either existed or was required of the Landlord on the date of execution of this Lease; or (C) an installation or improvement to the Building generally which directly enhances the safety of occupants in the Building generally, whether or not voluntary or a Governmental Requirement (as, for example, but without limitation, for general safety, fire safety or security).
     (4) If Landlord excludes the cost of Landlord’s liability or property insurance attributable to the garage for purposes of determining the Operating Expenses for any tenant at the Building,

other than Tenant, Landlord agrees to make the same adjustment for purposes of calculating Tenant’s Share of Operating Expenses, including the Base Operating Expenses (as defined below).
               (vii) “Governmental Requirements” shall mean all requirements under any federal, state or local statutes, rules, regulations, ordinances, or other requirements of any duly constituted public authority having jurisdiction over the Building (including, without limitation, the Demised Premises) including, but not limited to, requirements under Title 14 of The Philadelphia Code (building and zoning codes); Title 5 of The Philadelphia Code (fire code); 42 U.S.C. Section 12101 et seq. (the “Americans with Disabilities Act of 1990”); and the provisions of, and regulations promulgated pursuant to, Pennsylvania Act 1988-166 governing accessibility by persons with physical disabilities.
               (viii) “Base Operating Expenses” shall mean the Operating Expenses (as defined above) allocable and attributable to calendar year 2009. The Base Operating Expenses shall be calculated as if the Building was ninety-five percent (95%) occupied throughout such year in accordance with Paragraph 4.1(vi)(2) hereof, and such shall be adjusted for the calendar year above stated to reflect average and reasonable allowances for on-going repairs and maintenance and to exclude from the Base Operating Expenses extraordinary items of Operating Expenses incurred in such calendar year, including but not limited to items incurred pursuant to Paragraph 4.1(vi)(3) above; provided, however, that the amount amortized for such items in calendar year 2009 shall be included in the Base Operating Expenses.
               (ix) “Tenant’s Operating Expense Percentage” shall be six and 1,858/10,000 percent (6.1858%). This is equal to the ratio of the rentable area of the Demised Premises, as set forth above, to the total rentable area of office space plus the total rentable area of retail/commercial space in the Building (not including, however, basement or storage areas on non-office floors and all space in the parking garage) which is 960,178 rentable square feet and which Landlord shall have the right to re-determine from time to time to reflect reconfigurations, additions or modifications to the Building, provided, however, in no event shall the rentable square footage of the Building, for purposes of determining Tenant’s Tax Percentage, be less than 960,178.
               (x) “Tenant’s Share of Operating Expenses” shall mean with respect to any calendar year, the product of (A) Tenant’s Operating Expense Percentage, multiplied by (B) the amount, if any, by which the Operating Expenses for such calendar year exceeds the Base Operating Expenses.
               (xi) “Tenant’s Estimated Share of Operating Expenses” shall mean with respect to any calendar year, the product of (A) Tenant’s Operating Expense Percentage, multiplied by (B) the amount, if any, by which Landlord’s good faith estimate of Operating Expenses for such calendar year exceed the Base Operating Expenses.
          4.2. Determination of Tenant’s Share of Taxes.
               (i) For and with respect to each calendar year which occurs during the term of this Lease (and any renewals or extensions thereof) there shall accrue and Tenant shall pay, as additional rent, Tenant’s Share of Taxes, appropriately prorated for any such partial calendar year occurring within the term.

               (ii) Payment of Tenant’s Share of Taxes.
                    After receipt by Landlord of a bill from the appropriate governmental authority stating the amount of Taxes (a “Tax Bill”) with respect to a particular calendar year, Landlord shall provide Tenant with a statement (“Statement of Taxes”) of the amount due to Landlord, as Tenant’s Share of Taxes for the period with respect to which the Taxes are then due. Such Statement of Taxes shall include: (A) the actual amount of Taxes for the calendar year as reflected on the Tax Bill; (B) the Base Taxes; (C) the Tenant’s Tax Percentage; and (D) Tenant’s Share of Taxes. Within ten (10) days following delivery of the Statement of Taxes, Tenant shall pay Landlord, Tenant’s Share of Taxes as set forth in the Statement of Taxes.
               (iii) Final Determinations. For purposes of this Paragraph 4.2, any assessment or Taxes upon which Tenant’s Share of Taxes is based shall be deemed to be the amount initially assessed or billed, as the case may be, until such time as an abatement, refund, rebate or increase, if any (retroactive or otherwise), shall be finally determined to be due, and upon receipt of any final bill or rebate (or other crediting) of the amount of such final determination, Landlord shall promptly notify Tenant of the amount, if any, due to Tenant or Landlord, as the case may be, as a result of the adjustment, and appropriate payment to Landlord or Tenant, as the case may be, shall thereafter promptly be made. Landlord shall have no obligation to Tenant to contest, appeal or otherwise challenge any Taxes or assessment. In the event of any reduction in Taxes by reason of legal or other action taken by Landlord in contest thereof, there shall be added to and deemed a part of the Taxes in question the amount of Landlord’s legal and other costs and expenses in obtaining such reduction (but not an amount in excess of the tax savings).
          4.3. Determination of Tenant’s Share of Operating Expenses.
               (i) For and with respect to each calendar year during the term of this Lease (and any renewals or extensions thereof) there shall accrue and be paid, as additional rent, Tenant’s Share of Operating Expenses, appropriately prorated for any partial calendar year occurring within the term.
               (ii) Payment of Tenant’s Estimated Share of Operating Expenses. Landlord shall furnish to Tenant, on or before December 31 of each calendar year during the term hereof (or as soon thereafter as is practicable), a statement for the next succeeding calendar year setting forth Tenant’s Estimated Share of Operating Expenses. On the first day of the new calendar year, Tenant shall pay to Landlord, on account of Tenant’s Share of Operating Expenses, an amount equal to one-twelfth (1/12) of Tenant’s Estimated Share of Operating Expenses; and on the first day of each succeeding month, up to and including the time that Tenant shall receive a new statement of Tenant’s Estimated Share of Operating Expenses, Tenant shall pay to Landlord, on account of Tenant’s Estimated Share of Operating Expenses, an amount equal to one-twelfth (1/12) of the then applicable Tenant’s Estimated Share of Operating Expenses.
               (iii) Expense Statement. Landlord shall furnish to Tenant, on or before April 30 of each calendar year during the term hereof (or as soon thereafter as is practicable), a statement (the “Expense Statement”) prepared by Landlord or its agent or accountants setting forth for the previous calendar year: (A) the Operating Expenses as adjusted by paragraph 4.1(vi)(2); (B) the Base Operating Expenses; (C) Tenant’s Percentage of Operating Expenses; (D) Tenant’s Share

of Operating Expenses; (E) Tenant’s Estimated Share of Operating Expenses which has been paid, if any; and (E) a statement of the amount due to Landlord, or to be credited to Tenant, as a final adjustment in respect of Tenant’s Share of Operating Expenses for the previous calendar year (the “Final Expense Adjustment”). The Final Expense Adjustment shall be calculated by subtracting Tenant’s Estimated Share of Operating Expenses from the Tenant’s Share of Operating Expenses. Within thirty (30) days following delivery of the Expense Statement to Tenant, Tenant shall pay to Landlord the Final Expense Adjustment calculated as set forth in the Expense Statement. If the Final Expense Adjustment establishes that Tenant’s Estimated Share of Operating Expenses exceed Tenant’s Share of Operating Expenses, then Landlord shall credit Tenant with the amount thereof against the next payment of minimum rent due by Tenant hereunder, except that with respect to the last year of the Lease, if an Event of Default has not occurred, Landlord shall refund Tenant the amount of such payment in respect of the Final Expense Adjustment within thirty (30) days after Landlord provides the Expense Statement for such final year of the Lease. In no event, however, shall Tenant be entitled to receive a credit greater than the payments made by Tenant as payments of the Estimated Share of Operating Expenses for the calendar year to which the Final Expense Adjustment relates.
          4.4. Disputes.
               (i) The information set forth on all statements furnished to Tenant pursuant to this Paragraph 4, including each Statement of Taxes, Expense Statement, and all documents relating to Estimated Share of Operating Expenses, Final Expense Adjustment, Estimated Share of Taxes, Final Tax Adjustment, and all supportive documentation and calculations, shall (subject to Tenant’s rights under Section 4.4(ii)), be deemed approved by Tenant unless, within thirty (30) days after submission to Tenant, Tenant shall notify Landlord in writing that it disputes the correctness thereof, specifying in detail the basis for such assertion. Pending the resolution of any dispute, however, Tenant shall continue to make payments in accordance with the statement or information as furnished.
               (ii) Tenant or its representative shall have the right to examine Landlord’s books and records with respect to the reconciliation of Operating Expenses for the prior calendar year set forth in Expense Statement during normal business hours at any time within sixty (60) days following the delivery by Landlord to Tenant of such Expense Statement. Unless Tenant shall give Landlord written notice objecting to said reconciliation and specifying the items in which said reconciliation is claimed to be incorrect within thirty (30) days after its examination of Landlord’s books and records, said reconciliation shall be considered as final and accepted by Tenant. Notwithstanding anything to the contrary contained in this Section, Tenant shall not be permitted to examine Landlord’s books and records or to dispute the Expense Statement unless Tenant has paid to Landlord the amount due as shown on the Expense Statement; said payment is a condition precedent to said examination and/or dispute. If such audit shall disclose that Operating Expenses have been overstated, Tenant shall deliver a letter to Landlord setting forth Tenant’s position accompanied by a reasonably detailed explanation of and together with reasonably detailed supporting data evidencing the basis on which the claim of an overcharge is made (an “Overcharge Notice’). Upon receipt of an Overcharge Notice, Landlord shall either (a) notify Tenant in writing within thirty (30) days of receipt of the Overcharge Notice, that it agrees with the determination set forth in the Overcharge

Notice and Landlord shall credit Tenant with the amount of such overcharge against the next succeeding amount of Minimum Rent due from Tenant, or (b) notify Tenant in writing within thirty (30) days of receipt of the Overcharge Notice that it does not agree with the determination set forth in the Overcharge Notice (“Landlord’s Dispute Notice”). Landlord’s failure to timely provide a Landlord’s Dispute Notice shall be treated as if Landlord provided a Landlord’s Dispute Notice.
               (iii) In the event Landlord provides, or is deemed to have provided, Tenant with a Landlord’s Dispute Notice, and Landlord and Tenant, acting in good faith, are not able to resolve the dispute within thirty (30) days from when Landlord gives, or is deemed to have given, Landlord’s Dispute Notice, then the Landlord and Tenant shall, as soon as reasonably practicable thereafter, select an independent arbitrator, approved from the American Arbitration Association, to resolve the dispute. If it is determined by the arbitrator named above that, with respect to Operating Expenses, the actual total overcharge is more than two and one-half percent (2.5%) of the amount in dispute between Landlord and Tenant, then Landlord shall credit Tenant with the amount of the overcharge against the next succeeding amount of Minimum Rent due from Tenant and Landlord shall pay the cost of the arbitrator and the reasonable cost of Tenant’s audit within thirty (30) days after written demand therefor. If it is determined by the arbitrator named above that the actual total overcharge is two and one-half percent (2.5%) or less of the amount in dispute between Landlord and Tenant, then Landlord shall credit Tenant with the amount of the overcharge against the next succeeding amount of Minimum Rent due from Tenant and Tenant shall pay the cost of the arbitrator and Landlord’s other reasonable costs incurred in connection with or arising out of such audit within thirty (30) days after written demand therefor. The determination of such arbitrator shall be final and binding on the parties.
               (iv) In the exercise of Tenant’s audit right under this Section, Tenant shall not engage any person or firm compensated on a contingency fee basis, and Tenant and its representative shall maintain all matters relating to any audit in confidence. In addition to and in furtherance of the foregoing, Tenant shall not share the results of any audit performed hereunder with any other tenant in the Building except if Tenant is compelled to do so by court order or subpoena. Tenant shall provide Landlord with a copy of Tenant’s audit promptly upon written request by Landlord as a condition to Landlord’s consideration of any adjustment.
          4.5. Survival of Tenant’s Obligations. Notwithstanding anything herein contained to the contrary, Tenant understands and agrees that additional rent resulting from increases of Operating Expenses described in this Paragraph 4 is attributable to and owing for a specific twelve (12) month period, and is generally determined in arrears. Accordingly, Tenant agrees that, at any time following the expiration of the term of this Lease, or after default by Tenant with respect to this Lease, Landlord may bill Tenant for (a) the entire amount of accrued and uncollected additional rent attributable to increases in Operating Expenses under Paragraph 4, and (b) any unpaid charges for usage, services or other amounts with respect to the last twelve (12) month period preceding the expiration or earlier termination of this Lease, and the amount of such bill shall be due and payable to Landlord within thirty (30) days after Tenant’s receipt thereof.

     5. Services. Landlord agrees that, during the term of this Lease, Landlord shall provide services as set forth in this Paragraph 5.
          5.1. HVAC and Electricity. Landlord shall furnish (a) heat, ventilation and air conditioning (including the labor, maintenance and equipment necessary to provide the same), (b) electricity and other utilities needed to operate such systems and (c) electricity for lighting and general power for office use (such not to exceed six (6) watts per square foot), each of the foregoing to be paid for by Tenant, as additional rent, as follows:
               (i) Standard Usage; Business Hours. The cost of heat, ventilation and air conditioning (including the labor, maintenance and equipment necessary to provide the same) and the electricity and other utilities needed to operate such systems during “Business Hours” (as hereinafter defined) and for “Building Standard Consumption” (as hereinafter defined) as well as the cost of electricity used in the common areas of the Building shall be included in Operating Expenses. The electricity for lighting, general power for office use utilized by Tenant and the electricity to operate mechanical equipment in the Demised Premises shall be separately metered and Tenant shall directly pay the cost for such items as reflected by such meter at the General Services Rate. Any payment required pursuant to this subparagraph 5.1 (i) shall be made by Tenant within ten (10) days after submission by Landlord of a statement to Tenant setting forth the amount due. “Business Hours” shall mean Monday through Friday from 8:00 a.m. to 6:00 p.m. and on Saturday from 8:00 a.m. to 1:00 p.m., Holidays (defined below) excepted. New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving, Christmas, or any day set aside to celebrate such holidays are “Holidays” under this Lease. “Building Standard Consumption” shall mean the consumption necessary, in Landlord’s reasonable judgment, for use and comfortable occupancy of the Demised Premises when occupied by the density of people for which the building standard system was designed with occupants using Standard Office Equipment. “Standard Office Equipment” shall mean all office equipment normally found in an office facility but shall not include computer and communication systems, telephone switches and conference or training rooms (or items similar thereto), to the extent any require Additional Electric Equipment, as hereinafter defined in Paragraph 5.1(v) below, or additional air conditioning service or systems.
               (ii) Non-Standard Usage; After-Hours. Tenant shall pay the cost of supplying the Demised Premises with heat, ventilation and air conditioning (including the labor, maintenance and equipment necessary to provide the same) and the electricity and other utilities needed to operate such systems at times outside of Business Hours or in amounts in excess of Building Standard Consumption, at such rates as Landlord shall specify from time to time to cover all of the estimated costs and expenses incurred by Landlord in connection with supplying the Demised Premises with such service, including without limitation the costs of labor and utilities associated with such service and including applicable sales or use taxes thereon, such amounts to be paid by Tenant within ten (10) days after submission by Landlord of a statement to Tenant setting forth the amount due and the computation of such amount. An authorized representative (but in no event more than two per Tenant) of Tenant shall notify Landlord by 12:00 noon on the day such after-hours use is desired, except if such use is desired for a weekend, in which event Tenant shall notify Landlord no later than 12:00 noon on the Friday immediately preceding such weekend. The current after hours charge, which is subject to change, is $250 per hour for the cooling season and $160 per hour for the heating season; except that during such times as Tenant and other tenants who are also using the After Hours HVAC, Tenant shall only be required to pay Tenant’s share of the amount reasonably apportioned by Landlord to Tenant and such other tenants.
               (iii) Supplemental HVAC. If Tenant requires air conditioning in addition to the Building Standard Consumption that is provided by Landlord as set forth above (e.g., for computer, communications, or telephone switching equipment, for conference facilities, cardiac safety area (as noted on the Plan), or for other similar or dissimilar uses, requirements or other specialized equipment of Tenant), Tenant shall have the right to arrange for the installation of a separate air conditioning unit, subject to Landlord’s prior written approval and satisfaction of the other provisions regarding Tenant improvements set forth in this Lease. Tenant shall be responsible for the cost and selection, subject to Landlord’s approval, of such unit for its intended purpose, and for the maintenance, repair and replacement of the same and for any additional sub-meter needed to account for the electricity utilized to operate such unit. If Landlord, in its sole discretion, permits Tenant to attach a separate air-conditioning unit to the cooling tower, Tenant shall pay for the condenser water made available to such unit from the cooling tower (whether or not actually used), and for the cost of all electricity (to be separately submetered as a condition of permitting Tenant to install any such separate air-conditioning unit) used in connection with any such supplemental air conditioning, at such rates as Landlord shall establish from time to time, such amounts to be paid by Tenant within ten (10) days after submission by Landlord of a statement to Tenant setting forth the amount due. Landlord’s current charge for condenser water is $65.00 per connected ton of capacity per month, which rate is subject to change from time to time.
               (iv) System Failure. Landlord shall not be responsible for any failure or inadequacy of the Building’s HVAC system if such failure or inadequacy results from the occupancy of the Demised Premises by persons in excess of the density anticipated or for which the system was designed, or if Tenant uses the Demised Premises in a manner for which it was not designed, or if Tenant installs or operates machines, appliances or equipment which exceed the maximum wattage per square foot contemplated by, or generate more heat than anticipated in, the design of the Demised Premises.
               (v) Additional Electrical Equipment. Tenant will not install or use electrically-operated equipment in excess of the design capacity of the Demised Premises (which is six {6} watts per square foot), and Tenant shall not install or operate in the Demised Premises any electrically-operated equipment or machinery other than that commonly used in a normal office operation without first obtaining the prior written consent of the Landlord. Landlord may condition any consent required under this Paragraph 5.1(v) upon the installation of separate meters (and transformers or electrical panels) for such equipment or machinery at Tenant’s expense and the payment by Tenant of additional rent as compensation for the additional consumption of electricity occasioned by the operation of such additional equipment or machinery, at the rates and in the manner set forth in Paragraph 5.1(ii) above. Notwithstanding anything to the contrary contained in this Lease, Landlord shall replace, when and as requested by Tenant (the cost of which replacement light bulbs, tubes and ballasts, exit lights and emergency lights, plus the labor cost for such replacement and the cost of disposal of tubes and ballasts, to be chargeable to Tenant) light bulbs and tubes, and ballasts, within the Demised Premises which are Building standard (but at Landlord’s option such undertaking of Landlord shall not include bulbs or tubes for any non-Building standard lighting, high hats, or other specialty lighting of Tenant, which shall be and remain the responsibility of Tenant).

               (vi) Regulatory Compliance. The furnishing of the foregoing HVAC and electricity services shall be subject to any statute, ordinance, rule, regulation, resolution or recommendation for energy conservation which may be promulgated by any governmental agency or organization which Landlord shall be required to comply with or which Landlord determines in good faith to comply with.
          5.2. Water and Sewer. Landlord shall furnish the Building with water for drinking, lavatory, toilet, kitchen/cafeteria and sanitary sewer purposes drawn through fixtures installed by Landlord. In the event that water is supplied to the Demised Premises, Landlord reserves the right by either estimates, submetering or other measurement to determine whether Tenant uses excess water or sewer and, in such case, the cost of usage of such excess services attributable to the Demised Premises shall be paid for by Tenant pursuant to a statement furnished by Landlord to Tenant setting forth the amount due as a result of such excess usage attributable to the Demised Premises, and the total amount set forth in such statement shall be due and payable by Tenant within ten (10) days after submission thereto by Landlord of such statement.
          5.3. Elevator; Access. Landlord shall provide passenger elevator service to the Demised Premises during all working days (Saturday, Sunday and Holidays excepted) from 8:00 a.m. to 6:00 p.m., with one elevator in each elevator bank subject to call at all other times. Tenant and its employees and agents shall have access to the Demised Premises at all times, subject to compliance with such security measures as shall be in effect for the Building. Tenant may also use one (1) internal fire stair tower to commute internally between the 9th Floor Space and 10th Floor Space. Tenant, at its sole cost, shall install a card reader at the access doors from the fire stair tower on the 9th floor and 10th floor, and shall provide Landlord copies of the access cards required to gain such access. Tenant shall make no other improvements or alterations to the fire stair tower without Landlord’s prior written consent, which will not be unreasonably withheld, delayed or conditioned. Elevator services for freight shall be supplied in common with service to other tenants and for other Building requirements at reasonable times during Business Hours for routine deliveries in the ordinary course of Tenant’s business. Unusual or unusually large deliveries requiring use of the freight elevators (which shall not include Tenant’s moving de minimis amounts of its portable equipment, in the ordinary course of Tenant’s business) shall be scheduled in advance with Landlord so as not to interfere with the operations of the Building or other tenants. Freight elevator service outside of Business Hours shall be provided to Tenant upon reasonable written advance notice, at charges equal to Landlord’s estimated cost for providing such service from time to time outside of Business Hours, which shall be payable by Tenant to Landlord not later than ten (10) days after Landlord’s bill therefor.
          5.4. Janitorial. Landlord shall provide janitorial service to the Demised Premises as specified on Exhibit “D” annexed hereto, subject to change, so long as janitorial service is consistent with prevailing standards for comparable first class office buildings in the central business district of Philadelphia. Upon notice to Landlord, any and all additional or specialized janitorial or trash removal service desired by Tenant (i) shall be contracted for by Tenant directly with Landlord’s janitorial agent and the cost and payment thereof shall be and remain the sole responsibility of Tenant, or (ii) at the option of Landlord, shall be contracted for by Landlord and paid for by Tenant to Landlord within ten (10) days after the submission by Landlord of a statement to Tenant setting forth the amount due. If Landlord shall from time to time reasonably determine that the use of any cleaning service in the Demised Premises, including without limitation, removal of refuse and rubbish from the Demised Premises, is in an amount greater than usually attendant upon the use of such Demised Premises as offices, the reasonable cost of such additional cleaning services shall be paid by Tenant to Landlord as additional rent, on demand. Tenant shall comply with any reasonable recycling plans or programs established by Landlord from time to time.
          5.5. Security. Tenant and Tenant’s employees, as well as other tenants of the Building, currently have access to the Building outside of standard business hours by a security card monitoring system maintained in the main lobby of the Building. Tenant shall pay Landlord for all access cards issued to Tenant and its employees. One card shall be provided without charge for up to 200 of Tenant’s employees. A charge will be made for replacements. The current charge for each replacement card is $10 which charge is subject to change. During non-Business Hours, Tenant, its employees and invitees shall abide by the security imposed at the entrances to the Building upon entering and exiting the Building. Landlord makes no representation that the present or any future system employed at the Building to monitor access to the Building outside of standard business hours will prevent unauthorized access to the Building or the Demised Premises, and Tenant acknowledges that any lobby attendants provided by Landlord are present as a convenience for the tenants of the Building, but cannot be responsible for preventing unauthorized or improper behavior or access to the Building or to the Demised Premises. Accordingly, Tenant agrees that Tenant shall be responsible for security of the Demised Premises and the security and safety of Tenant’s employees, invitees, officers, directors, contractors, subcontractors and agents. In connection with Tenant’s installation of a security system in the Demised Premises, Landlord agrees to cooperate with Tenant by providing Tenant with the available access codes to the existing Building security system so that Tenant may have one access card for use with Tenant’s security system in the Demised Premises and the Building security system. Tenant acknowledges and agrees that it is Tenant’s sole responsibility to obtain and install a security system for the Demised Premises which is compatible with the Building security system. In furtherance of the foregoing, Landlord assumes no liability or responsibility for Tenant’s personal property whether such are located in the Demised Premises or elsewhere in the Building. Tenant further acknowledges that Landlord may (but shall have no obligation to) alter current security measures in the Building, and Tenant agrees that it shall cooperate fully, and shall cause its employees and invitees to cooperate fully, with any reasonable requests of Landlord in connection with the implementation of any new security procedures or other arrangements. During the term hereof, Tenant shall immediately notify Landlord of any changes with respect to Tenant’s employee roster. Tenant agrees to cooperate in any reasonable safety or security program developed by Landlord or required by Governmental Requirements.
          5.6. Maintenance and Repairs. Landlord shall maintain and make all repairs to and replacements of (i) all structural elements of the Building, (ii) the roof of the Building; (iii) all exterior windows and glass; (iv) the lobby and other common areas of the Building (including all toilet, lavatory and rest rooms on the floors of the Demised Premises), (v) elevator cabs, equipment and systems; and (vi) all mechanical, electrical and plumbing systems serving the Demised Premises, excluding repairs to (or replacement of) (a) any non- building standard fixtures or other improvements in the Demised Premises installed by Tenant or made by or at the request of Tenant and requiring unusual or special maintenance, and (b) the access doors between the Concourse Space and the loading dock serving the Concourse Space, which access doors shall be the sole responsibility of Tenant. Landlord shall also regularly clean all exterior windows and glass, elevator cabs and the lobbies and other common areas of the Building (including daily cleaning each Monday through Friday of all toilet, lavatory and rest rooms on the floors of the Demised Premises). In the event that any repair is required by reason of the negligence or abuse of Tenant or its agents, employees, invitees or of any other person using the Demised Premises with Tenant’s consent, express or implied, Landlord may make such repair and add the cost thereof to the first installment of rent which will thereafter become due, unless Landlord shall have actually recovered such cost through insurance proceeds. Landlord shall maintain the Building in a condition that is consistent with the condition of comparable first class office buildings in center city, Philadelphia and in order to fulfill Landlord’s other obligations under this Lease (including, without limitation, providing the services described in Section 5).
          5.7. Limitation Regarding Services.
               (i) It is understood that Landlord does not warrant that any of the services referred to in this Paragraph 5 will be free from interruption from causes beyond the control of Landlord. Landlord reserves the right, without any liability to Tenant, and without being in breach of any covenant of this Lease, to interrupt or suspend service of any of the heating, ventilating, air-conditioning, electric, sanitary, elevator or other Building systems serving the Demised Premises, or the providing of any of the other services required of Landlord under this Lease, whenever and for so long as may be necessary by reason of accidents, emergencies, strikes or the making of repairs or changes which Landlord is required by this Lease or by law to make or in good faith deems advisable, or by reason of difficulty in securing proper supplies of fuel, steam, water, electricity, labor or supplies, or by reason of any other cause beyond Landlord’s reasonable control, including without limitation, mechanical failure and governmental restrictions on the use of materials or the use of any of the Building systems. In each instance, however, Landlord shall exercise commercially reasonable diligence to eliminate the cause of interruption and to effect restoration of service, and shall give Tenant reasonable notice, when practicable, of the commencement and anticipated duration of such interruption. Except as provided in subparagraph (ii) below, Tenant shall not be entitled to any diminution or abatement of rent or other compensation nor shall this Lease or any of the obligations of the Tenant be affected or reduced by reason of the interruption, stoppage or suspension of any of the Building systems or services arising out of the causes set forth in this Paragraph.
     (ii) Notwithstanding anything to contrary contained in this Lease, if a stoppage or suspension of the HVAC systems, electricity service, elevator service and/or water and sewer services to the Building results in a “shutdown condition” (as defined below) at the Demised Premises solely as a result of such stoppage or suspension and such stoppage or suspension is not attributable to (a) Tenant and/or (b) a “force majeure” event (as defined below); then, after the continuation of such stoppage or suspension for five (5) consecutive days after Landlord’s receipt of written notice from Tenant that the Demised Premises is in a shutdown condition as a result of such stoppage or suspension and commencing with the sixth (6th) consecutive day, minimum rent hereunder shall abate for the period the Demised Premises are in a shutdown condition as a result of such stoppage or suspension. For purposes hereof, the Demised Premises shall be deemed to be in a “shutdown condition” only if as a result of such stoppage or suspension of the HVAC systems, electricity service, elevator service and/or water and sewer services to the Building (i) Tenant’s personnel cannot reasonably perform their ordinary functions in the Demised Premises and (ii) Tenant shall have ceased all, or substantially all, ordinary business operations in the Demised Premises.
     6. Care of Demised Premises. Tenant agrees, on behalf of itself, its employees and agents, that during the term of this Lease, Tenant shall comply with the covenants and conditions set forth in this Paragraph 6
          6.1. Insurance and Governmental Requirements. At all times during the term of this Lease and any extension or renewal hereof, Tenant, at its cost, shall comply with, and shall promptly correct any violations of the following to the extent they apply to Tenant’s use and occupancy of the Demised Premises: (i) all requirements of any insurance underwriters, or (ii) any Governmental Requirements. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all loss, damages, claims of third parties, cost of correction, expenses (including attorney’s fees and cost of suit or administrative proceedings) or fines arising out of or in connection with Tenant’s failure to comply with Governmental Requirements applicable to Tenant’s use and occupancy of the Demised Premises. The provisions of this Paragraph 6.1 shall survive the expiration or termination of this Lease.
          6.2. Access. Tenant shall give Landlord, its agents and employees, access to the Demised Premises (i) at all reasonable times after reasonable advance notice, and at any time without advance notice in the case of an emergency, without charge or diminution of rent, to enable Landlord to examine the same and to make such repairs, additions and alterations as Landlord may be permitted to make hereunder or as Landlord may deem advisable for the preservation of the integrity, safety and good order of the Building or any part thereof; and (ii) upon reasonable advance notice, to show the Demised Premises to prospective mortgagees and purchasers and to prospective tenants. However, in the event Landlord enters the Demised Premises as provided herein, Landlord shall use commercially reasonable efforts to minimize the interruption to Tenant’s business therein and access to the Demised Premises. If representatives of Tenant shall not be present on the Demised Premises to permit entry upon the Demised Premises by Landlord or its agents or employees, at any time when such entry by Landlord is necessary or permitted hereunder, Landlord may enter the Demised Premises by means of a master key (or, in the event of any emergency, forcibly) without any liability whatsoever to Tenant (other than for the negligence or willful misconduct of Landlord, its agents or employees) and without such entry constituting an eviction of Tenant or a termination of this Lease. Landlord shall not be liable by reason of any injury to or interference with Tenant or Tenant’s business arising from the making of any repairs, alterations, additions or improvements in or to the Demised Premises or the Building or to any appurtenance or any equipment therein except for that attributable to the negligence or willful misconduct of Landlord, its agents, contractors, employees.
          6.3. Condition. Tenant shall keep the Demised Premises and all improvements, installations and systems therein in good order and condition and repair all damage to the Demised Premises and replace all interior glass broken by Tenant, its agents, employees or invitees, with glass of the same quality as that broken, except for glass broken by fire and extended coverage type risks, and Tenant shall commit no waste in the Demised Premises. If the Tenant refuses or neglects to make such repairs, or fails to diligently prosecute the same to completion within a reasonable time after written notice from Landlord of the need therefor (or promptly in the event of an emergency), Landlord may make such repairs at the expense of Tenant and such expense shall be collectible as additional rent. Any such repairs and any labor performed or materials furnished in, on or about the Demised Premises shall be performed and furnished by Tenant in strict compliance with all applicable laws, regulations, ordinances and requirements of all duly constituted authorities or governmental bodies having jurisdiction over the Building, and any reasonable regulations imposed by Landlord pertaining thereto. Without limitation of the foregoing, Landlord shall have the right to designate any and all contractors and suppliers to furnish materials and labor for such repairs. Any contractors performing services for Tenant on or about the Demised Premises or Building shall be subject to the requirements governing work by Tenant’s contractors as set forth in Exhibit “F” attached hereto and made a part hereof.
          6.4. Surrender. Upon the termination of this Lease in any manner whatsoever, Tenant shall remove Tenant’s goods and effects and those of any other person claiming under Tenant, and quit and deliver up the Demised Premises to Landlord peaceably and quietly in as good order and condition as at the inception of the term of this Lease or as the same hereafter may be improved by Landlord or Tenant, reasonable use and wear thereof, damage from fire and other insured casualty and repairs which are Landlord’s obligation excepted. Goods and effects not removed by Tenant at the termination of this Lease, however terminated, shall be considered abandoned and at Landlord’s option, be conclusively deemed to have been conveyed by Tenant to Landlord as if by Bill of Sale without payment by Landlord. Landlord may dispose of and/or store such goods and effects not removed by Tenant, in Landlord’s sole and absolute discretion, the cost thereof to be charged to Tenant. Landlord shall not be responsible for the value, preservation or safe keeping of any property which it handles, stores or removes pursuant to this subparagraph. Upon the termination of this Lease in any manner whatsoever, Tenant shall return to Landlord any and all keys and security access cards affecting the Demised Premises and issued to Tenant and Tenant shall provide Landlord with any combinations or safe keys with respect to any secured areas within the Demised Premises.
          6.5. Signs. Tenant shall not place signs on or about any part of the Building, or on the outside of the Demised Premises or on the windows or walls of the Demised Premises, except that Tenant may place a sign on the exterior doors of the Demised Premises provided Landlord approves the type, lettering and text of such sign. Landlord shall provide, at Tenant’s cost, building standard signage in the elevator lobby of each floor on which Tenant is located. Provided no Event of Default exists and Tenant is continuously occupying at least 40,000 rentable square feet of space in the Building, Tenant shall be entitled to have its name on the Building monument sign located at 19th and Market Streets. Landlord shall pay for the costs of installing the signage strip with Tenant’s name.
          6.6. Care; Insurance. Tenant shall not overload, damage or deface the Demised Premises or do any act which might make void or voidable any insurance on the Demised Premises or the Building or which may render an increased or extra premium payable for insurance (and without prejudice to any right or remedy of Landlord regarding this subparagraph, Landlord shall have the right to collect from Tenant, upon demand, any such increase or extra premium).

          6.7. System Changes. Tenant shall not install any equipment of any kind or nature whatsoever which would or might necessitate any changes, replacement or additions to the water, plumbing, heating, air conditioning or the electrical systems servicing the Demised Premises or any other portion of the Building; nor install any plumbing fixtures in the Demised Premises; nor use in excess of normal office use any of the utilities, the janitorial or trash removal services, or any other services or portions of the Building without the prior written consent of the Landlord and, in the event such consent is granted, the cost of any such installation, replacements, changes, additions or excessive use shall be paid for by Tenant, in advance in the case of any installations, replacements and additions, and promptly upon being billed therefor in the case of charges for excessive use.
          6.8. Alterations; Additions. Tenant shall not make any alteration of or addition to the Demised Premises without the prior written approval of Landlord (except for work of a decorative nature for which Tenant shall notify Landlord in writing). Such approval shall not be unreasonably withheld for nonstructural interior alteration, provided that (i) no Building systems, structure, or areas outside of the Demised Premises are affected by such proposed alteration, and (ii) reasonably detailed plans and specifications for construction of the work, including but not limited to any and all alterations having any impact on or affecting any electrical systems, telecommunications systems, plumbing, HVAC, sprinkler system and interior walls and partitions, are furnished to Landlord in advance of commencement of any work. All such alterations and additions, as well as all fixtures, equipment, improvements and appurtenances installed in and affixed to the Demised Premises on or after the inception of this Lease term (but excluding Tenant’s trade fixtures and modular furniture systems) shall, upon installation, become and remain the property of Landlord. All such alterations and additions, including but not limited to any wiring and cabling, shall be maintained by Tenant in the same manner and order as Tenant is required to maintain the Demised Premises generally and, at Landlord’s option communicated to the Tenant at the time of approval of the alteration or addition, upon termination of the term hereof, shall be removed without damage to the Demised Premises upon surrender; provided, however, Tenant must remove all cabling and wiring within the Demised Premises (and running between the Concourse Space, the 9th Floor Space and the 10th Floor Space, unless Landlord or a successor tenant wishes to utilize such cabling and wiring. All alterations and additions by Tenant shall be performed in accordance with the plans and specifications therefor submitted to and approved by Landlord, in a good and workmanlike manner and in conformity with all Governmental Requirements. In addition, all such alterations and additions shall be performed in strict compliance with the requirements governing work by Tenant’s contractors as set forth in Exhibit “F” hereto.
          6.9. Mechanics’ Liens. Tenant, within ten (10) days after notice from Landlord, (i) shall discharge (by bonding or otherwise) any mechanics’ lien for material or labor claimed to have been furnished to the Demised Premises on Tenant’s behalf (except for work contracted for by Landlord), (ii) shall deliver to Landlord satisfactory evidence thereof, and (iii) shall indemnify and hold harmless Landlord from any loss incurred in connection therewith.
          6.10. Vending Machines. Tenant shall not install or authorize the installation of any coin operated vending machines within the Demised Premises, except machines for the purpose of dispensing coffee, snack foods and similar items to the employees of Tenant for consumption upon the Demised Premises, the installation and continued maintenance and repair of which shall be at the sole cost and expense of Tenant. All water connections to any vending machines and/or coffee machines shall be copper piping (not plastic).
          6.11. Rules and Regulations. Tenant shall observe the rules and regulations annexed hereto as Exhibit “E”, as the same may from time to time be amended by Landlord for the general safety, comfort and convenience of Landlord, occupants and tenants of the Building.
          6.12. Environmental Compliance. Tenant shall not transport, use, store, maintain, generate, manufacture, handle, dispose, release or discharge any “Waste” (as defined below) upon or about the Building, or permit Tenant’s employees, agents, contractors, and other occupants of the Demised Premises to engage in such activities upon or about the Building or the Demised Premises. However, the foregoing provisions shall not prohibit the transportation to and from, and use, storage, maintenance and handling within, the Demised Premises of substances customarily used in offices (or such other business or activity expressly permitted to be undertaken in the Demised Premises pursuant to the terms of this Lease), provided: (a) such substance shall be used and maintained only in such quantities as are reasonably necessary for such permitted use of the Demised Premises, strictly in accordance with applicable Governmental Requirements and the manufacturers’ instructions therefor, (b) such substances shall not be disposed of, released or discharged in the Building, and shall be transported to and from the Demised Premises in compliance with all applicable Governmental Requirements, and as Landlord shall reasonably require, (c) if any applicable Governmental Requirement or Landlord’s trash removal contractor requires that any such substances be disposed of separately from ordinary trash, Tenant shall make arrangements at Tenant’s expense for such disposal directly with a qualified and licensed disposal company at a lawful disposal site (subject to scheduling and approval by Landlord), and shall ensure that disposal occurs frequently enough to prevent unnecessary storage of such substances in the Demised Premises, and (d) any remaining such substances shall be completely, properly and lawfully removed from the Building upon expiration or earlier termination of this Lease.
               (i) Tenant shall promptly notify Landlord of: (a) any enforcement, cleanup or other regulatory action taken or threatened by any governmental or regulatory authority with respect to the presence of any Waste on the Demised Premises or the migration thereof from or to the Building, (b) any demands or claims made or threatened by any party against Tenant or the Demised Premises relating to any loss or injury resulting from any Waste, (c) any release, discharge or non-routine, improper or unlawful disposal or transportation of any Waste on or from the Demised Premises, and (d) any matters where Tenant is required by any Governmental Requirement to give a notice to any governmental or regulatory authority respecting any Waste on the Demised Premises. Landlord shall have the right (but not the obligation) to join and participate as a party in any legal proceedings or actions affecting the Demised Premises initiated in connection with any environmental, health or safety Governmental Requirement. At such times as Landlord may reasonably request, Tenant shall provide Landlord with a written list identifying any Waste then used, stored, or maintained upon the Demised Premises and the use and approximate quantity of each such material. Tenant shall also furnish Landlord with a copy of any material safety data sheet (“MSDS”) issued by the manufacturer therefor as well as any written information concerning the removal, transportation and disposal of the same, and such other information as Landlord may reasonably require or as may be required by Governmental Requirement. The term “Waste” for purposes hereof shall mean any hazardous or radioactive material, polychlorinated biphenyls, friable asbestos or other hazardous or medical waste substances as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, or by any other federal, state or local law, statute, rule, regulation or order (including any Governmental Requirements) concerning environmental matters, or any matter which would trigger any employee or community “right-to-know” requirements adopted by any such body, or for which any such body has adopted any requirements for the preparation or distribution of a MSDS.
               (ii) If any Waste is released, discharged or disposed of by Tenant or any other occupant of the Demised Premises, or their employees, agents or contractors, in or about the Building in violation of the foregoing provisions, Tenant shall immediately, properly and in compliance with applicable Governmental Requirements clean up and remove the Waste from the Building and clean or replace any affected property at the Building (whether or not owned by Landlord), at Tenant’s expense. Such clean up and removal work shall be subject to Landlord’s prior written approval (except in emergencies), and shall include, without limitation, any testing, investigation, and the preparation and implementation of any remedial action plan required by any governmental body having jurisdiction or reasonably required by Landlord. If Tenant shall fail to comply with the provisions of this Paragraph within five (5) days after written notice by Landlord, or such shorter time as may be required by any Governmental Requirement or in order to minimize any hazard to any person or property, Landlord may (but shall not be obligated to) arrange for such compliance directly or as Tenant’s agent through contractors or other parties selected by Landlord, at Tenant’s expense (without limiting Landlord’s other remedies under this Lease or applicable Governmental Requirement). If any Waste is released, discharged or disposed of on or about the Building and such release, discharge, or disposal is not caused by Tenant or other occupants of the Demised Premises, or their employees, agents or contractors, such release, discharge or disposal shall be deemed casualty damage under Paragraph 8 to the extent that the Demised Premises or common areas serving the Demised Premises are affected thereby; in such case, Landlord and Tenant shall have the obligations and rights respecting such casualty damage provided under Paragraph 8.
     7. Subletting and Assigning
          7.1. General Restrictions. Tenant shall not assign this Lease or sublet all or any portion of the Demised Premises (either a sublease or an assignment hereinafter referred to as a “Transfer”) without first obtaining Landlord’s prior written consent thereto, which shall not be unreasonably withheld, conditioned or delayed. By way of example and without limitation (and without affecting any of Landlord’s rights under Section 365 of the Bankruptcy Code), the parties agree it shall be reasonable for Landlord to withhold consent: (1) if the financial condition of the proposed transferee is not at least equal, in Landlord’s reasonable determination, to the financial condition (as of the date of this Lease) of the Tenant named herein; (2) if the proposed use within the Demised Premises conflicts with the use provision set forth herein or is incompatible, inconsistent, or unacceptable with the character, use and image of the Building or the tenancy at the Building in Landlord’s reasonable opinion, or conflicts with exclusive use rights granted to another tenant of the Building; (3) if the business reputation and experience of the proposed transferee is not sufficient, in Landlord’s reasonable opinion, for it to operate a business of the type and quality consistent with other tenants in the Building; (4) if the proposed transferee is an existing tenant of Landlord or an affiliate of Landlord (except if Landlord, or an affiliate of Landlord, has no other available space) or is currently negotiating or has negotiated within the prior twelve (12) months with Landlord for other space in the Building (or any other building owned by an affiliate of Landlord); (5) [intentionally omitted]; (6) if the proposed transferee will be using or if Landlord has reasonable cause to believe that it is likely to use Waste at the Demised Premises other than those types of Waste normally used in general office operations in compliance with applicable Governmental Requirements; or (7) if Landlord has reasonable cause to believe that the proposed transferee’s assets, business or inventory would be subject to seizure or forfeiture under any laws related to criminal or illegal activity; or (8) if a proposed sublet is for less than eighty percent (80%) of Landlord’s then current rental rates for the Building. If Landlord consents to a Transfer, such consent, if given, will not release Tenant from its obligations hereunder and will not be deemed a consent to any further Transfer. Tenant shall furnish to Landlord, in connection with any request for such consent, reasonably detailed information as to the identity and business history of the proposed assignee or subtenant, as well as the proposed effective date of the Transfer and, prior to the execution thereof, a complete set of the final documentation governing such Transfer, all of which shall be satisfactory to Landlord in form and substance. If Landlord consents to any such Transfer, the effectiveness thereof shall nevertheless be conditioned on the following: (i) receipt by Landlord of a fully executed copy of the full documentation governing the Transfer, in the form and substance approved by Landlord, (ii) any sublessee shall acknowledge that its rights arise through and are limited by the Lease, and shall agree to comply with the Lease (with such exceptions as may be consented to by Landlord including, without limitation, an agreement by sublessee to pay all minimum rent and additional rent directly to Landlord upon Landlord’s written request therefor), and (iii) any assignee shall assume in writing all obligations of Tenant hereunder from and after the effective date of such Transfer. Tenant shall not advertise or otherwise disseminate any information regarding the Building or the Demised Premises (including, without limitation, rental rates or other terms upon which Tenant intends to Transfer) to potential assignees and/or subtenants without in each instance obtaining Landlord’s prior written approval and consent as to the specific form and content of any such advertisement, statement, offering or other information (including, without limitation, approval of rental rates and terms). Tenant shall not mortgage or encumber this Lease.
          7.2. Definitions. For purposes hereof, a Transfer shall include any direct or indirect transfer, in any single or related series of transactions, of (i) fifty percent (50%) or more of the voting stock of a corporate Tenant; (ii) fifty percent (50%) or more of the interests in profits of a partnership or limited liability company Tenant; or (iii) effective voting or managerial control of Tenant; provided, however, that the foregoing shall not apply to a tenant a majority of whose ownership interests are listed for trading on a nationally-recognized exchange.
          7.3. Procedure for Approval of Transfer. If Tenant wishes to request Landlord’s consent to a Transfer, Tenant shall submit such request to Landlord, in writing, together with reasonably detailed financial information and information as to the identity and business information and business history of the proposed assignee or subtenant, as well as the proposed effective date of the Transfer and the area or portion of the Demised Premises which Tenant wishes to Transfer (the “Transfer Space”). If Landlord fails to respond or request additional information from Tenant within twenty (20) days after receipt of (i) such documentation as Landlord reasonably requests to establish the proposed transferee’s then current financial condition, (ii) Landlord’s form of consent, which shall be executed by Tenant and the assignee or subtenant of Tenant and (iii) a fully executed copy of the Transfer, in form and substance approved by Landlord (collectively, the “Transfer Documentation”), Tenant shall submit an additional request to Landlord, setting forth the same information and further notifying Landlord on such request that Landlord’s failure to respond or request additional information from Tenant within an additional ten (10) days shall be deemed an approval. If Landlord fails to respond or request additional information from Tenant within such additional ten (10) days, such failure to so respond shall be deemed a consent to the Transfer. If Landlord requests additional information, Landlord shall respond within ten (10) days after receipt of all requested information, and Landlord’s failure to do so shall be deemed a consent to the Transfer. If Landlord consents to any such Transfer, such consent shall be given on Landlord’s form of consent, which shall be executed by Tenant and the assignee or subtenant of Tenant. It shall nevertheless be a condition to the deemed effectiveness thereof that Landlord be furnished a fully executed copy of the Transfer, in form and substance approved by Landlord, and that Tenant shall pay Landlord’s expenses in connection with the proposed Transfer. It shall not be unreasonable for Landlord to object to Transfer document provisions which, inter alia, attempt to make Landlord a party to the Transfer document or impose any obligation on Landlord to the subtenant.
          7.4. Recapture. Upon receipt of Tenant’s request for consent to a proposed Transfer, Landlord may elect to recapture the Transfer Space. Landlord’s election to recapture must be in writing and delivered to Tenant within twenty (20) days of Landlord’s receipt of the Transfer Documentation. Landlord’s recapture shall be effective as of the date which is thirty (30) days after Landlord’s election to recapture (the “Effective Date”) the Transfer Space and as of the Effective Date and with respect to the Transfer Space, this Lease shall be terminated and Tenant shall be released under this Lease, subject to any continuing liabilities or obligations of Tenant which remain delinquent or uncured with respect to the period prior to the Effective Date.
          7.5. Conditions. In the event Landlord consents to a Transfer of all or any portion of the Demised Premises, Landlord may condition its consent, inter alia, on agreement by Tenant and its assignee and/or sublessee, as the case may be, that fifty percent (50%) percent of any rental payable under such Transfer arrangement which exceeds the amount of rental payable hereunder be payable to Landlord (after deduction by Tenant for the reasonable and necessary costs associated with such Transfer amortized over the remaining term of the Lease) as consideration of the granting of such consent. Nothing herein shall, however, be deemed to be a consent by Landlord of any Transfer or a waiver of Landlord’s right not to consent to any Transfer. Any purported Transfer not in accordance with the terms hereof shall at Landlord’s option, to be exercised at any time after Landlord becomes aware of any such purported Transfer, be void, and may at Landlord’s option be treated as an event of default hereunder.
          7.6. Special Conditions for Transfers to Affiliates of Tenant. Notwithstanding anything to the contrary set forth above, Tenant shall be permitted without Landlord’s prior written consent, and subject to the terms of this subparagraph 7.6, to Transfer all or a portion of the Demised Premises to an “Affiliate” of Tenant. For purposes of this subparagraph, Affiliate shall mean; (i) a corporation which owns fifty percent (50%) or more of the outstanding common stock of Tenant, or (ii) a corporation which has fifty percent (50%) or more of its common stock owned by Tenant, or (iii) a partnership which owns fifty percent (50%) or more of the common stock of Tenant, or (iv) a partnership which has fifty percent (50%) or more of its interest in partnership profits owned by Tenant, or (v) an entity which is the surviving entity in a merger pursuant to state corporation or partnership law with the Tenant. The effectiveness of such Transfer to an Affiliate of Tenant shall nevertheless be conditioned on the following: (a) Landlord receiving a fully executed copy of the full documentation governing the Transfer, in the form and substance approved by Landlord, and (b) such sublessee shall acknowledge that its rights arise through and are limited by the Lease, and shall agree to comply with the Lease (with such exceptions as may be consented to by Landlord), and (c) a written acknowledgment by Tenant evidencing that Tenant is not released from its obligations under this Lease.
     8. Fire or Other Casualty.
          8.1 In case of damage to the Demised Premises or those portions of the Building providing access or essential services thereto, by fire or other casualty, Landlord shall, to the extent permitted by the sum of net proceeds of insurance recovered for such damage and applicable deductible (the latter to be an expense of Landlord), cause the damage to be repaired to a condition as nearly as practicable to that existing prior to the damage, with reasonable speed and diligence, subject to delays which may arise by reason of adjustment of loss under insurance policies, Governmental Requirements, and for delays beyond the control of Landlord, including a “force majeure” (as defined below). Landlord shall not, however, be obligated to repair, restore, or rebuild any of Tenant’s property or any alterations or additions made by or on behalf of Tenant (other than improvements that are “Landlord Improvements as defined in Exhibit “F” and Exhibit “F-1”). Landlord shall not be liable for any inconvenience or annoyance to Tenant, or Tenant’s visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof except, to the extent and for the time that the Demised Premises are thereby rendered un-tenantable or inaccessible, the rent shall proportionately abate from the date of the fire or other casualty. In the event the damage shall involve the Building generally and shall be so extensive that Landlord shall decide, at its sole discretion, not to repair or rebuild the Building, or if the casualty shall not be of a type insured against under standard fire policies with extended type coverage, or if the holder of any mortgage, deed of trust or similar security interest covering the Building shall not permit the application of adequate insurance proceeds for repair or restoration, this Lease shall, at the sole option of Landlord, exercisable by written notice to Tenant given within sixty (60) days after the fire or other casualty and to the extent thereof, be terminated as of a date specified in such notice (which shall not be more than ninety {90} days thereafter), and the rent (taking into account any abatement as aforesaid) shall be adjusted to the termination date and Tenant shall thereupon promptly vacate the Demised Premises. In case of damage to the Demised Premises or those portions of the Building providing access or essential services thereto, by fire or other casualty, Landlord shall endeavor to furnish to Tenant as promptly as reasonably possible after the fire or other casualty, (i) an estimate of the time necessary to repair and rebuild the Building, (ii) written notice from Landlord’s insurer that the casualty is insured against under Landlord’s insurance coverage, (iii) written notice from the holder of any mortgage, deed of trust or similar security interest covering the Building permitting the application of adequate insurance proceeds for repair or restoration, and (iv) written notice from Landlord’s independent architect or contractor confirming that the amount of insurance proceeds payable to Landlord (plus the amount of the applicable deductible to be funded by Landlord) shall be sufficient to cover the anticipated cost of repair and restoration. If the holder of any mortgage, deed of trust or similar security interest covering the Building shall not permit the application of adequate insurance proceeds for repair or restoration, which Landlord will confirm to Tenant in writing upon confirmation from its mortgagee, Tenant may, but only within twenty (20) days after Tenant’s receipt of such notice, terminate this Lease by written notice to Landlord.
          8.2 After the occurrence of a fire or other casualty which involves the Building generally or which renders the Demised Premises or a substantial portion thereof un-tenantable or inaccessible, Landlord shall endeavor to furnish to Tenant, within ninety (90) days after the fire or other casualty, (i) an estimate of the time necessary to repair and rebuild the Building (such estimated time for completion of the repair and restoration of the Building is hereinafter referred to as the “Estimated Time”), (ii) written notice from Landlord’s insurer that the casualty is insured against under Landlord’s insurance coverage, (iii) written notice from the holder of any mortgage, deed of trust or similar security interest covering the Building permitting the application of adequate insurance proceeds for repair or restoration, and (iv) written notice from Landlord’s independent architect or contractor confirming that the amount of insurance proceeds payable to Landlord (plus the amount of the applicable deductible to be funded by Landlord) shall be sufficient to cover the anticipated cost of repair and restoration. If the Estimated Time exceeds two hundred seventy (270) days, or if Landlord confirms to Tenant in writing that sufficient proceeds of insurance will not be available to Landlord (which Landlord will do upon confirmation from its mortgagee and insurer), Tenant may, but only within twenty (20) days after Tenant’s receipt of the notice of Estimated Time or Landlord’s notice that the insurance proceeds will not be sufficient, terminate this Lease by written notice to Landlord. If Tenant does not so terminate, this Lease (subject to the provisions set forth herein), shall remain in effect regardless of whether the actual rebuild time differs from the Estimated Time; provided, however, in the event the rebuild is not completed within sixty (60) days after the expiration of the Estimated Time (calculated from the date Tenant received the notice of the Estimated Time from Landlord), Tenant shall have the further right to terminate this Lease by written notice to Landlord, but only within twenty (20) days after the expiration of such sixty (60) day period.
     9. Regarding Insurance and Liability.
          9.1. Damage in General. Tenant agrees that Landlord and its Building manager and their respective partners, officers, employees and agents shall not be liable to Tenant, and Tenant hereby releases such parties, for any personal injury or damage to or loss of personal property in the Demised Premises from any cause whatsoever except to the extent that such damage, loss or injury is the result of Landlord’s breach of this Lease or the gross negligence or willful misconduct of Landlord, its Building manager, or their partners, officers, employees or agents. Landlord and its Building manager and their partners, officers or employees shall not be liable to Tenant for any such damage or loss whether or not the result of their gross negligence or willful misconduct to the extent Tenant is compensated therefor by Tenant’s insurance or would have been compensated therefor under commonly available commercial policies. Notwithstanding anything contained in this Lease to the contrary, in no event shall Landlord, its Building manager, or their partners, officers, employees or agents be liable to Tenant or any other party for any lost profits, lost business opportunities or consequential, punitive or exemplary damages (regardless of foreseeability).
          9.2. Tenant Indemnity Tenant shall defend, indemnify and save harmless Landlord and its agents and employees against and from all liabilities, damages, penalties, claims, suits, demands, costs, charges and expenses, including reasonable attorneys’ fees, (but, excluding any lost profits, lost business opportunities or consequential, punitive or exemplary damages (regardless of foreseeability)) which may be imposed upon or incurred by or asserted against Landlord and/or its agents or employees by reason of any of the following which shall occur during the term of this Lease, or during any period of time prior to the Commencement Date hereof or after the expiration date hereof when Tenant may have been given access to or possession of all or any part of the Demised Premises:
               (i) any work or act done in, on or about the Demised Premises or any part thereof at the direction of Tenant, its agents, contractors, subcontractors, servants, employees, licensees or invitees, except if such work or act is done or performed by Landlord or its agents or employees;
               (ii) any negligence or other wrongful act or omission on the part of Tenant or any of its agents, contractors, subcontractors, servants, employees, subtenants, licensees or invitees;
               (iii) any accident, injury or damage to any person (including Tenant’s employees and agents) or property occurring in, on or about the Demised Premises or any part thereof, but not to the extent that such accident, injury or damage is caused by the breach of Landlord of this Lease, actions of any other tenant of the Building or the gross negligence or willful misconduct of Landlord, its employees or agents; and
               (iv) any failure on the part of Tenant to perform or comply with any of the covenants, agreements, terms, provisions, conditions or limitations contained in this Lease on its part to be performed or complied with.
Tenant’s indemnity obligations as aforesaid shall not be limited or affected by the provisions of any Worker’s Compensation Acts, disability benefits acts or other employee benefits acts or similar acts or statutes.
          9.3. Tenant’s Insurance. At all times during the term hereof, Tenant shall maintain in full force and effect with respect to the Demised Premises and Tenant’s use thereof, commercial general liability insurance, naming Landlord, Landlord’s agent and Landlord’s mortgagee (and such other parties as Landlord may request) as additional insureds, covering injury to persons in amounts at least equal to $10,000,000.00 per occurrence and $10,000,000.00 general aggregate. In addition to commercial general liability insurance, Tenant shall also be responsible, at Tenant’s own cost, to keep and maintain (i) insurance in respect of and covering Tenant’s own furniture, furnishings, equipment and other personal property, and all improvements made by or on behalf of Tenant, all insured for the replacement cost thereof, against all risks and hazards, including but not limited to sprinkler and leakage damage, and theft (collectively, “Personal Property Insurance”), and (ii) workers’ compensation insurance with respect to and covering all employees and agents of Tenant. With respect to Tenant’s commercial general liability insurance and Personal Property Insurance, (i) no insurance coverage shall contain a deductible in excess of $100,000.00 without the prior written consent of Landlord, (ii) all deductibles shall be paid by Tenant, assumed by Tenant, for the account of Tenant, and at Tenant’s sole risk, (iii) Tenant’s insurer shall have a policyholder rating of at least A- and be assigned a financial size category of at least Class IX as rated in the most recent edition of “Best’s Key Rating Guide” for insurance companies or a rating of at least Aaa as rated by Standard & Poor’s and (iv) such insurance coverage provided shall be endorsed to be primary to any and all insurance carried by Landlord, with Landlord’s insurance being excess, secondary and non-contributing. Tenant shall also carry, at Tenant’s own cost and expense, such other insurance, in amounts and for coverages and on such other terms as Landlord may from time to time deem commercially reasonable and appropriate and consistent with the insurance required generally of tenants in comparable first class office buildings in center city, Philadelphia. Tenant assumes all risk of loss of any or all of its personal property. Each of the foregoing policies shall require the insurance carrier to give at least thirty (30) days prior written notice to Landlord and to any mortgagee named in an endorsement thereto of any cancellation, material modification or non-renewal thereof, and each such policy shall be issued by an insurer and in a form satisfactory to Landlord. Tenant shall lodge with Landlord at or prior to the commencement date of the term hereof evidence of the insurance required hereunder acceptable to Landlord, together with evidence of paid-up premiums, which evidence shall include, if required by Landlord, a duplicate original of such commercial general liability insurance policy, certificates of insurance for Personal Property Insurance and such workers’ compensation insurance, and duplicate originals or certificates of such insurance that Landlord may require Tenant to carry from time to time, and shall lodge with Landlord renewals thereof at least fifteen (15) days prior to expiration.
          9.4. Landlord Insurance. Throughout the term of this Lease, Landlord will insure the Building (excluding any property with respect to which Tenant is obligated to insure pursuant to Paragraph 9.3 above) with, what is referred to as, “All Risk” Insurance covering the Building against damage by fire and standard extended coverage perils and general liability insurance, and shall carry rent insurance, and boiler and machinery insurance coverage; provided, however, that the foregoing insurances shall only be required hereunder to the extent such insurance is available at reasonable rates. All insurance coverage required by Landlord shall be in such reasonable amounts and with such reasonable deductibles as are required by any mortgagee or ground lessor (if any), or if none, as are determined by Landlord in its good-faith discretion, taking into consideration the insurance and deductibles as would be carried by a prudent owner of a similar building in the area of the Building. Landlord may, but shall not be obligated or required to, carry any excess or other forms of insurance relating to the Building as it or the mortgagee or ground lessor (if any) of Landlord may require or reasonably determine are available. All insurance carried by Landlord relating to the Building or common areas (including, without limitation, insurance in excess of that required hereunder) shall be included as an Operating Expense pursuant to Paragraph 4.1 of this Lease. Notwithstanding its inclusion as an Operating Expense or any contribution by Tenant to the cost of insurance premiums by Tenant as provided herein, Tenant acknowledges that it has no right to receive any proceeds from any such insurance policies carried by Landlord. Tenant further acknowledges that the exculpatory provisions of this Lease as set forth in Paragraph 9 and the provision regarding Tenant’s insurance are designed to insure adequate coverage as to Tenant’s property and business without regard to fault and to avoid Landlord’s obtaining similar coverage for said loss for its negligence or that of its agents, servants or employees which could result in additional costs includable as part of Operating Expenses which are payable by Tenant. Landlord will not be required to carry insurance of any kind on Tenant’s personal property, furniture or improvements of Tenant under this Lease and it shall be Tenant’s responsibility (at Tenant’s sole cost and expense) to repair any damage thereto, including such items as were purchased or constructed from the Construction Allowance (as defined in Exhibit “F”). Landlord’s insurance may be maintained through blanket policies of insurance with Landlord and Landlord’s affiliates and through self-insurance programs of Landlord.
          9.5. Waiver of Subrogation.
               (i) Each party hereto hereby waives any and every claim which arises or which may arise in its favor and against the other party hereto, and such parties’ parent, subsidiaries and affiliates, during the term of this Lease or any extension or renewal thereof for any and all loss of, or damage to, any of its property located within or upon or constituting a part of the Building, to the extent that such loss of damage is coverable under an insurance policy or policies and to the extent such policy of policies contain provisions permitting such waiver of claims. Each party shall cause its insurers to issue policies containing such provisions.
               (ii) Each party hereto shall have included in each of its property insurance policies a waiver of the insurer’s right of subrogation against the other party to this Lease. If there is any extra charge for such waiver, the party requesting the waiver shall pay the extra charge therefor. If such waiver is not enforceable or is unattainable, then such insurance policy shall contain either an (A) express agreement that such policy shall not be invalidated if Landlord or Tenant, whichever the case may be, waives the right of recovery against the other party to this Lease or (B) any other form for the release of Landlord or Tenant, whichever the case may be. If such waiver, agreement or release shall not be, or shall cease to be, obtainable from Landlord’s insurance company or from Tenant’s insurance company, whichever the case may be, then Landlord or Tenant shall notify the other party of such fact and shall use commercially reasonable efforts to obtain such waiver, agreement or release from another insurance company satisfying the requirements of this Lease. If, notwithstanding the commercially reasonable efforts of either Landlord or Tenant, any such waiver, agreement or release is not obtainable by either Landlord or Tenant hereunder, then the other party shall be released from the obligation to obtain such waiver, agreement or release if it is not commercially available. Thereafter in the event that such wavier, agreement or release subsequently becomes available to either Landlord or Tenant, the party capable of obtaining such waiver, agreement or release shall so notify the other party, who shall then exercise commercially reasonable efforts to obtain such waiver, agreement or release consistent with the terms hereof; provided, if after exercising such efforts, such party cannot obtain such waiver, agreement or release, such party shall be relieved from the obligation to do so.
          9.6. Limitation on Personal Liability. Anything in this Lease, either expressed or implied, to the contrary notwithstanding, Tenant acknowledges and agrees that each of the covenants, undertakings and agreements herein made on the part of Landlord, while in form purporting to be covenants, undertakings and agreements of Landlord, are, nevertheless, made and intended not as personal covenants, undertakings and agreements of Landlord, or for the purpose of binding Landlord personally or the assets of Landlord, except Landlord’s interest in the Building and any proceeds thereof; and that no personal liability or personal responsibility is assumed by, nor shall at any time be asserted or enforceable against Landlord, any partner or member of Landlord, any parent or subsidiary of Landlord, or any of their respective heirs, personal representatives, successors and assigns, or officers or employees on account of this Lease or on account of any covenant, undertaking or agreement of Landlord in this Lease contained, all such personal liability and personal responsibility, if any, being expressly waived and released by Tenant.

          9.7. Successors in Interest to Landlord, Mortgagees. The term “Landlord” as used in this Lease means, from time to time, the fee owner of the Building, or, if different, the party holding and exercising the right, as against all others (except space tenants of the Building) to possession of the entire Building. Landlord as above-named represents that it is the holder of such rights as of the date hereof. In the event of the voluntary or involuntary transfer of such ownership or right to a successor-in-interest of Landlord, Landlord shall be freed and relieved of all liability and obligation hereunder which shall thereafter accrue and Tenant shall look solely to such successor-in-interest for the performance of the covenants and obligations of the Landlord hereunder which shall thereafter accrue. The liability of any such successor in interest to Landlord under or with respect to this Lease shall be strictly limited to and enforceable only out of its or their interest in the Building and Land, and shall not be enforceable out of any other assets. No mortgagee or ground lessor which shall succeed to the interest of Landlord hereunder (either in terms of ownership or possessory rights) shall: (i) be liable for any previous act or omission of a prior Landlord, (ii) be subject to any rental offsets or defenses against a prior Landlord, (iii) be bound by any amendment of this Lease made without its written consent, (iv) be bound by payment by Tenant of rent in advance in excess of one (1) month’s rent, (v) be liable for any construction of the improvements to be made to the Demised Premises, or for any allowance or credit to Tenant for rent, construction costs or other expenses, or (vi) be liable for any security deposit not actually received by it. Subject to the foregoing, the provisions hereof shall be binding upon and inure to the benefit of the successors and assigns of Landlord.
          9.8. Survival. The provisions of this Paragraph 9 shall survive termination of this Lease.
     10. Eminent Domain. If the whole or a substantial part of the Building shall be taken or condemned for public or quasi public use under any statute or by right of eminent domain or private purchase in lieu thereof by any competent authority, Tenant shall have no claim against Landlord and shall not have any claim or right to any portion of the amount that may be awarded as damages or paid as a result of any such condemnation or purchase; and all right of the Tenant to damages therefor are hereby assigned by Tenant to Landlord. The foregoing shall not, however, deprive Tenant of any separate award for moving expenses, business dislocation damages or for any other award which would not reduce the award payable to Landlord. If the whole of the Demised Premises shall be taken or condemned, then the Term shall cease and terminate as of the date when possession is taken by the condemning authority. If there is a taking or condemnation (i) of thirty (30%) percent or more of the Demised Premises or (ii) that makes the Demised Premises permanently inaccessible then, if Tenant shall determine in good faith and certify to Landlord in writing that because of such Taking, Tenant’s personnel cannot reasonably perform their ordinary functions in the Demised Premises (or that portion which is the subject of the taking or condemnation), and Tenant shall have ceased all operations in the Demised Premises (or that portion which is the subject of the taking or condemnation), and as a result, continuance of its business at the Demised Premises would be uneconomical, Tenant may, within sixty (60) days after the date when possession of such Demised Premises shall be required by the condemning authority, elect to terminate this Lease. In the event that Tenant shall fail to exercise any such option to terminate this Lease, or in the event of a taking of the Demised Premises under circumstances under which Tenant will have no such option, then, and in either of such events, Landlord shall cause restoration to be completed as soon as reasonably practicable, subject to any “force majeure”, and the rent and additional Rent thereafter payable during the Term shall be prorated based upon the square foot area of the Building and/or the Demised Premises actually taken.
     11. Insolvency. Each of the following shall constitute an Event of Default by Tenant under this Lease, upon the occurrence of any such event of default Landlord shall have, without need of any notice, the rights and remedies enunciated in Paragraph 12 of this Lease for events of default hereunder: (i) the commencement of levy, execution or attachment proceedings against Tenant, any surety or guarantor thereof (hereinafter a “Surety”) or any of the assets of Tenant, or the application for or appointment of a liquidator, receiver, custodian, sequester, conservator, trustee, or other similar judicial officer; or (ii) the insolvency, under either the bankruptcy or equity definition, of Tenant or any Surety; or (iii) the assignment for the benefit of creditors, or the admission in writing of an inability to pay debts generally as they become due, or the ordering of the winding up or liquidation of the affairs of Tenant or any Surety; or (iv) the commencement of a case by or against Tenant any Surety under any insolvency, bankruptcy, creditor adjustment, debtor rehabilitation or similar laws, state or federal, or the determination by any of them to request relief under any insolvency, bankruptcy, creditor adjustment, debtor rehabilitation or similar proceeding, state or federal, including, without limitation, the consent by any of them to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequester or similar official for it or for any of its respective property or assets (unless, in the case of involuntary proceedings, the same shall be dismissed within thirty (30) days after institution).
     12. Default.
          12.1. Events of Default. If Tenant shall fail to take possession of the Demised Premises on the Commencement Date, or if Tenant fails to pay rent or any other sums payable to Landlord hereunder when due and such default shall continue for five (5) days after notice thereof from Landlord (provided that Landlord shall only be required to give a notice once in any twelve (12 month period), or if Tenant shall fail to perform or observe any of the other covenants, terms or conditions contained in this Lease within fifteen (15) days (or such longer period as is reasonably required to correct any such default, provided Tenant promptly commences and diligently continues to effectuate a cure [but in any event within one hundred twenty (120) days]) after written notice thereof by Landlord; provided, however, that Landlord shall not be required to give any such notice more than one time within any twelve (12) month period for the same, recurring default; and provided that the events hereinafter enumerated shall be deemed events of default under this Lease without any notice, grace or cure period: (a) if any of the events specified in Paragraph 11 occur, or (b) if Tenant shall fail to substantiate Tenant’s satisfaction of its insurance requirements under this Lease at or prior to the Commencement Date or at any time during the term hereof, in accordance with the provisions of Section 9.3 above, or (c) if Tenant fails to take actual bona-fide occupancy of the Demised Premises or manifests an intention not to take actual, bona-fide occupancy of the Demised Premises, or if Tenant vacates or abandons the Demised Premises during the term hereof, (each of the foregoing an “Event of Default”), Landlord, in addition to all other rights and remedies available to it by law or equity or by any other provisions hereof, may at any time thereafter, without further notice:
               (i) declare to be immediately due and payable, on account of the rent and other charges herein reserved for the balance of the term of this Lease (taken without regard to any early termination of such term on account of an Event of Default), a sum equal to the Accelerated Rent Component (as hereinafter defined), in which event Tenant shall remain liable to Landlord as hereinafter provided; and/or
               (ii) whether or not Landlord has elected to recover the Accelerated Rent Component, terminate this Lease and the term hereby demised and all rights of Tenant hereunder shall expire and terminate and Tenant shall thereupon quit and surrender possession of the Demised Premises to Landlord in the condition elsewhere herein required in which event Tenant shall remain liable to Landlord as herein provided.
          12.2. Accelerated Rent Component. For purposes hereof, the “Accelerated Rent Component” shall mean the aggregate of the sum of (a) all rent and other charges, payments, costs and expenses due from Tenant to Landlord and in arrears at the time of the election of Landlord to recover the Accelerated Rent Component; (b) the sum, discounted at the rate equal to the Wall Street Journal published prime rate of interest, of (x) minimum rent reserved for the then entire unexpired balance of the term of this Lease (taken without regard to any early termination of the term by virtue of an Event of Default), plus all other charges, payments, costs and expenses herein agreed to be paid by Tenant up to the end of such term which shall be capable of precise determination at the time of Landlord’s election to recover the Accelerated Rent Component; and (y) Landlord’s good faith estimate of all charges, payments, costs and expenses herein agreed to be paid by Tenant up to the end of such term which shall not be capable of precise determination as aforesaid (and for such purposes no estimate of any component of additional rent to accrue pursuant to the provisions of Paragraph 4 hereof shall be less than the amount which would be due if each such component continued at the average monthly rate or amount in effect during the twelve (12) months immediately preceding the Event of Default).
          12.3. Re-entry. In any case in which this Lease shall have been terminated, or in any case in which Landlord shall have elected to recover the Accelerated Rent Component and any portion of such sum shall remain unpaid, Landlord may, without further notice, enter upon and repossess the Demised Premises, by force, summary proceedings, ejectment or otherwise, and may dispossess Tenant and remove Tenant and all other persons and property from the Demised Premises and may have, hold and enjoy the Demised Premises and the rents and profits therefrom. Landlord may, in its own name, as agent for Tenant, if this Lease has not been terminated, or in its own behalf, if this Lease has been terminated, relet the Demised Premises or any part thereof for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the term of this Lease) and on such terms, conditions and provisions (which may include concessions or free rent) as Landlord in its sole discretion may determine. Landlord may, in connection with any such reletting, cause the Demised Premises to be redecorated, altered, divided, consolidated with other space or otherwise changed or prepared for reletting. At Landlord’s option, such reletting shall or shall not be deemed a surrender and acceptance of the Demised Premises.
          12.4. Continuing Liability. Tenant shall, with respect to all periods of time up to and including the expiration of the term of this Lease (or what would have been the expiration date in the absence of default or breach) remain liable to Landlord as follows:

               (i) In the event of termination of this Lease on account of an Event of Default, Tenant shall remain liable to Landlord for damages equal to the rent and other charges payable under this Lease by Tenant as if this Lease were still in effect, less the net proceeds of any reletting after deducting all costs incident thereto (including without limitation all repossession costs, brokerage and management commission, operating and legal expenses and fees, alteration costs and expenses of preparation for reletting, and interest relating thereto) and to the extent such damages shall not have been recovered by Landlord by virtue of payment by Tenant of the Accelerated Rent Component (but without prejudice to the right of Landlord to demand and receive the Accelerated Rent Component), such damages shall be payable to Landlord monthly upon presentation to Tenant of a bill for the amount due.
               (ii) In the event and so long as this Lease shall not have been terminated after an Event of Default, the rent and all other charges payable under this Lease shall be reduced by the net proceeds of any reletting by Landlord (after deducting all costs incident thereto as above set forth) and by any portion of the Accelerated Rent Component paid by Tenant to Landlord, and any amount due to Landlord shall be payable monthly upon presentation to Tenant of a bill for the amount due.
          12.5. Credit. In the event Landlord, after an Event of Default, shall recover the Accelerated Rent Component from Tenant and it shall be determined at the expiration of the term of this Lease (taken without regard to early termination for an event of Default) that a credit is due Tenant because the net proceeds of reletting, as aforesaid, plus the amounts paid to Landlord by Tenant exceed the aggregate of rent and other charges accrued in favor of Landlord to the end of such term, Landlord shall retain such excess.
          12.6. No Duty to Relet. Landlord shall in no event be responsible or liable for any failure to relet the Demised Premises or any part thereof, or for any failure to collect any rent due upon a reletting, except to the extent of Landlord’s obligations under law. Without limiting the foregoing general statement of Landlord’s rights in such regard, Landlord shall have no obligation to relet all or any portion of the Demised Premises in preference or priority to any other space Landlord may have available for rent or lease elsewhere in the Building or otherwise.
          12.7. Confession of Judgment . LANDLORD SHALL HAVE THE FOLLOWING RIGHTS TO CONFESS JUDGMENT AGAINST TENANT AND ALL PERSONS CLAIMING THROUGH TENANT, FOR POSSESSION OF THE DEMISED PREMISES:
WHEN THIS LEASE SHALL BE TERMINATED BY REASON OF A DEFAULT BY TENANT OR ANY OTHER REASON WHATSOEVER, EITHER DURING THE ORIGINAL TERM OF THIS LEASE OR ANY RENEWAL OR EXTENSION THEREOF, AND ALSO WHEN THE TERM HEREBY CREATED OR ANY EXTENSION THEREOF SHALL HAVE EXPIRED, AFTER THE EXPIRATION OF AT LEAST THREE (3) BUSINESS DAYS FOLLOWING NOTICE THEREOF FROM LANDLORD TO TENANT, IT SHALL BE LAWFUL FOR ANY ATTORNEY TO APPEAR FOR TENANT IN ANY AND ALL SUITS OR ACTIONS WHICH MAY BE BROUGHT FOR POSSESSION AND/OR EJECTMENT; AND AS ATTORNEY FOR TENANT TO CONFESS JUDGMENT IN EJECTMENT AGAINST TENANT AND ALL PERSONS CLAIMING UNDER TENANT FOR THE RECOVERY BY LANDLORD OF

POSSESSION OF THE DEMISED PREMISES, FOR WHICH THIS LEASE SHALL BE LANDLORD’S SUFFICIENT WARRANT. UPON SUCH CONFESSION OF JUDGMENT FOR POSSESSION, IF LANDLORD SO DESIRES, A WRIT OF EXECUTION OR OF POSSESSION MAY ISSUE FORTHWITH, WITHOUT ANY PRIOR WRIT OR PROCEEDINGS WHATSOEVER. IF FOR ANY REASON AFTER SUCH ACTION SHALL HAVE BEEN COMMENCED, THE SAME SHALL BE DETERMINED AND THE POSSESSION OF THE DEMISED PREMISES SHALL REMAIN IN OR BE RESTORED TO TENANT, THEN LANDLORD SHALL HAVE THE RIGHT UPON ANY SUBSEQUENT OR CONTINUING DEFAULT OR DEFAULTS, OR AFTER EXPIRATION OF THE LEASE, OR UPON THE TERMINATION OF THIS LEASE AS HEREINBEFORE SET FORTH, TO BRING ONE OR MORE FURTHER ACTIONS AS HEREINBEFORE SET FORTH TO RECOVER POSSESSION OF THE DEMISED PREMISES.
               (i) In any action of ejectment, Landlord shall cause to be filed in such action an affidavit made by Landlord or someone acting for Landlord setting forth the facts necessary to authorize the entry of judgment, of which facts such affidavit shall be conclusive evidence. If a true copy of this Lease shall be filed in such action (and the truth of the copy as asserted in the affidavit of Landlord shall be sufficient evidence of same), it shall not be necessary to file the original Lease as a warrant of attorney, any rule of court, custom or practice to the contrary notwithstanding.
               (ii) Tenant expressly agrees, to the extent not prohibited by law, that any judgment, order or decree entered against it by or in any court or magistrate by virtue of the powers of attorney contained in this Lease shall be final, and that Tenant will not take an appeal, certiorari, writ of error, exception or objection to the same, or file a motion or rule to strike off or open or to stay execution of the same, and releases to Landlord and to any and all attorneys who may appear for Tenant all errors in such proceedings and all liability therefor.
               (iii) The right to enter judgment against Tenant and to enforce all of the other provisions of this Lease herein provided for, at the option of any assignee of this Lease, may be exercised by any assignee of Landlord’s right, title and interest in this Lease in Tenant’s own name, notwithstanding the fact that any or all assignments of such right, title and interest may not be executed and/or witnessed in accordance with the Act of Assembly of May 28, 1715, 1 Sm. L. 94, and all supplements and amendments thereto that have been or may hereafter be passed. Tenant hereby expressly waives the requirements of such Act of Assembly and any and all laws regulating the manner and/or form in which such assignments shall be executed and witnessed.
               (iv) Tenant acknowledges that it has been represented by counsel in connection with the negotiation of this Lease, that it has read and discussed with such counsel the provisions herein relating to confession of judgment, and that it understands the nature and consequences of such provisions.
          12.8. Bankruptcy. In the event of a voluntary or involuntary Chapter 11 or 7 bankruptcy filing by or against Tenant, Tenant shall not seek to extend the time to assume or reject this Lease (under Section 365(d)(4) of the Bankruptcy Code) to a date which is more than one hundred twenty (120) days subsequent to the filing date. Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain as damages incident to a termination of this Lease, in any bankruptcy, reorganization or other court proceedings, the maximum amount allowed by any statute or rule of law in effect when such damages are to be proved.
          12.9. Waiver of Defects. Tenant hereby waives all errors and defects of a procedural nature in any proceedings brought against it by Landlord under this Lease. Tenant further waives the right to trial by jury and any notices to quit as may be specified in the Landlord and Tenant Act of Pennsylvania, Act of April 6, 1951 (68 P.S.C.A. Section 250.101 et seq.), as the same may have been or may hereafter be amended, and agrees that the notices provided in this Lease shall be sufficient in any case where a longer period may be statutorily specified.
          12.10. Non-Waiver by Landlord. The failure of Landlord to insist in any one or more instances upon the strict performance of any one or more of the agreements, terms, covenants, conditions or obligations of this Lease, or to exercise any right, remedy or election herein contained, shall not be construed as a waiver or relinquishment in the future of such performance or exercise, but the same shall continue and remain in full force and effect with respect to any subsequent breach, act or omission.
          12.11. Partial Payment. No payment by Tenant or receipt by Landlord of a lesser amount than the correct Minimum Rent or additional rent due hereunder shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed to effect or evidence an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any other remedy in this Lease or at law provided.
          12.12. Overdue Payments. If any payment required to be made by Tenant to Landlord under this Lease shall not have been received by Landlord by 5:00 pm local time on the fifth (5th) day after the date such payment is due, then (i) in addition to such payment, and in order to partially compensate Landlord for the extra expense incurred in the handling of overdue payments, Tenant shall pay Landlord a late fee equal to five percent (5%) of such overdue payment; and (ii) such overdue payment shall bear interest, from the date such overdue payment was due until it is paid, at the higher of (a) five percent (5%) above the highest prime rate published in the Wall Street Journal, if available (and, if not available, then such comparable substitute rate as may be selected by Landlord), from time to time, and (b) the rate of eighteen percent (18%) per annum (or, if lower, the highest legal rate); provided, however, that if on two (2) occasions in any calendar year a payment required to be made by Tenant to Landlord shall not have been received by Landlord by 5:00 pm local time on the date such payment is due, then, and for the remainder of the Lease term, Tenant shall not be entitled to the five (5) day grace period set forth above in this Section, and the late fee shall be charged, and interest shall commence to accrue, if a payment is not received by Landlord by 5:00 pm local time on the date such payment is due. The late fee and interest set forth in this Section shall not affect any other right or remedy available to Landlord as a result of a failure by Tenant to make any payment as required under this Lease.
          12.13. Cumulative Remedies. Subject to the provisions of this Lease, no right or remedy herein conferred upon or reserved to Landlord or Tenant is intended to be exclusive of any other right or remedy herein or by law provided, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity or by statute. Landlord and Tenant shall be entitled, to the extent permitted by law, to injunctive relief in case of the violation, or attempted or threatened violation, of any provision of this Lease, or to a decree compelling observance or performance of any provision of this Lease, or to any other legal or equitable remedy; provided, however, any such remedy shall be available to Tenant only if Landlord fails to comply with any provision or covenant in this Lease on the part of Landlord to be performed within thirty (30) days after Landlord’s receipt of Tenant’s written notice thereof; provided, however, that if the failure cannot reasonably be cured within such thirty (30) day period, Landlord shall not be in default if Landlord commences to cure the failure within such thirty (30) day period and thereafter diligently and in good faith proceeds to cure the failure until completion. Neither party shall be liable to the other for any lost profits, lost business opportunities or consequential, punitive or exemplary damages (regardless of foreseeability).
     13. Subordination.
          13.1. General. Subject to Section 13.5 below, this Lease is and shall be subject and subordinate to all ground or underlying leases of the Building and to all mortgages, deeds of trust and similar security documents which may now or hereafter be secured upon the Building, and to all renewals, modifications, consolidations, replacements and extensions thereof. This clause shall be self operative and no further instrument of subordination shall be required by any lessor or mortgagee, but in confirmation of such subordination, Tenant shall execute, within ten (10) days after request, any certificate that Landlord may reasonably require acknowledging such subordination. Notwithstanding the foregoing, the party holding the instrument to which this Lease is subordinate shall have the right to recognize and preserve this Lease in the event of any foreclosure sale or possessory action, and in such case, this Lease shall continue in full force and effect at the option of the party holding the superior lien and Tenant shall attorn to such party and shall execute, acknowledge and deliver any instrument that has for its purpose and effect the confirmation of such attornment. If Landlord shall so request, Tenant shall send to any mortgagee or ground lessor of the Building designated by Landlord, a copy of any notice or future notice given by Tenant to Landlord alleging (i) material breach by Landlord in its obligations under this Lease (ii) exercising an option to renew, expand or terminate the lease and (iii) any other material communications.
          13.2. Rights of Mortgagee or Ground Lessor. In the event of any act or omission of Landlord which would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right (i) until it has given written notice of such act or omission to the holder of each such mortgage and ground lease whose name and address shall previously have been furnished to Tenant in writing, and (ii) until a period of an additional thirty (30) days has expired after the period to which Landlord was entitled under this Lease to effect such remedy for a monetary default and forty-five (45) days for a non-monetary default.
          13.3. Modifications. If, in connection with obtaining, continuing or renewing financing for which the Building, Land or the Demised Premises or any interest therein represents collateral in whole or in part, a banking, insurance or other lender shall request reasonable modifications of this Lease as a condition of such financing, Tenant will not unreasonably withhold, delay, condition or defer its consent thereto, provided that such modifications do not increase the obligations of Tenant hereunder, reduce Tenant’s rights hereunder or adversely affect Tenant’s leasehold interest hereby created.
          13.4. Ground Lease. In the event of a termination of the ground lease existing as of the date of this Lease (the “Ground Lease”), the Lease shall not terminate or be terminable by Tenant and Tenant shall attorn to the lessee under the Ground Lease or to the purchaser at the sale of the Building on such foreclosure, as the case may be. In the event of any action for the foreclosure of the existing mortgage secured upon the Building, this Lease shall not terminate or be terminable by Tenant by reason of the termination of the Ground Lease.
          13.5. SNDA. Landlord has obtained and delivered to Tenant, Landlord’s current mortgagee’s form of Subordination, Non-Disturbance and Attornment Agreement (a “SNDA”), to be entered into between Landlord, Tenant and Landlord’s current mortgagee, under which, among other things, this Lease and the rights of Tenant hereunder shall not be adversely affected or modified by foreclosure or the exercise of any other right or remedy by the mortgagee so long as Tenant shall not be in default under any of the provisions of this Lease beyond any applicable period of grace, and under which Tenant shall attorn to and recognize the mortgagee or any purchaser at foreclosure sale or other successor-in-interest to Landlord as Tenant’s landlord hereunder. The form of SNDA from Landlord’s current mortgagee is attached hereto as Exhibit “H”. Provided that no Event of Default exists, and Tenant is occupying at least 30,000 rentable square feet of the Demised Premises, Landlord also agrees to obtain from any future mortgagee, such future mortgagee’s form of SNDA and this Lease shall not be subordinate to any future mortgage unless such form of SNDA provides Tenant commercially reasonable non-disturbance protection. If Tenant is occupying less than 30,000 rentable square feet in the Demised Premises, and no Event of Default exists, Landlord shall use commercially reasonable and best efforts to obtain a SNDA from each future mortgagee. Each SNDA shall be in the form required by the lender. Other than Tenant’s obligation to subordinate this Lease to future mortgagees, Tenant’s obligations under this Lease shall not be affected by Landlord’s failure to obtain a SNDA from any future mortgagee. Tenant covenants and agrees to execute and deliver to Landlord or to the lender a SNDA within ten (10) days after a written request therefor. In any event, Tenant shall pay to Landlord (within ten (10) days after any demand therefor), as additional rent, all costs and expenses incurred by and/or charged to Landlord in connection with Landlord’s efforts to secure each SNDA, including, without limitation, all costs, charges and expenses of each mortgagee and all of Landlord’s reasonable legal fees and costs (not to exceed $1,500 per SNDA, exclusive of mortgagees costs and charges), regardless of whether Landlord is ultimately successful in obtaining a SNDA.
     14. Notices. All notices and other communications hereunder, to be effective, must be in writing (whether or not a writing is expressly required hereby), and must be either (i) hand delivered, or (ii) sent by a recognized national overnight courier service, fees prepaid, or (iii) sent by United States registered or certified mail, return receipt requested, postage prepaid; in all of the foregoing cases to the following respective addresses:
14.1.	If to Landlord:

NNN 1818 Market Street, LLC c/o Triple Net Properties Realty, Inc. 1551 North Tustin Avenue, Suite 200 Santa Ana, California 927058 Attention: Legal Notice Department

with a copy to:

Fox Rothschild LLP 2000 Market Street, 10th Floor Philadelphia, PA 19103 Attention: Brian J. Levin, Esq.

14.2.	If to Tenant:

Prior to the Commencement Date: eResearch Technology, Inc. 30 South 17th Street, 8th Floor Attention: Chief Financial Officer

Following the Commencement Date:

eResearch Technology, Inc. 1818 Market Street Suite 1000 Philadelphia, Pennsylvania 19103 Attention: Chief Financial Officer
or at such other address or to the attention of such other person as either party may hereafter give the other for such purpose. Notices will be deemed to have been given (a) when so delivered (by hand delivery, courier service or facsimile transmission as aforesaid), or (b) three days after being so mailed (by registered or certified mail as aforesaid).
     15. Holding Over. Should Tenant continue to occupy the Demised Premises after expiration of the Term of this Lease or any renewal or renewals thereof, or after a forfeiture or other termination thereof, such tenancy shall (without limitation on any of Landlord’s rights or remedies therefor) be one at sufferance from month to month at a minimum monthly rent equal to the higher of 150% of (i) the sum of minimum rent and additional rent payable for the last month of the term of this Lease or (ii) the fair market rental for such space at the time of such holdover, and, in addition to either of the foregoing, all other charges payable with respect to such last month of this Lease and all damages suffered or incurred by Landlord as a result of or arising from such holdover tenancy. Nothing contained herein shall grant Tenant the right to holdover after the term of this Lease has expired.
     16. Reservations in Favor of Landlord. 16.1. (i) All walls, windows and doors bounding the Demised Premises (including exterior Building walls, core corridor walls and doors and any core corridor entrance), except the inside surfaces thereof, (ii) any terraces or roofs adjacent to the Demised Premises, and (iii) any space in or adjacent to the Demised Premises used for shafts, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, and the use thereof, as well as reasonable access thereto through the Demised Premises for the purposes of operation, maintenance, decoration and repair, are reserved to Landlord.
          16.2. Emergency Generator. Tenant, at its sole cost and expense, and subject to compliance with the provisions of this Section 16, may install and operate during the term of this Lease, an emergency generator (not exceeding such KVA as approved in advance by Landlord) and associated fuel tank on the Land adjacent to the Building in a location to be designated by Landlord and may run necessary cables and lines from the generator to the electrical panel in the Demised Premises (the emergency generator, fuel tank, and associated cables and lines are hereinafter referred to collectively as the “Generator System”). The Generator System shall provide emergency back-up power to the Demised Premises only, and no other party shall make use of the Generator System.
          The Generator System shall constitute “Alterations” for purposes of Article 6.8 of the Lease and the design and installation thereof shall be performed by Tenant in compliance with this Lease.
          Landlord may require Tenant to paint the exterior components of the Generator System in a color selected by Landlord and/or install screening or landscaping in order to camouflage the exterior components of the Generator System, and/or to install sound deadening materials to prevent noise from the generator disturbing other tenants of the Building. Landlord shall have no obligation to furnish services of any kind to the Generator System or to make any alterations, repairs or replacements to any portion of the Building or Land in order to accommodate the installation or operation of the Generator System.
          During the term, Tenant, at its sole cost and expense, shall perform all repairs and maintenance required to keep the Generator System in good working order, appearance and condition, and Tenant shall promptly repair any damage to the Building or Land caused by the installation or operation of the Generator System. Tenant shall operate the Generator System in compliance with all Governmental Requirements. Tenant may not relocate or modify any portion of the Generator System without, in each instance, obtaining Landlord’s prior written approval to such relocation or modification.
          Notwithstanding any provision of this Lease to the contrary, unless Landlord shall agree or request otherwise in writing, Tenant shall, prior to the expiration or earlier termination of the Term, remove the entire Generator System, repair any damage caused by such removal, and restore all areas outside of the Building where any tank, generator or other components of the Generator System were located to a condition substantially the same as existed prior to the installation of the Generator System, and at Landlord’s request and at Tenant’s expense, provide Landlord with a so-called “Phase I” environmental report from an engineer reasonably acceptable to Landlord, certifying subject to customary limitations and standards, that the areas in which the generator and fuel tank have been located contain no Waste released by the Generator System. The provisions of Section 6.11 shall apply to any area affected hereby as if it were part of the Demised Premises.

          Landlord reserves the right, upon reasonable notice to Tenant, to require Tenant to relocate all or any portion of the Generator System to another portion of the Land reasonably designated by Landlord (i) at Tenant’s sole cost and expense if such relocation is necessary for Landlord to perform any repairs, renovations, improvements to the Building or Land, or (ii) at Landlord’s sole cost and expense if Landlord requires the relocation of the Generator System for any reason other than as specified in the preceding clause (i).
     17. Completion of Improvements; Delay in Possession.
          17.1. Landlord Improvements. Provided there shall exist no Event of Default, Landlord, at Landlord’s own cost, shall furnish, install and otherwise provide and be responsible for all “Landlord Improvements” identified on Exhibit “F” and Exhibit “F-1”, and Landlord shall perform, observe and complete its obligations with respect to Landlord Improvements, all within the time periods therefor and all as more completely set forth herein and in Exhibit “F” and Exhibit “F-1”.
          17.2. Performance of Landlord Improvements. The responsibility for costs, preparation of preliminary and final plans, working drawings and specifications, bidding process, contracting, payment arrangements, and all other undertakings with respect to the design and performance of Landlord Improvements, and the timing and mechanics thereof and therefor, including Landlord’s and Tenant’s respective consent and approval rights related thereto, and also including matters relating to the consequences of delays and the meaning and definition of “Substantial Completion”, are all as set forth herein and in Exhibit “F” and Exhibit “F-1”.
          17.3. Acceptance. Tenant represents that the Building, Land, and the Demised Premises, the street or streets, sidewalks, parking areas, curbs and access ways adjoining them, and the present uses and non-uses thereof, have been examined by Tenant, and, subject to the express provisions of this Lease, Tenant accepts them in the condition or state in which they now are, or any of them now is, without relying on any representation, covenant or warranty, express or implied, by Landlord, except as may be expressly contained herein with respect to Landlord Improvements to be constructed in the Demised Premises. Tenant’s occupancy of the Demised Premises shall constitute acceptance of the Landlord Improvements, as set forth in this Paragraph, subject to the express provisions of this Lease including, without limitation, paragraph 2.4 hereof. The provisions of this Paragraph shall survive the termination of this Lease.
          17.4. Delay in Possession. If Landlord shall be unable to deliver possession of the Demised Premises to Tenant on the date specified for commencement of the term hereof (i) if repairs, improvements or decoration of the Demised Premises, or of the Building, are not completed, or (ii) because of the operation of a “force majeure” (as defined below), or (iii) because Landlord has not procured a certificate of completion for the entire Demised Premises issued by Landlord’s third party architect as required in Section 2.2, or (iv) for any reason identified in Exhibit “F” or Exhibit “F-1” attached hereto, or for any other reason not caused by the act or omission of Landlord or its agents, employees or contractors, then in any such case Landlord shall not be subject to any liability to Tenant. Under such circumstances, except as set forth in Exhibit “F” or Exhibit “F-1” to this Lease relating to delays resulting from actions or omissions by Tenant, the rent reserved and covenanted to be paid herein and the term of this

Lease shall not commence until possession of the Demised Premises is given or the Demised Premises are available for occupancy by Tenant, and no such failure to give possession shall in any other respect affect the validity of this Lease or any obligation of the Tenant hereunder (except as to the date of commencement of accrual of rent).
     However, notwithstanding the foregoing, but only to the extent the delay is due to the acts or omissions of Landlord, its agents, contractors or employees, and subject to the terms and conditions set forth in Paragraph 2.1:
     (1) If Landlord fails to deliver possession of the Demised Premises by December 1, 2008, and until the date on which Landlord delivers the Demised Premises in the condition set forth in Paragraph 2.1, Tenant shall receive a credit against Tenant’s minimum rent due under this Lease equal to the difference between the base rent paid by Tenant for holding over in Tenant’s current location at 30 South 17th Street, Philadelphia, PA (the “Current Location”) and the base rent paid by Tenant prior to such holdover (up to a maximum of 200% of such base rent) for every day from December 1, 2008 through December 31, 2008, or such later date until June 15, 2009. Tenant agrees to use reasonable efforts to continue in occupancy of the Current Location as required for Tenant’s business beyond December 31, 2008.
     (2) If Landlord fails to deliver possession of the Demised Premises by January 1, 2009, and only if Tenant is required to vacate the Current Location, Landlord shall, at its option, for the period from January 1, 2009 through June 14, 2009 or until Landlord delivers the Demised Premises: (i) provide Tenant with temporary space in the Building, at the same per square foot rate that Tenant paid at the Current Location (prior to the imposition of any holdover rent), and reimburse Tenant for its actual, out of pocket expenses incurred in moving into such temporary space or (ii) (x) reimburse Tenant, upon receipt of invoices, for the actual, out of pocket cost of transporting Tenant’s executives and other essential personnel to and from Tenant’s office in London, England (in excess of such costs typically incurred in the ordinary course of Tenant’s business) and/or (y) reimburse Tenant for the cost paid by Tenant for leasing temporary space reasonably required by Tenant at another location in Center City Philadelphia, including “executive suites” or a comparable building. If required to find temporary space in a location other than the Building, Tenant shall use commercially reasonable efforts to locate such temporary space. Landlord agrees that the temporary space at the Building, if provided, shall be no less than 15,000 rentable square feet of contiguous office space and, if available, such other space as Tenant may require for its ekg logistics use, which space may be separately located from the office space.
     Notwithstanding the foregoing, Landlord will pay no more than 200% of the base rent being paid by Tenant at the Current Location (prior to the imposition of holdover rent). Unless and until Tenant is required to vacate the Current Location, Landlord will pay only the amounts set forth in paragraph 1 above, including such amounts set forth in paragraph 1 if Tenant remains in the Current Location beyond December 31, 2008.
     (3) If Landlord fails to deliver possession of the Demised Premises by June 15, 2009, Tenant shall have the right to terminate this Lease by providing written notice to Landlord, such termination to be effective thirty (30) days after Landlord receives such notice, and promptly thereafter Landlord shall return to Tenant the amounts paid by Tenant toward the cost of the

Landlord Improvements and Landlord agrees to reimburse Tenant, upon receipt of invoices from Tenant, the actual, out of pocket costs incurred by Tenant in negotiating a lease at another location; provided, however, Landlord may negate such termination by delivering the Demised Premises, in the condition required in this Lease, within thirty (30) days after Landlord receives Tenant’s termination notice. If Tenant fails to timely exercise the rights set forth in this Section 17.4, such rights be of no force or effect.
     18. Telecommunications Services.
          18.1. Contract with Provider. Tenant shall have sole responsibility, at its cost and expense, to contract with a telecommunications service provider of Tenant’s choosing to obtain telecommunications services. Landlord has made no warranty or representation to Tenant with respect to the availability of any specific telecommunications services, or the quality or reliability or suitability of any such services.
          18.2. Landlord Has No Liability. Landlord shall have no liability whatsoever for telecommunications services. To the extent that any services by a telecommunications service provider is interrupted, curtailed or discontinued for any reason (other than the negligence or willful misconduct of Landlord or its agents, employees or contractors), Landlord shall have no obligation or liability whatsoever with respect thereto. Additionally, such interruption, curtailment or discontinuance of service shall not:
               (i) Constitute an actual or constructive eviction of Tenant, in whole or in part;
               (ii) Entitle Tenant to any abatement or diminution of rent;
               (iii) Relieve or release Tenant from any of its obligations under this Lease; or
               (iv) Entitle Tenant to terminate this Lease.
Tenant shall have the sole obligation, at its own expense, to obtain substitute telecommunications service.
          18.3. License Agreement with Provider. Tenant acknowledges that a telecommunications service provider’s right to access the Building and install, operate, maintain and repair wiring and equipment necessary to provide Tenant services is subject to approval by Landlord, at its reasonable discretion and with lawful conditions, and to the terms of a telecommunications license agreement between Landlord and the telecommunications service provider. Without limiting the generality of Section 18.2 above, Landlord shall have no liability in the event that a telecommunications service provider is unable to provide service to Tenant as a result of the expiration or early termination of the telecommunications license agreement or the exercise by Landlord of any of its rights under the telecommunications license agreement. However, Landlord shall cooperate, as reasonably necessary, so as to allow for reasonable access so that Tenant can obtain from its telecommunications service provider telecommunications services in the Demises Premises.

     19. Reliance.
          19.1. Landlord’s Reliance. Landlord has executed the Lease in reliance upon certain financial information which has been submitted by Tenant to Landlord prior to the execution of the Lease (the “Financial Information”). To the extent not publicly available to Landlord, from time to time, upon five (5) days written request by Landlord, Tenant will submit to Landlord current financial information, in detail reasonably satisfactory to Landlord, in order for Landlord to determine properly Tenant’s then financial condition. As a inducement to Landlord to enter into this Lease, Tenant (and each party executing this Lease on behalf of Tenant individually) represents and warrants to Landlord that: (i) the Financial Information is complete, true and correct and a presents a fair representation of Tenant’s financial condition at the time of signing of this Lease; (ii) Tenant and the party executing on behalf of Tenant are fully and properly authorized to execute and enter into this Lease on behalf of Tenant and to deliver the same to Landlord; (iii) the execution, delivery and full performance of this Lease by Tenant do not and shall not constitute a violation of any contract, agreement, undertaking, judgment, law, decree, governmental or court order or other restriction of any kind to which Tenant is a party or by which Tenant may be bound; (iv) Tenant has executed this Lease free from fraud, undue influence, duress, coercion or other defenses to the execution of this Lease; (v) this Lease constitutes a valid and binding obligation of Tenant, enforceable against Tenant in accordance with its terms; (vi) each individual executing this Lease on behalf of Tenant is legally competent, has attained the age of majority and has full capacity to enter into this Lease; and (vii) if Tenant is a corporation, a partnership or a limited liability company: (a) Tenant is duly organized, validly existing and in good standing under the laws of the state of its organization and has full power and authority to enter into this Lease, to perform its obligations under this Lease in accordance with its terms, and to transact business in Pennsylvania; (b) the execution of this Lease by the individual or individuals executing it on behalf of Tenant, and the performance by Tenant of its obligations under this Lease, have been duly authorized and approved by all necessary corporate, partnership or limited liability company action, as the case may be; and (c) the execution, delivery and performance of this Lease by Tenant is not in conflict with Tenant’s bylaws or articles of incorporation, agreement of partnership, limited liability company operating agreement or certificate of formation or other organization documents or charters, agreements, rules or regulations governing Tenant’s business as any of the foregoing may have been supplemented, modified, amended, or altered in any manner.
          19.2. Tenant’s Reliance. As an inducement to Tenant to enter into this Lease, Landlord (and each party executing this Lease on behalf of Landlord individually) represents and warrants to Tenant that: (i) Landlord and the party executing on behalf of Landlord are fully and properly authorized to execute and enter into this Lease on behalf of Landlord and to deliver the same to Tenant; (ii) the execution, delivery and full performance of this Lease by Landlord do not and shall not constitute a violation of any contract, agreement, undertaking, judgment, law, decree, governmental or court order or other restriction of any kind to which Landlord is a party or by which Landlord may be bound; (iii) Landlord has executed this Lease free from fraud, undue influence, duress, coercion or other defenses to the execution of this Lease; (iv) this Lease constitutes a valid and binding obligation of Landlord, enforceable against Landlord in accordance with its terms; (vii) each individual executing this Lease on behalf of Landlord is legally competent, has attained the age of majority and has full capacity to enter into this Lease; and (viii) if Landlord is a corporation, a partnership or a limited liability company: (a) Landlord is duly organized, validly existing and in good standing under the laws of the state of its organization and has full power and authority to enter into this Lease, to perform its obligations under this Lease in accordance with its terms, and to transact business in Pennsylvania; (b) the execution of this Lease by the individual or individuals executing it on behalf of Landlord, and the performance by Landlord of its obligations under this Lease, have been duly authorized and approved by all necessary corporate, partnership or limited liability company action, as the case may be; and (c) the execution, delivery and performance of this Lease by Landlord is not in conflict with Landlord’s bylaws or articles of incorporation, agreement of partnership, limited liability company operating agreement or certificate of formation or other organization documents or charters, agreements, rules or regulations governing Landlord’s business as any of the foregoing may have been supplemented, modified, amended, or altered in any manner.
     20. Prior Agreements; Amendments. This Lease constitutes the entire agreement between the parties relating to the subject matter contained herein. Neither party hereto has made any representations or promises except as contained herein or in some further writing signed by the party making such representation or promise, which, by its express terms, is intended to supplement the terms hereof. Without limiting the foregoing, this Lease supersedes all prior negotiations, agreements, informational brochures, letters, promotional information, proposals, and other statements and materials made or furnished by Landlord or its agents. No agreement hereinafter made shall be effective to change, modify, discharge, waive obligations under, or effect an abandonment of this Lease, in whole or in part, unless such agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge, waiver or abandonment is sought. Notwithstanding the foregoing, no warranty, representation, covenant, writing, document, instrument, amendment, modification, agreement or like instrument shall be binding upon or enforceable against Landlord unless executed by Landlord.
     21. Captions. The captions of the paragraphs and subparagraphs in this Lease are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof.
     22. Landlord’s Right to Cure. Landlord may (but shall not be obligated to), on five (5) days’ notice to Tenant (except that no notice need be given in case of emergency), cure on behalf of Tenant any Event of Default hereunder by Tenant, and the cost of such cure (including any attorney’s fees incurred) shall be deemed additional rent payable upon demand.
     23. Estoppel Statement. Tenant shall from time to time, within ten (10) business days after request by Landlord, execute, acknowledge and deliver to Landlord, or to any third party designated by Landlord, a statement certifying that this Lease is unmodified and in full force and effect (or that the same is in full force and effect as modified, listing any instruments of modification), confirming the rents and other charges under this Lease and the dates to which rent and other charges have been paid, and certifying whether or not, to the best of Tenant’s knowledge, Landlord is in default hereunder or whether Tenant has any claims or demands against Landlord (and, if so, the default, claim and/or demand shall be specified) and such other reasonable information as Landlord shall require, in such form as may be required by any subsequent mortgagee or third party. To the extent such estoppel statement is not received from Tenant in a timely manner in accordance with this Paragraph, Landlord shall be entitled to furnish to any third party to whom such estoppel statement would have been delivered Landlord’s good faith statement to the effect requested from Tenant, and Tenant shall be bound by, and deemed to have delivered, such Landlord’s estoppel statement with respect to this Lease. Any such estoppel statement may be relied upon by Landlord, any mortgagees, auditors, insurance carriers and prospective purchasers.
     24. Relocation of Tenant. Intentionally Deleted
     25. Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Lease, other than GVA Smith Mack (“Broker”), and agrees to indemnify, defend and hold Landlord harmless from any and all cost or liability for compensation claimed by any such broker or agent, other than Broker, employed or engaged by it or claiming to have been employed or engaged by it. Broker is entitled to a leasing commission in connection with the making of this Lease, and Landlord shall pay such commission to Broker.
     26. Miscellaneous.
          26.1. Certain Interpretations. The word “Tenant” as used in this Lease shall be construed to mean tenants in all cases whether there is more than one tenant executing this Lease (and in such case the liability of such tenants shall be joint and several), and the necessary grammatical changes required to make the provisions hereof apply to corporations, partnerships or individuals, men or women, shall in all cases be assumed as though in each case fully expressed. Each provision hereof shall extend to and shall, as the case may require, bind and inure to the benefit of Tenant and its successors and assigns, provided that this Lease shall not inure to the benefit of any assignee or successor of Tenant except upon the express written consent of Landlord as herein provided.
          26.2. Partial Invalidity. If any of the provisions of this Lease, or the application thereof to any person or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provision or provisions to persons or circumstances other than those as to whom or to which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.
          26.3. Governing Law. This Lease shall be governed in all respects by the laws of the Commonwealth of Pennsylvania.
          26.4. Force Majeure. If Landlord shall be delayed in the performance or unable to perform any of Landlord’s obligations under this Lease because of a “force majeure” event (which shall mean any event beyond the reasonable control of Landlord including, without limitation, labor disputes, civil commotion, terrorism, war, war-like operations, invasion, rebellion, hostilities, military power, sabotage, governmental regulations or controls, fire or other casualty, inability to obtain material or services, inclement weather or other act of God), then, in any such case, Landlord shall not be subject to any liability to Tenant. Landlord’s delay in performance or failure to perform under this Lease as a result of any force majeure event shall not affect the validity of this Lease or any obligation of Tenant hereunder.

          26.5. Light and Air. This Lease does not grant any legal rights to “light and/or air” outside the Demised Premises nor any particular view or cityscape visible from the Demised Premises.
          26.6. Recording. Neither this Lease nor any memorandum of lease or short form lease shall be recorded by Tenant and Tenant shall remove immediately upon request by Landlord any improperly recorded copy of this Lease or memorandum of Lease.
          26.7. Third Party Beneficiaries. Notwithstanding anything to the contrary contained herein, no provision of this Lease is intended to benefit any party other than Landlord and Tenant as the named parties hereunder and their permitted heirs, personal representatives, successors and assigns, and no provision of this Lease shall be enforceable by any other party.
          26.8. Business Day Defined. The term “business day” shall mean a day which is not a Saturday, Sunday or recognized bank holiday in Pennsylvania.
     27. Quiet Enjoyment. Upon payment by Tenant of the rent and other sums provided herein and Tenant’s observance and performance of the covenants, terms and conditions of this Lease to be observed and performed by Tenant, Tenant shall peaceably hold and quietly enjoy the Demised Premises for the term of this Lease without hindrance or obstruction by Landlord or any other person claiming by, through or under Landlord, subject to the terms and conditions of this Lease, and to any mortgage or ground lease which is superior to this Lease.
     28. Confidentiality.
     TENANT ACKNOWLEDGES AND AGREES THAT THE TERMS OF THIS LEASE AND THE NEGOTIATIONS WHICH LED TO THE EXECUTION OF THIS LEASE ARE CONFIDENTIAL IN NATURE. TENANT COVENANTS THAT, EXCEPT AS MAY BE REQUIRED BY LAW OR BY ANY LENDER IN CONNECTION WITH A CURRENT OR PROPOSED FINANCING FOR TENANT, TENANT SHALL NOT COMMUNICATE THE TERMS OR ANY OTHER ASPECT OF THIS TRANSACTION WITH, AND WILL NOT DELIVER ALL OR ANY PORTION OF THIS LEASE TO, ANY PERSON OR ENTITY OTHER THAN LANDLORD AND TENANT’S COUNSEL, ACCOUNTANTS, BROKER, CONSULTANTS, AND THOSE PARTIES WHOSE ASSISTANCE TENANT IS USING IN CONNECTION WITH THIS LEASE AND TENANT MOVE TO THE DEMISED PREMISES.
     29. Anti-Terrorism Statute Compliance.
     Tenant hereby represents and warrants to Landlord that Tenant is not: (1) in violation of any Anti-Terrorism Law; (2) conducting any business or engaging in any transaction or dealing with any prohibited Person, including the making or receiving or any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (3) dealing in, or otherwise engaging in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13221; (4) engaging in or conspiring to engage in any transaction that evades or avoids, or had the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in any Anti-Terrorism Law; or (5) a Prohibited Person, nor are any of its partners, members, managers, officers or directors a Prohibited Person. As used herein, “Antiterrorism Law” is defined as any law relating to terrorism, anti-terrorism, money laundering or anti-money laundering activities, including Executive Order No. 13224 and Title 3 of the USA Patriot Act. As used herein “Executive Order No. 13224” is defined as Executive Order No. 13224 on Terrorist Financing effective September 24, 100`, and relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, or Support Terrorism” “Prohibited Person” is defined as (1) a person or entity that is listed in the Annex to Executive Order 13224; (ii) a person or entity with whom Tenant or Landlord is prohibited from dealing or otherwise engaging in any transaction by any Anti Terrorism Law, or (iii) a person or entity that is named as a “specially designated national and blocked person’ on the most current list published by the U.S. Treasury Department Office Of Foreign Assets Control as its official website, http://www.treas.gov/ofac/t11sdn.pdf or at any replacement website or other official publication of such list. “USA Patriot Act” is defined as the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56).
     30. Renewal Option
          30.1. Grant of Option. Tenant is hereby granted two successive rights and options (each a “Renewal Option”) to extend the term of this Lease, each such option for an additional period of five (5) years, and each such extension term (each a “Renewal Term”) to commence at the beginning of the day next following the expiration date of the initial term of this Lease or the expiration date of the first Renewal Term as the case may be (each such date a “Renewal Term Commencement Date”) and to expire sixty (60) months after the respective Renewal Term Commencement Date (each a “Renewal Term Expiration Date”); provided that:
               (A) At the time of each Tenant’s Conditional Renewal Notice (as defined below) is received by Landlord, and at the time of each Tenant’s Unconditional Renewal Notice (as defined below) is received by Landlord, and at the time each such Renewal Term commences, the Lease shall be in full force and effect and no Event of Default under the Lease shall exist; provided, however, that if on the applicable date of Tenant’s Conditional Renewal Notice or Unconditional Renewal Notice, there is an event which, with the passage of time, the giving of notice or both, would constitute an Event of Default shall have occurred, Tenant’s failure to cure such event within the applicable cure period under the Lease shall, at Landlord’s election, render Tenant’s exercise of the Renewal Option null and void.
               (B) EACH OF TENANT’S UNCONDITIONAL RENEWAL NOTICE SHALL SPECIFICALLY STATE THAT TENANT GRANTS THE WARRANTS OF ATTORNEY TO LANDLORD TO CONFESS JUDGMENT AGAINST IT AND SHALL RESTATE IN ITS ENTIRETY PARAGRAPH 12.7 OF THE LEASE RELATING TO SUCH MATTERS;
               (C) Each Renewal Option, when effectively exercised, shall apply to the entire then-current Demised Premises; and
               (D) Each Renewal Option is personal to Tenant and may only be exercised by Tenant and not by any assignee of the Lease or subtenant of all or any portion of the Demised Premises (except an Affiliate), whether or not Landlord has consented to such assignment or subletting.

          30.2. Procedure. If Tenant wishes to exercise a Renewal Option, Tenant shall follow the following procedure:
               (A) Tenant shall give written notice (each a “Tenant’s Conditional Renewal Notice”) to Landlord (i) on or before one (1) year prior to the expiration of the initial term of the Lease (but not earlier than eighteen (18) months prior to the expiration of the initial term) stating that Tenant desires to preserve its right to exercise the first Renewal Option and (ii) on or before one (1) year prior to the expiration of the first Renewal Term (but not before eighteen (18) months prior to the expiration of the first Renewal Term) stating that Tenant desires to preserve its right to exercise the second Renewal Option.
               (B) Within ten (10) days after receiving a Tenant’s Conditional Renewal Notice, Landlord shall give Tenant, in writing, notice (each a “Landlord’s Response”) which shall include: (a) Landlord’s then offered rental rates and annual escalations applicable to the Renewal Term (collectively, the “Prevailing Market Rate”, the calculation of which Prevailing Market Rate is described below) (which rate for the first year of the Renewal Term shall be not less than the escalated annual minimum rent plus the estimated additional rent for all of the Demised Premises established for the last year of the Lease term or the first Renewal Term, as the case may be), (b) the leasehold improvement allowance, if any, and other tenant-incentives, if any, which Landlord is at that time customarily offering to tenants of the Building whose leases are expiring, and (c) provisions relating to additional rent (including Tenant’s Share of Taxes and Tenant’s Share of Operating Expenses); all as adjusted by Landlord to reflect the time periods covered by, and length of, such Renewal Term.
     For purposes hereof, the “Prevailing Market Rate” shall mean the rent to be paid by existing tenants under renewals of existing leases where the rent for the renewal term thereunder is to be determined at the time of renewal. The effective date of such rentals of comparable space shall be within one (1) year preceding the date of Landlord’s Response. If, however, an insufficient number of renewals of comparable space in the Building have been entered into during such one (1) year period to effectively determine the Prevailing Market Rate, Landlord shall consider renewals of existing leases of comparable space (as defined below) in Comparable Buildings (as defined below), and if there are not a sufficient number of renewals of existing leases of comparable space in Comparable Buildings to effectively determine the Prevailing Market Rate, Prevailing Market Rate may include the rent to be paid for comparable space by new tenants of the Building or Comparable Buildings. For purposes of this Section, “comparable space” shall mean tenancies of office space in the Building of similar size, term, tenant improvement allowances, base year and location (adjusted on a square foot basis to reflect the rentable square footage of the Demised Premises), and if no such comparable space has been leased by Landlord in the Building within the one (1) year preceding the date of Landlord’s Response, then “comparable space” shall mean space of similar size, term, tenant improvement allowances, base year and location in comparable office buildings (based on buildings of comparable quality and location and only including buildings constructed since 1990 in the Center City, Market Street West sub-market, “Comparable Buildings”). If the manner of charging Operating Expenses or Taxes or other items of escalation to tenants in the Building, or in comparable buildings utilized by Landlord or such other landlords is different from that set forth in the Lease, Landlord shall make an adjustment to the Prevailing Market Rate to take such difference into account and shall make further adjustments for relevant differences such as size of space, term, location and incentives for initial occupancy (and the inapplicability of such incentives in the case of renewals or extensions).
               (C) If Tenant wishes to exercise a Renewal Option, Tenant must, within fifteen (15) days after receiving a Landlord’s Response (each such period of time is referred to herein as a “Tenant Response Period”), give written unconditional notice (“Tenant’s Unconditional Renewal Notice”) to Landlord, stating that Tenant is exercising such Renewal Option. A Tenant’s Unconditional Renewal Notice shall constitute Tenant’s agreement with all of the terms and conditions such Landlord’s Response.
          30.3. Terms of Option. If a Renewal Option is effectively exercised, all of the terms and conditions contained in this Lease shall continue to apply during such Renewal Term, except that:
               (A) There shall be no further right of renewal beyond the second Renewal Term;
               (B) There shall be no rent abatements, construction allowances, or other concessions for or with respect to such Renewal Term (except to the extent the same were contained in the relevant Landlord’s Response); and
               (C) The annual minimum rent during such Renewal Term shall be ninety-five percent (95%) of the annual minimum rent set forth in the relevant Landlord’s Response or as determined pursuant to the procedure set forth in Section 30.6 below (provided, however that the annual minimum rent for the first year of a Renewal Term shall be not less than the escalated annual minimum rent plus the estimated additional rent for all of the Demised Premises established for the last year of the Lease term or the first Renewal Term, as the case may be), and all annual minimum rent and all additional rent for and during such Renewal Term shall be paid in the manner and at the times required by the Lease.
          30.4. Failure To Exercise. In the event Tenant fails to provide to Landlord (i) a Tenant’s Conditional Renewal Notice, or (ii) a Tenant’s Unconditional Renewal Notice, in either case, in the manner and within the applicable time periods set forth herein, such Renewal Option shall automatically and immediately terminate and Tenant shall have no other Renewal Option. In such event, such Renewal Option shall be of no force or effect and Landlord shall be free to lease the Demised Premises to any other person or entity, on whatever business terms Landlord may choose.
          30.5. Time of the Essence. Landlord and Tenant agree that all time periods and deadlines contained in each such Renewal Option are of the essence.
          30.6. Tenant’s Disagreement with Landlord’s Response. Notwithstanding the foregoing, if Tenant disagrees with Landlord’s determination of the Prevailing Market Rate as set forth in Landlord’s Response, then, not later than fifteen (15) days following the receipt by Tenant of Landlord’s Response as aforesaid, Tenant shall be permitted to exercise, in writing, either of the following two (2) options:
               (A) Tenant may revoke a previously exercised Renewal Option; or

               (B) Tenant may invoke arbitration under this Section 30.6(B) (any such notice is referred to as an “Arbitration Notice”). Tenant’s Arbitration Notice shall include (i) on the cover page, in all capital letters and in bold-face type, a statement that it is an Arbitration Notice under the Lease; and (ii) Tenant’s determination of the Prevailing Market Rate (which shall be presented in the form set forth in Landlord’s Notice). Each party shall, within ten (10) business days after Landlord’s receipt of the Arbitration Notice, appoint an auditor and the two (2) auditors so appointed shall, within five (5) business days after the second of them has been appointed, appoint a third auditor (the “Third Auditor”). All auditors (including the Third Auditor) shall have at least ten (10) years experience in the leasing and marketing of first-class commercial office buildings similar to the Building and shall have no “disqualifying interest” (as defined below). If the two (2) auditors selected by the parties are unable to agree upon the Third Auditor within such five (5) business day period, either party may apply to the Philadelphia Chapter of the American Arbitration Association for the appointment of the Third Auditor. If either party fails to appoint an auditor within ten (10) business days of Landlord’s receipt of the Arbitration Notice, the auditor appointed by the other party shall be the Third Auditor. The Third Auditor shall review Landlord’s and Tenant’s determination of the Prevailing Market Rate and shall select the determination which the Third Auditor believes is most accurate; it is acknowledged and agreed that the Third Auditor shall only have the authority to select the determination of the Prevailing Market Rate as calculated by either Landlord or Tenant (and the Third Auditor shall have no power or authority to select any other determination) and shall render its decision within ten (10) days after submission of the issue to the Third Auditor. The parties agree that the decision of the Third Auditor shall be final and binding on the parties for the Renewal Term and may be enforced in any court of competent jurisdiction. The costs of all auditors shall be paid by the losing party. For purposes hereof, “disqualifying interest” means any direct or indirect financial or other business interest in Landlord or Tenant or any entity affiliated with either of them.
               (C) If Tenant fails to notify Landlord, in writing, of its exercise of either of the options set forth in Sections 30.6(A) or (B) above within fifteen (15) days following the receipt by Tenant of Landlord’s Response (time being of the essence thereof), then Tenant shall be deemed to have accepted Landlord’s determination of the “Prevailing Market Rate” as set forth in Landlord’s Response, and the Lease shall be renewed and extended for the Renewal Term, on and subject to the terms and conditions herein set forth.]
     31. Tenant’s Right of First Offer.
     Tenant is hereby granted the right and option (the “First Offer Option”) to lease space (the “First Offer Space”) on the eighth (8th) or eleventh (11th) floor of the Building which (i) is then available for lease and (ii) not leased or subject to any renewal, expansion, or other option set forth in leases in effect for the Building as of the date of this Lease. The First Offer Option as aforesaid is hereby granted to Tenant all on and subject to the following terms and conditions:
          31.1. Landlord’s RFO Notice. Subject to the terms set forth herein, if at any time during the term of this Lease (the “First Offer Period”), Landlord shall determine that all or a portion of the First Offer Space shall become available during the term of this Lease, Landlord shall notify Tenant, in writing, of such availability of the First Offer Space (“Landlord’s RFO Notice”). Landlord’s RFO Notice shall identify the applicable portion of the First Offer Space which shall become available (to include the location and number of rentable square feet) and shall contain the proposed business terms of a lease amendment between Landlord and Tenant in respect of such space, which business terms shall include: (i) the commencement date (the “First Offer Space Commencement Date”) and the expiration date (the “First Offer Space Expiration Date”), which First Offer Space Expiration Date shall be, subject to Section 31.3 below, the expiration date of this Lease, but in no event shall the First Offer Space Expiration Date be less than sixty (60) months after the First Offer Space Commencement Date, (ii) rental rates and other business terms, which shall be based on Landlord’s then offered rental rates and other business terms, (iii) provisions relating to additional rent (including Tenant’s Share of Taxes and Tenant’s Share of Operating Expenses), and (iv) provisions relating to the tenant improvement allowance, which shall be based on Landlord’s then offered tenant improvement allowance, adjusted for the term of the Lease with respect to such First Offer Space.
          31.2. Definition of “available”. For the specific purposes of this Section, First Offer Space shall be considered “available” only if, in Landlord’s sole judgment, such space is not leased, or subject to lease, for any part of the period commencing on the First Offer Space Commencement Date and expiring on the First Offer Space Expiration Date; provided, however, that (i) Landlord may permit any then existing tenant to renew or extend its lease (either by the execution of a new lease or by an amendment to its existing lease), whether or not such lease contains an option to do so, and the space subject to any such lease shall not be considered “available”; and (ii) space recaptured by Landlord from a tenant as a result of Landlord exercising its right to do so upon receiving a request to sublease shall not be considered “available”.
          31.3. Exercise. A First Offer Option must be exercised on and subject to the following terms and conditions: (i) a First Offer Option must be exercised by Tenant, if at all, by written notice from Tenant to Landlord given not later than twenty (20) days following the date of Tenant’s receipt of a Landlord’s RFO Notice in respect thereof; and (ii) at the time of exercising any First Offer Option, this Lease shall be in full force and effect and no Event of Default under the Lease shall exist on the date that Tenant exercises the First Offer Option; provided, however, that if on the date that Tenant exercises the First Offer Option, an event which, with the passage of time, the giving of notice or both, would constitute an Event of Default shall have occurred, Tenant’s failure to cure such event within the applicable cure period under the Lease shall, at Landlord’s election, render Tenant’s exercise of the First Offer Option null and void. If there shall remain less than sixty (60) full calendar months in the term of this Lease at the time Tenant exercises a First Offer Option, then Tenant shall be required to exercise its next following Renewal Option as a condition of its exercising said First Offer Option (or if there shall not then be available any Renewal Option, then the First Offer Option shall be null and void). Tenant’s exercise of the First Offer Option shall constitute Tenant’s agreement with all of the terms and conditions of Landlord’s RFO Notice. Time is of the essence with respect to Tenant’s exercise of its First Offer Option.
          31.4. Lease Terms. In the event a First Offer Option is effectively exercised, all terms and conditions contained in the Lease shall continue to apply in respect of the First Offer Space so taken, effective as of the First Offer Space Commencement Date, on and subject to (and expressly including) all of the terms and provisions set forth in the applicable Landlord’s RFO Notice. All First Offer Space that is taken, in accordance with the foregoing provisions of this Section, shall become part of the Demised Premises and included as such for all purposes of the Lease. If Tenant effectively exercises its First Offer Option, then Landlord and Tenant shall promptly thereafter execute an amendment to this Lease confirming such exercise and reflecting the terms and conditions set forth herein and in the Landlord’s RFO Notice.
          31.5. Failure to Exercise. In the event Tenant fails to exercise a First Offer Option in the manner and within the applicable time period therefor set forth herein, then the First Offer Option with respect to that space so offered by Landlord shall immediately terminate and Tenant shall have no other First Offer Option with respect to such space. Upon Tenant’s failure to exercise a First Offer Option, Landlord shall be free to lease such First Offer Space to any other person or entity, provided Landlord shall not consummate a lease with such third party if the aggregate economic terms, adjusted appropriately, are less than ninety percent (90%) of the aggregate economic terms stated in Landlord’s RFO Notice, without first offering such terms to Tenant. In such event, Tenant shall have two (2) business days from when Tenant receives such terms from Landlord to notify Landlord in writing of Tenant’s decision to either accept or reject such terms.
          31.6. If, during the first twenty-four (24) months of the term of this Lease, Landlord enters into a lease with a tenant for the entire eighth (8th) floor of the Building, Landlord (in lieu of the right of first offer applicable to the eighth (8th) floor) shall provide Tenant a First Offer Option (in the same manner as is described in this Section 31) on another floor served by the same elevator bank in the Building as serves the Demised Premises, when such space is available (and subject to any renewal, expansion, or other option heretofore given to other tenant(s) in the Building.
     32. Right of First Refusal.
Tenant is hereby granted the right and option (“First Refusal Option”) to lease any available space on the 9th floor (other than the 9th Floor Space) in the Building (as more fully shown on Exhibit “G” attached hereto, the “RFR Space”); all on and subject to the following terms and conditions:
          32.1. Landlord’s Notice. Landlord shall provide Tenant with notice (“Landlord’s Notice”) upon Landlord signing a term sheet or letter of intent with any prospective tenant for any RFR Space. Landlord and Tenant agree that if the space that is the subject of such term sheet or letter of intent includes other space in addition to the RFR Space as part of a single transaction, all of such space shall collectively be subject to the provisions of this Section 32, subject to the conditions set forth in Section 32.2 below. Landlord’s Notice shall identify the applicable space and shall contain the proposed terms of a lease amendment between Landlord and Tenant in respect of such space, which terms shall be based upon the terms set forth in the term sheet or letter of intent between Landlord and such prospective tenant, and which shall include: (i) commencement date and expiration date, (ii) minimum rent (and increases in or adjustments of minimum rent), (iii) provisions relating to additional rent (including, but not limited to, Tenant’s Proportionate Share of Taxes and Proportionate Share of Operating Expenses and the Base Amount for Taxes and Operating Expenses) and (iv) construction allowances or other concessions. In respect of the foregoing, Landlord’s Notice (and the terms set forth therein) shall in all cases provide for the following: (a) as to allowances, Tenant will be offered a construction allowance in respect of the RFR Space equal to the allowance offered to such prospective tenant adjusted to reflect the difference between the term of such proposed lease with such prospective tenant and the remaining term of this Lease; and (b) as to minimum rental rate, the minimum rent which shall be offered to Tenant shall be the greater of (x) the rental rate offered to such prospective tenant or (y) the rental rate then currently paid by Tenant pursuant to this Lease.
          32.2. Exercise. A First Refusal Option must be exercised, if at all, on and subject to the following terms and conditions: (i) a First Refusal Option must be exercised by Tenant, if at all, by notice from Tenant to Landlord given not later than five (5) business days following the date of Tenant’s receipt of a Landlord’s Notice in respect thereof; (ii) at the time of exercising any First Refusal Option, this Lease shall be in full force and effect and there shall exist no Event of Default or event which, with the passing of time, the giving of notice or both, would constitute an Event of Default, and (iii) Tenant must lease the RFR Space starting from the demising wall located on the northeast side of the Building. If there shall remain less than sixty (60) full calendar months in the term of this Lease at the time Tenant exercises a First Refusal Option, then Tenant shall be required to exercise its next following Renewal Option as a condition of its exercising said First Refusal Option (or if there shall not then be available any Renewal Option; then in either case the First Refusal Option shall be null and void). Notwithstanding any other provision of this Section 32, for any Landlord’s Notice received by Tenant pursuant to this Section 32 in the first two (2) years of the Term of this Lease, Tenant, irrespective of the amount of the RFR Space, shall have the right to take a specified area agreed upon by Tenant which comprises at least fifty percent (50%) of the remaining available space on the 9th floor not previously leased by Tenant, even if such area is less than all of the space subject to the Landlord’s Notice, provided that Landlord may adjust the size of such space by up to five percent (5%) (more or less) to ensure the marketability of the residual space.
          32.3. Lease Terms. In the event a First Refusal Option is effectively exercised as aforesaid, all terms and conditions contained in the Lease shall continue to apply in respect of the space so taken, effective as of the commencement date for the space so taken, on and subject to (and expressly including) all of the terms and provisions set forth in the applicable Landlord’s Notice. All space that is taken, in accordance with the foregoing provisions of this Section 32, shall become part of the Demised Premises and included as such for all purposes of the Lease, and all space so taken shall be leased for the term as set forth in Landlord’s Notice. If Tenant effectively exercises its First Refusal Option as aforesaid, then Landlord and Tenant shall promptly thereafter execute an amendment to this Lease confirming such exercise and reflecting the terms and conditions set forth herein and in the Landlord’s Notice.
          32.4. Failure to Exercise. In the event Tenant fails to exercise a First Refusal Option in the manner and within the applicable time period therefor set forth herein, such unexercised First Refusal Option shall lapse and the First Refusal Option no longer shall be of any force or effect if Landlord shall then lease the RFR Space described in such term sheet or letter of intent to the tenant with whom Landlord shall have entered in the term sheet or letter of intent.
          32.5. No Applicability. Notwithstanding anything contained in this Section 32 to the contrary, the terms and conditions of this Section 32 and Tenant’s First Refusal Option shall not apply to (i) any space that is subject to any renewal, expansion, or other option heretofore given or granted to any existing occupant of the Building or (ii) any space where Landlord has permitted any then-existing tenant to renew or extend its lease (either by the execution of a new lease or by an amendment to its existing lease) with respect to such space, whether or not such lease contains an option to do so.
     33. Parking
     During the term of this Lease, Landlord shall make available to Tenant, at the then current rate being charged by the owner or manager of the parking garage, twelve (12) reserved parking spaces (the “Reserved Spaces”) on the same level within the garage that is located at the Building, pursuant to the customary leasing or licensing agreement used by the owner or manager of the parking garage. Tenant will be responsible for entering into and complying with such agreement. As of the date of this Lease, the fee for each of the Reserved Spaces is $355 per month, which fee is subject to change. The monthly fee shall be waived for four (4) of the Reserved Spaces for a period from the Commencement Date through the end of the twelfth (12th) month after the Commencement Date. Subject to force majeure and Governmental Requirements, Landlord shall cause the parking garage to be open and available for parking by Tenant’s employees 24 hours a day, seven days a week.
     34. Satellite Equipment.
     . Landlord hereby grants to Tenant, commencing on the Commencement Date and ending on the expiration or other termination of this Lease, a license (the “License”) to install, use, operate and maintain, one (1) eighteen (18) inch Satellite Dish Antenna (the “Equipment”) on the roof of the Building in accordance with the following terms and conditions.
          34.1. Installation of Equipment. The Equipment shall be installed, used, operated and maintained solely in the space designated by Landlord (the “Licensed Space”) and solely at the expense of Tenant. Tenant shall coordinate any installation activities with Landlord and shall neither bring equipment to the site, nor commence its installation within the Licensed Space, without first giving Landlord reasonable notice of the date and time of the planned installation. Tenant shall furnish Landlord, for Landlords prior approval, detailed plans and specifications for any future installations. Tenant will indemnify, defend and hold harmless Landlord from and against all costs and expenses in connection with the installation, use, operation and maintenance of the Equipment and will not suffer or permit any mechanic liens to be claimed as a result of any such work. Should any such mechanics liens be placed against the Building or any part thereof or against any interest of Landlord therein, Tenant shall pursue the release of any such liens and be responsible for the cost of releasing the same in accordance with Paragraph 6.9 of this Lease.
               (i) The Equipment shall in all cases be installed, used, operated, maintained and removed in compliance with the following requirements: (1) the Equipment shall not interfere in any way with the Building’s engineering, window washing or other maintenance functions; (2) the Equipment must be properly secured and installed so as not to be affected by high winds or other elements; (3) the Equipment must be properly grounded; (4) the size, color and other aesthetics of the Equipment shall be approved by Landlord (which shall not be unreasonably withheld); (5) the weight of the Equipment shall not exceed the load limits of the Building; (6) in no event shall the Equipment or any appurtenant wiring or cable interfere with or otherwise affect the electrical, mechanical, structural, life safety or other building systems of the Building; and (7) the Equipment shall not adversely affect the ordinary operation of the Building or the use and occupancy of the Building by other tenants or other persons or adversely affect any warranty covering or extending to the roof.
          34.2 Operation of the Equipment. Tenant will, at all times in connection with the installation, use, operation and maintenance of the Equipment, comply with all federal, state and local governmental and quasi-governmental laws, statutes, codes, rules, ordinances and regulations affecting the installation, use, operation and maintenance of the Equipment, including applicable building and fire codes, and will particularly comply with all requirements of the Federal Aviation Administration and the Federal Communications Commission in respect thereof. In connection with the foregoing, Tenant, at Tenant’s own cost and expense, shall be obligated to secure and obtain all required permits, approvals and licenses for or with respect to the installation and operation of the Equipment prior to the commencement of any installation activities hereunder, and Tenant shall be obligated to keep in force and renew all thereof before the same, or any of thereof, shall expire.
               (i) The use of the Equipment by Tenant will be such as not to cause any interference (as defined by engineering standards of the Federal Communications Commission) with communication or other equipment presently or hereafter located at or about the Building and belonging to or operated by Landlord, any tenant or other occupant of the Building or any parties to whom Landlord has previously granted rights, or hereafter may grant rights. Tenant will indemnify, defend and hold harmless Landlord from and against any and all claims for damages due to its Equipment or the transmissions therefrom which cause any such interference. Landlord will promptly notify Tenant of any claim from third parties of alleged interference created by Tenant’s installation or from transmissions or receptions from such installations. Upon receipt of any notification from Landlord of any such claimed interference, Tenant will undertake the handling of such claim and shall indemnify, defend and hold harmless Landlord from and against any and all cost and expenses arising by reason of such claim. As part of the installation of the Equipment, Tenant will appropriately filter and trap any and all byproducts or interferences through existing broadcast installations and their signals or through other appropriate means.
               (ii) Tenant will bear all costs and expenses in connection with the design, permitting, installation, use, operation, maintenance and removal of the Equipment, including all costs relating to the repair of any damage to the roof or other parts of the Building caused directly or indirectly by any such installation, use, operation, maintenance or removal, including without limitation water damage or other damage resulting from the elements.
               (iii) For all purposes of this License, the Equipment shall be considered personal property and shall remain the property of Tenant. Landlord shall not be obligated or responsible for, and Tenant alone shall be responsible for, any damage, theft or vandalism of the Equipment and for any and all expenses resulting from any such damage, theft or vandalism, except if the same is caused by the negligent or willful act of Landlord or its employees or agents.

               (iv) Upon the expiration or sooner termination of this Lease the Equipment shall be removed by the Tenant and the roof of the Building shall be repaired and restored to its original condition by the Tenant, all at Tenant’s sole cost and expense.
          34.3. Indemnity. Tenant will indemnify, defend and hold harmless Landlord from and against any claim for damage to person or property arising out of or in connection with the exercise of Tenant’s rights pursuant to this Section 34, or otherwise arising out of or in connection with Tenant’s installation, use, maintenance, operation, repair, removal or replacement of the Equipment.
          34.4. Insurance. All installation, repair, reorientation, removal or reinstallation of the Equipment and its use, operation and maintenance, shall comply with all requirements of the insurance company insuring the Building against fire, windstorm, liability and extended coverage damage. Should the activities of Tenant pursuant to this Section 34 result in any increase of insurance premium, the amount of such increase will be paid for solely by Tenant.
          34.5. Non-Exclusivity. Tenant’s right to install the Equipment is exclusive solely as to the Licensed Space and does not confer upon Tenant the right to exclusive use of the other roof areas of the Building, it being understood that Landlord may, from time to time, grant similar rights to other tenants in the Building provided their activities do not unreasonably interfere with the activities of Tenant permitted hereby.
          34.6. Placement. It is expressly understood and acknowledged that the installation and placement of the Equipment from both an aesthetic and an engineering standpoint, is of substantial importance to Landlord. Tenant shall provide Landlord with plans indicating the placement and installation of the Equipment which shall be approved by Landlord. No variation from the plans for the Equipment submitted to Landlord by Tenant will be permitted without the prior written consent of Landlord. Tenant may, upon reasonable notice to Landlord and at Tenant’s own cost, repair, replace, reorient or remove the Equipment or any portion thereof, or replace the same with generally similar equipment, provided that (1) any new equipment does not weigh substantially more than the Equipment and can be properly accommodated on the roof of the Building without placing greater demands upon the electrical, mechanical, structural, life safety and other building systems of the Building; (2) Tenant at its cost, shall restore the roof of the Building to the condition in which it was prior to such repair, reorientation, removal or replacement, and all of such repair, reorientation, removal or replacement shall be performed in accordance with good engineering practice and by contractors or other persons approved by Landlord; and (3) all plans and designs of Tenant relating to any such repair, reorientation, removal or replacement shall in any case be subject to the prior written approval of Landlord.
          34.7 Relocation. Landlord, at its sole expense, upon not less than thirty (30) days prior written notice to Tenant (the “Equipment Relocation Notice”), may require Tenant to relocate from the Licensed Space to other space of comparable size on the roof of the Building. In the event of any such relocation, Landlord shall pay the reasonable expenses of moving Tenant’s Equipment to the new space. Use and occupancy by Tenant of the new space shall be under and pursuant to the same terms, conditions and provisions of this License (with the exception of the designation of the new premises as the Licensed Space) and Tenant shall execute any and all amendments to this

License as Landlord shall deem reasonably necessary to effectuate the provisions of this Paragraph. Notwithstanding the foregoing, if the replacement space designated by Landlord in the Equipment Relocation Notice to Tenant is not suitable for Tenant’s use pursuant to this License, then Tenant may terminate this License by written notice to Landlord, which termination notice shall only be effective if it is received by Landlord within thirty (30) days after Tenant’s receipt of the Equipment Relocation Notice.
          34.8 Assignment Provision. If Landlord grants an exclusive right to maintain and/or manage rooftop communications equipment at the Building to a third party which is not a party to this agreement, then Landlord shall, following thirty (30) days advance notice to Tenant, make reasonable efforts to assign this License to such third party.

     IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have caused this Office Lease to be executed by their duly authorized representatives the day and year first above written.

WITNESS:	LANDLORD: NNN 1818 Market Street, LLC (and all tenants in common)
	By:	Triple Net Properties Realty, Inc.
(“Agent” for Landlord)

	By:	/s/ Jeff Hanson, President & CEO
Authorized Signature

WITNESS:	TENANT: eResearchTechnology, Inc.
	By:	/s/ Michael J. McKelvey
Name:		Name:	Michael J. McKelvey
		Title:	President & CEO

EXHIBIT A
[ATTACHED TO EXECUTED LEASE ARE FLOOR PLAN DIAGRAMS OF THE
LEASED PREMISES CONCOURSE, 9TH FLOOR AND 10TH FLOOR]

EXHIBIT A

MARKET STREET
19TH STREET

1818 MARKET STREET

GVA Smith Mack

PARTRIDGE ARCHITECTS INC

FLOOR NUMBER
9
6-4-2008

Copyright © 2008 Partridge Architects

EXHIBIT A

MARKET STREET
19TH STREET

1818 MARKET STREET

GVA Smith Mack

PARTRIDGE ARCHITECTS INC

FLOOR NUMBER
10
5-8-2008

EXHIBIT A

1818 MARKET STREET

GVA Smith Mack

PARTRIDGE ARCHITECTS INC

FLOOR NUMBER
CONC
5-8-2008

Copyright © 2008 Partridge Architects

EXHIBIT B
LEGAL DESCRIPTION
PREMISES “A” — (FEE SIMPLE ESTATE)
ALL THAT CERTAIN lot or piece of ground with the buildings and improvements thereon erected, SITUATE in the 8th Ward of the City of Philadelphia described according to a Survey and Plan of Property made for 1818 Market Street, by Barton & Martin Engineers, dated October 4, 1996 and last revised on December 16, 1996, to wit:
BEGINNING at a point formed by the Southerly side of Market Street (100 feet wide) and the Easterly side of 19th Street (50 feet wide); thence extending Eastwardly along the said Southerly side of Market Street the distance of 153 feet 0 inches to a point; thence Southwardly on a line parallel with said 19th Street 176 feet 0 inches to a point on the Northerly side of Ludlow Street (24 feet 6 inches wide); thence Westwardly along the said Northerly side of Ludlow Street 153 feet 0 inches to a point on the said Easterly side of 19th Street; thence Northwardly along the said Easterly side of 19th Street 176 feet 0 inches to a point on the said Southerly side of Market Street being the first mentioned point and place of beginning.
AND ALSO ALL THAT CERTAIN lot or piece of ground with the buildings and improvements thereon erected, SITUATE in the 8th Ward of the City of Philadelphia described according to a Survey and Plan of Property made for 1818 Market Street, by Barton & Martin Engineers, dated October 4, 1996 and last revised on December 16, 1996, to wit:
BEGINNING at a point on the Southerly side of Market Street (100 feet wide), said point being measured in an Eastwardly direction along the said Southerly side of Market Street 193 feet 0 inches from the Easterly side of 19th Street (50 feet wide); thence extending Eastwardly along the said Southerly side of Market Street the distance of 48 feet 0 inches to a point; thence Southwardly on a line parallel with said 19th Street passing through a wall 176 feet 0 inches to a point on the Northerly side of Ludlow Street (24 feet 6 inches wide); thence Westwardly along the said Northerly side of Ludlow Street 48 feet 0 inches to a point; thence Northwardly parallel with the said Easterly side of 19th Street 176 feet 0 inches to a point on the said Southerly side of Market Street being the first mentioned point and place of beginning.
PREMISES “B” — (AIR RIGHTS)
ALL THAT CERTAIN AIR SPACE OVER AND ABOVE THE EIGHT FOLLOWING DESCRIBED PREMISES in accordance with a Plan prepared by Barton & Martin, Engineers, dated March 30, 1972, made for the Holiday Inn, last revised March 29, 1988, SITUATE in the 8th Ward of the City of Philadelphia.

PARCEL B-1 3RD FLOOR PARKING LEVEL
BEGINNING on a plane being elevation +64 feet 2 inches (Philadelphia City Datum) at the intersection of the West side of 18th Street (50 feet wide) with the South side of Market Street (100 feet wide); thence West along said side of Market Street 3 feet 6 inches to a point; thence South along a line parallel with 18th Street 176 feet 0 inches to a point on the North side of Ludlow Street (24 feet 6 inches wide); thence East along said side of Ludlow Street 3 feet 6 inches to the West side of 18th Street; thence North along said side of 18th Street 176 feet 0 inches to a point and place of beginning.
PARCEL B-2 7TH FLOOR LEVEL LUDLOW STREET SIDE
BEGINNING on a plane being elevation +102 feet 3 inches (Philadelphia City Datum) at a point on the North side of Ludlow Street (24 feet 6 inches wide) located 68 feet 6 inches West of the intersection of the West side of 18th Street (50 feet wide); thence leaving said side of Ludlow Street North on a line parallel with 18th Street 63 feet 2 inches to a point; thence West along a line perpendicular to 18th Street 13 feet 7 inches to a point; thence South on a line parallel with 18th Street 49 feet 8 inches to a point of curve; thence along a line curving to the right in a Southwesterly direction with a radius of 13 feet 1 inch, the are distance of 20 feet 6-5-8 inches to a point; thence South along a line parallel with 18th Street 0 feet 7 inches to a point on the North side of Ludlow Street; thence East along said side of Ludlow Street 26 feet 8 inches to the point and place of beginning.
PARCEL B-3 7TH FLOOR LEVEL MARKET STREET SIDE
BEGINNING at a plane being elevation +102 feet 3 inches (Philadelphia City Datum) at a point on the South side of Market Street (100 feet wide) located 68 feet 6 inches from the West side of 18th Street (50 feet wide); thence West along said side of Market Street 86 feet 6 inches to a point; thence South along a line parallel with 18th Street 2 feet 0 inches to a point; thence East along a line perpendicular to 18th Street 59 feet 10 inches to a point of curve; thence along a line curving to the right in a Southeasterly direction with a radius of 13 feet 1 inch the are distance of 20 feet 6-5-8 inches to a point of tangent; thence South along a line parallel with 18th Street 86 feet 3 inches to a point; thence East along a line perpendicular to 18th Street 13 feet 7 inches to a point; thence North along a line parallel with 18th Street 101 feet 10 inches to the point and place of beginning.
PARCEL B-4 BRIDGE
BEGINNING on a plane being elevation +122 feet 10 inches (Philadelphia City Datum) at an interior point located on the two following courses and distances from the intersection of the West side of 18th Street (50 feet wide) with the North Side of Ludlow Street (24 feet 6 inches wide) (1) West along the said side of Ludlow Street 68 feet 6 inches, (2) North along a line parallel to 18th Street 63 feet 2 inches; thence from beginning point North along a line parallel with 18th Street 11 feet 0 inches to a point; thence West along a line perpendicular to 18th Street 13 feet 7 inches to a point; thence South along a line parallel with 18th Street 11 feet 0 inches to a point; thence East along a line perpendicular to 18th Street 13 feet 7 inches to the point and place of beginning.

PARCEL B-5 8TH FLOOR ROOF LEVEL
BEGINNING on a plane being elevation +127 feet 5 inches (Philadelphia City Datum) at an interior point located on the two following courses and distances from the intersection of the West side of 18th Street (50 feet wide) with the South Side of Market Street (100 feet wide) (1) West along said side of Market Street 155 feet 0 inches (2) South along a line parallel with 18th Street 2 feet 0 inches; thence from beginning point South along a line parallel with 18th Street 93 feet 7 inches to a point; thence East along a line perpendicular to 18th Street 60 feet 3 inches to a point; thence South along a line parallel with 18th Street 18 feet 0 inches to a point; thence East along a line perpendicular to 18th Street 12 feet 8 inches to a point; thence North along a line parallel with 18th Street 98 feet 6 inches to a point of curve; thence along a line curving to the left in a Northwesterly direction with a radius of 13 feet 1 inch the are distance of 20 feet 6-5-8 inches to a point of tangent; thence West along a line perpendicular to 18th Street 59 feet 10 inches to the point and place of beginning.
PARCEL B-6 8TH FLOOR LEVEL
BEGINNING on a plane being elevation +114 feet 3 inches (Philadelphia City Datum) at a point on the North side of Ludlow Street (24 feet 6 inches wide) located 95 feet 2 inches West of the West side of 18th Street (50 feet wide); thence leaving Ludlow Street North on a line parallel with 18th Street 0 feet 7 inches to a point; thence along a line curving to the left in a Northeasterly direction with a radius of 13 feet 1 inch the are distance of 20 feet 6-5-8 inches to a point of tangent; thence North along a line parallel with 18th Street 48 feet 5 inches to a point; thence West along a line perpendicular to 18th Street 12 feet 8 inches to a point; thence North along a line parallel with 18th Street 18 feet 0 inches to a point; thence West along a line perpendicular to 18th Street 60 feet 3 inches to a point; thence South along a line parallel with 18th Street 80 feet 5 inches to a point on the North side of Ludlow Street; thence East along said side of Ludlow Street 59 feet 10 inches to the point and place of beginning.
PARCEL B-7 25TH FLOOR ROOF LEVEL
BEGINNING on a plane being at the elevation +263 feet 4 inches (Philadelphia City Datum) at a point on the Southerly side of Market Street (100 feet wide) measured Westwardly along the said Southerly side of Market Street the distance of 3 feet 6 inches from the Westerly side of 18th Street (50 feet wide); thence extending Southwardly on a line parallel with said 18th Street the distance of 143 feet 2 inches to a point; thence Westwardly on a line at right angles to said 18th Street 17 feet 9 inches to a point; thence Westwardly still on a line at right angles to said 18th Street 43 feet 6 inches to a point; thence Northwardly on a line parallel with said 18th Street 114 feet 9 inches to a point; thence Eastwardly on a line at right angles to said 18th Street 43 feet 6 inches to a point; thence Southwardly on a line parallel with said 18th Street 114 feet 9 inches to a point; thence Eastwardly on a line at right angles to said 18th Street 17 feet 9 inches to a point; thence Southwardly on a line parallel with said 18th Street 32 feet 10 inches to a point on the Northerly side of Ludlow Street (24 feet 6 inches wide); thence Westwardly along the said Northerly side of Ludlow Street 65 feet 0 inches to a point; thence Northwardly on a line parallel with said 18th Street 176 feet 0 inches to a point on the said Southerly side of Market Street; thence Eastwardly along the said Southerly side of Market Street 65 feet 0 inches to a point being the first mentioned point and place of beginning.
PARCEL B-8 PENTHOUSE LEVEL
BEGINNING on a place being elevation +287 feet 7 inches (Philadelphia City Datum) at an interior point located on the two following courses and distances from the intersection of the West side of 18th Street (50 feet wide) with the North side of Ludlow Street (24 feet 6 inches wide), (1) North along the said side of 18th Street 32 feet 10 inches, (2) West along a line perpendicular to 18th Street 21 feet 3 inches; thence from beginning point North along a line parallel with 18th Street 114 feet 9 inches to a point; thence along a line West perpendicular to 18th Street 43 feet 6 inches to a point; thence South along a line parallel with 18th Street 114 feet 9 inches; thence East along a line perpendicular to 18th Street 43 feet 6 inches to the point and place of beginning.
TOGETHER WITH AND SUBJECT TO all the rights, terms, conditions, reservations, restrictions, covenants and easements, if any, as contained in a certain instrument dated May 19, 1972, by and between Holimark Company, a Pennsylvania corporation, and Walters Associates, Ltd., a Delaware corporation, as recorded in Deed Book DCC 99, Page 25.]
Property Address: 1818-1828 Market Street (Premise A-Fee Estate);
Registry Number: 1 S 11-184, 185, 186, 187, 188, 189, 190, 191; 1 S 11-192 and 193 (Premises A-Fee Estate)
BRT Tax Number: 88-3-033001 (Premises A-Fee Estate)
PREMISES “C” (Leasehold Estate)
ALL THAT CERTAIN LEASEHOLD ESTATE granted by that certain Lease from Isadore Braslau, Trustee to Walters Associates, Ltd., dated 5/15/1972 and recorded 5/19/1972 in Deed Book DCC 98 page 568, according to a Survey and Plan of Property made for 1818 Market Street by Donald J. Barton, Registered Professional Land Surveyor, dated 4/12/1984 and more particularly described as follows:
ALL THAT CERTAIN lot or piece of ground with the buildings and improvements thereon erected, situate on the South side of Market Street, at the distance of 203 feet measured Westward from the West side of 18th Street, in the 8th Ward of the City of Philadelphia.
CONTAINING in front or breadth on the said South side of Market Street, 40 feet and extending of that width in length or depth Southward between parallel lines at right angles to Market Street, 176 feet to Ludlow Street.
BEING BRT #88-3-0335-00.
BEING commonly known as 1830-1834 Market Street

EXHIBIT “C”
CONFIRMATION OF LEASE TERM
          THIS CONFIRMATION OF LEASE TERM is made this            day of                     , 2008, by and between NNN 1818 Market Street, LLC, NNN 1818 Market Street 1, LLC, NNN 1818 Market Street 2, LLC, NNN 1818 Market Street 3, LLC, NNN 1818 Market Street 4, LLC, NNN 1818 Market Street 5, LLC, NNN 1818 Market Street 6, LLC, NNN 1818 Market Street 7, LLC, NNN 1818 Market Street 8, LLC, NNN 1818 Market Street 9, LLC, NNN 1818 Market Street 10, LLC, NNN 1818 Market Street 11, LLC, NNN 1818 Market Street 13, LLC, NNN 1818 Market Street 14, LLC, NNN 1818 Market Street 15, LLC, NNN 1818 Market Street 16, LLC, NNN 1818 Market Street 17, LLC, NNN 1818 Market Street 18, LLC, NNN 1818 Market Street 20, LLC, NNN 1818 Market Street 21, LLC, NNN 1818 Market Street 22, LLC, NNN 1818 Market Street 23, LLC, NNN 1818 Market Street 24, LLC, NNN 1818 Market Street 25, LLC, NNN 1818 Market Street 26, LLC, NNN 1818 Market Street 27, LLC, NNN 1818 Market Street 28, LLC, NNN 1818 Market Street 29, LLC, NNN 1818 Market Street 30, LLC, NNN 1818 Market Street 31, LLC, NNN 1818 Market Street 34, LLC, NNN 1818 Market Street 35, LLC, NNN 1818 Market Street 36, LLC, NNN 1818 Market Street 37, LLC, NNN 1818 Market Street 38, LLC, each one a Delaware limited liability company (collectively, “Landlord”) acting by and through Triple Net Properties Realty, Inc. (“Agent” for Landlord), and eResearchTechnology, Inc., a Delaware corporation (hereinafter referred to as “Tenant”).
RECITALS
          A. Under a certain Office Lease between Landlord and Tenant dated                     , 2008 (the “Lease”), Landlord leased to Tenant, and Tenant leased from Landlord, certain Demised Premises more particularly identified therein, consisting of (i) 29,609 rentable square feet, located on the tenth (10th) floor (the “10th Floor Space”), (ii) 17,240 rentable square feet located on the ninth (9th) floor (the “9th Floor Space”) and (iii) 12,546 rentable square feet located on the Concourse Level (the “Concourse Space”) (collectively referred to as the “Demised Premises” in the office building known as 1818 Market Street, or such other name as Landlord may from time to time designate, located at 1818 Market Street, Philadelphia, Pennsylvania 19103. Capitalized terms, when used herein without separate definition, will have the same respective meanings as in the Lease.
          B. The Lease provides that the parties shall execute a confirmation of certain information when the Commencement Date of the term of the Lease has been determined.
CONFIRMATION
          NOW, THEREFORE, Landlord and Tenant hereby confirm and acknowledge the following:

C-1

          1. Term. The term of the Lease commenced on the           day of                     , 200       (the “Commencement Date”), and shall continue until the           day of                     , 200      , unless sooner terminated as provided for in the Lease.
          2. Rent Commencement Date. Tenant’s obligation to pay Minimum Rent with respect to the Demised Premises commenced on                     , 200      (the “Rent Commencement Date”).
          3. Demised Premises. Tenant acknowledges that it is in possession of the Demised Premises; that rent as specified in the Lease began accruing from the Rent Commencement Date; that the tenant improvement work to be performed by Landlord in respect of the Demised Premises has been completed; and that the Demised Premises, and the tenant improvement work therein so completed, have been accepted by Tenant as being in conformance with the terms of the Lease.
          4. Lease in Effect. Landlord and Tenant each acknowledges that, as of the date hereof, the Lease is in full force and effect and neither party is aware of any default by the other thereunder.
          IN WITNESS WHEREOF, the parties hereto have caused this Confirmation of Lease Term to be duly executed the day and year first above written.

WITNESS:	LANDLORD: NNN 1818 Market Street, LLC (and all tenants in common)
	By:	Triple Net Properties Realty, Inc.
(“Agent” for Landlord)

By:
Authorized Signature

WITNESS:	TENANT: eResearchTechnology, Inc.
By:
Name:		Name:
Title:

C-2

EXHIBIT D
JANITORIAL SPECIFICATIONS
A. Nightly
     1. Carpeted Floors. All carpeted floors shall be spot vacuumed daily. All traffic aisles will be 100% vacuumed.
     2. Non-Carpeted Floors. All hard-surfaced resilient floors shall be dust-mopped nightly using a treated dust mop, moving all light furniture. All furniture shall be replaced to its original position. Mop under all desks and large furniture where possible. Spot-clean where necessary to remove spills and smudges and spray buff as necessary.
     3. Dusting. Using a treated dust cloth, all furniture tops, legs and sides shall be wiped. Wipe clean telephones, lamps and other accessories. Dust wipe all horizontal surfaces within reach, including window ledges, baseboards, ledges, molding, sills on glass and banker-type partitions. Papers left on desk tops shall not be moved or disturbed. Desktops with papers will not be cleaned.
     4. Furniture and Accessories. File cabinets and other furniture shall be wiped to remove streaks, stains, spills and finger marks. Wash chalk trays. Wash blackboards only when requested. Empty all waste baskets and replace liners. Liners to be provided by Contractor.
     5. Desk Tops. All steel desk top shall be cleaned with a mild soap solution and wooden desks and furniture shall be polished as required, provided all papers have been removed from surfaces.
     6. Doors and Walls. All door, jambs, walls, window mullions, and glass partitions shall be spot-cleaned to remove streaks, smudges, finger marks, spills and stains, paying particular attention to walls around switch plates and door jambs and doors around knob and opening edges.
     7. Trash Removal. All trash from wastebaskets and other debris shall be removed from the premises and deposited in the trash area. New liners shall be installed as required in all wastebaskets but not less than once a week.
     8. Blinds. Lower all Venetian blinds and close blinds uniformly if requested by Manager.
B. Weekly
     1. Carpeted Floors. All carpeted floors shall be edged with a small broom or other edging tool, paying particular attention to corners, behind doors and around furniture legs and bases. Baseboards shall be wiped with a treated dust cloth and all carpet 100% vacuumed.
     2. Furniture. All chair and furniture legs and other areas of furniture and accessories not dusted during the nightly cleaning shall be wiped with a treated dust cloth.

C. Monthly
     1. Non-carpeted Floors. All hard-surfaced resilient floors shall be spray buffed with an electric rotary buffing machine as necessary. All wax marks shall be removed from baseboards, door, jambs and walls.
     2. High Dusting. All horizontal surfaces and ledges such as picture frames, etc. that are beyond the reach of normal nightly dusting, shall be dusted monthly using a treated dust cloth.
     3. Glass Partitions and Doors. All glass doors/partitions shall be thoroughly cleaned leaving a uniformly clean, bright condition as often as necessary but not less than once a month. All water marks and stains shall be wiped from adjoining surfaces and mullions.
D. Bimonthly (Every 60 Days)
     1. Carpeted Floors. All carpeted floors shall be vacuumed using a pile lifter to restore pile to its original condition and remove all embedded dirt and grit. Heavy traffic areas may require pile lifting more often, if necessary, to maintain presentable condition of the carpet.
     2. Non-Carpeted Floors. All hard surfaced resilient floors shall be completely striped, removing all finish down to the bare, clean floor. After the floors have been mopped, rinsed and dried, they shall be finished and machine polished to a uniformly bright, clean appearance. All wax spills and splashes shall be removed from baseboards, doors, jambs and walls.
     3. Waste Baskets. Waste baskets shall be thoroughly washed inside and out, dried and replaced to original position. Plastic liners shall be replaced with new liners, furnished by the Contractor.
E. Semi-Annually
     1. Air Diffusers and Light Fixtures. All air diffusers and light fixtures shall be thoroughly washed and wiped dry. Light fixture washing shall include inside of fixture.
     2. Venetian Blinds. All Venetian blinds shall be dusted on both sides of the blinds without removal of the blinds from the windows.

EXHIBIT E
RULES AND REGULATIONS
     1. The entrances, sidewalks, halls, passages, concourses, plaza, elevators, lobbies, stairways, and driveways shall not be obstructed by Tenant, other than during move in or move out of the Demised Premises, or used for any purpose other than for ingress to and egress from the Demised Premises. The halls, passages, entrances, elevators, stairways, balconies and roof are not for the use of the general public, and Landlord shall in all cases retain the right to control and prevent access thereto of all persons whose presence in the judgment of Landlord shall be prejudicial to the safety, character, reputation, or interest of the Building or its tenants, provided that nothing herein contained shall be construed to prevent such access to persons with whom Tenant normally deals in the ordinary course of its business unless such persons are engaged in illegal activities.
     2. Tenant, its employees, contractors, agents, servants, visitors, and licensees shall not go upon the roof or mechanical floors of the Building without the written consent of Landlord.
     3. The exterior windows and doors that reflect or admit light or air into the Demised Premises or the halls, passageways or other public places in the Building or the Property, shall not be covered or obstructed by Tenant (except by window blinds permitted as described in Paragraph 4 below). No showcase or other articles shall be put in front or affixed to any part of the exterior of the Building or the Property, nor placed in the halls, corridors or vestibules, nor shall any article obstruct any air conditioning supply or exhaust.
     4. No awnings, air conditioning units, fans, aerials, antennas, or other projections or similar devices shall be attached to the Building, regardless of whether inside the Building or on its facade or its roof, without the prior written consent of Landlord. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window, transom or door of the Demised Premises or the Building without the prior written consent of Landlord. All curtains, blinds, shades, screens, and other fixtures must be of a quality, type, design and color, and attached in the manner approved by Landlord. All electrical fixtures shall be fluorescent, of a quality, type, design, and color approved by Landlord unless the prior consent of Landlord has been obtained for any other lighting or lamping.
     5. No Tenant or employees, contractors, agents, servants, visitors, or licensees of Tenant shall sweep or throw or permit to be placed, left or discarded from the Demised Premises any rubbish, paper, articles, objects or other substances into any of the corridors or halls, elevators, or out of the doors or stairways of the Building.
     6. Tenant shall at all times keep the Demised Premises neat and orderly.
     7. Tenant shall not mark, paint, drill into, or in any way deface any part of the Demised Premises, Building or Property. The ceiling shall not be used for the suspension of any item or fixture, including, without limitation, plants and decorative items. No boring, drilling of nails or screws, cutting or stringing of wires shall be permitted, except with the prior written consent of Landlord and as Landlord may direct. Tenant shall not lay floor tile or other similar floor covering in the Demised Premises, except with the prior approval of Landlord. Floor covering shall be affixed to the floor in a manner which permits easy removal and shall be subject to approval by Landlord prior to installation.
     8. No freight, furniture of bulky matter of any description shall be received into the Building or carried into the passenger or service elevators except during hours and in a manner approved by Landlord; provided, however, the foregoing shall not be applicable to tenant’s diagnostic/testing equipment being moved in and out of the Concourse Space. Any hand trucks, carryalls, or similar appliances used for delivery or receipt of merchandise or equipment shall be equipped with rubber tires, side guards and such other safeguards as Landlord shall require.
     9. Tenant shall not permit any construction work to be done in the Demised Premises, including moving of office equipment or furniture into or out of the Demised Premises, except by contractors approved by Landlord; provided, however, the foregoing shall not be applicable to tenant’s diagnostic/testing equipment being moved in and out of the Concourse Space.
     10. Any Tenant deciding to move any office equipment or furniture into, out of, or within the Building must notify Landlord at least one (1) week in advance of intended move; provided, however, the foregoing shall not be applicable to tenant’s diagnostic/testing equipment being moved in and out of the Concourse Space. Such notification shall include: (i) the date of the move, (ii) the time of move (which shall not be during normal working hours without Landlord’s consent), (iii) the number of elevators and operators required for the move, and (iv) an agreement by the Tenant to pay the then prevailing charge for the use of the elevators and operators. Upon receipt of the above information, Landlord, or its agent, will issue a letter of authorization to the Tenant to arrange for elevator operators.
     11. The service elevator shall not be used by Tenant without Landlord’s prior approval.
     12. Tenant shall not alter any lock or install a new or additional lock or any bolt or other security device on any door of the Demised Premises without prior written consent of Landlord. If Landlord shall give its consent, Tenant shall in each case furnish Landlord with two keys for each such lock and security device.
     13. Except as permitted under the Lease, no signs, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by any Tenant on any part of the outside of the Demised Premises, Building, or Property, or on the inside of the Demised Premises without the prior written consent of Landlord. In the event of violation of the foregoing by Tenant, Landlord may remove same without any liability, and may charge the expense incurred by such removal to the tenant or tenants violating this rule. Interior signs on Demised Premises entrances shall be inscribed, painted or affixed for each tenant by Landlord at the expense of such tenant, and shall be of a size, color and style acceptable to Landlord.
     14. Landlord shall have the right to prohibit any advertising by Tenant which, in Landlord’s reasonable opinion, shall impair the reputation of the Building or its desirability as a building for offices, and upon written notices from Landlord, Tenant shall refrain from or discontinue such advertising. In no event shall Tenant, without the prior written consent of Landlord, use the name of the Building or use pictures or illustrations of the Property in any advertising other than in indicating Tenant’s address.

     15. Dock facilities are to be used only for loading and unloading procedures. No parking or storage privileges are extended. No dumpsters are to be placed at the loading dock without prior notification and approval by Landlord.
     16. None of Tenant’s agents, contractors, sublessees, assignees, licensees or invitees, nor any of their respective employees, shall smoke (i) within the Demised Premises, (ii) elsewhere within the Building, or (iii) within twenty (20) feet of any Building entrance, at any time.
     17. If Tenant desires telecommunications signaling, telephonic, protective alarm, connections, or other such wires, apparatus, or devices, Landlord will direct electricians as to where and how the wires are to be introduced. No boring or cutting for wires or otherwise shall be made without directions and approval from Landlord. All wires must be clearly tagged at the distributing boards and junction boxes, and elsewhere as required by Landlord, with the number of the office to which said wires lead, the purpose of the wires, and the name of the concern, if any, operating or servicing the same.
     18. The electrical, mechanical, and telephone closets, water and wash closets, drinking fountains and other plumbing, electrical and mechanical fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags, coffee grounds, acids or other substances shall be deposited therein. No access to the electrical, mechanical and telephone closets will be permitted without the prior consent of Landlord. All damages resulting from any misuse of the fixtures shall be borne by the Tenant who, or whose servants, employees, agents, visitors or licensees, shall have caused the same. No person shall waste water by interfering or tampering with the faucets or otherwise.
     19. Intentionally Deleted.
     20. Tenant shall not create, execute, or deliver any financing or security agreement of any kind that may be considered or give rise to any lien upon the Demised Premises, the Building, or the Property.
     21. Tenant, any of Tenant’s servants, employees, contractors, agents, visitors, or licensees, shall not at any time use, bring or keep upon the Demised Premises, the Building, or the Property any flammable, combustible, caustic, poisonous or explosive fluid, chemical or substance, or any chemical except such as are components of commercial products as are normally used by occupants of office buildings for ordinary cleaning and office related supplies in reasonable quantities and in compliance with applicable law.
     22. No portion of the Demised Premises, Building, or Property shall be used or occupied at any time for manufacturing, for the storage of merchandise, for the sale of merchandise, goods or property of any kind at auction or otherwise, or as sleeping or lodging quarters.
     23. In the design, layout, construction, renovation, and/or installation of Tenant’s demising walls, partitions, furniture, fixtures, equipment, and all other improvements and betterments of or in the Demised Premises, the live load of seventy (70) pounds per square foot shall not be exceeded at any time.

     24. Tenant shall not engage or pay any employees on the Demised Premises, except those actually working for such Tenant on said Demised Premises.
     25. Tenant shall not contract for any work or service which involves the employment of labor incompatible with the employees of the Building or with employees of contractors doing work or performing services by or on behalf of Landlord, or which would disturb harmonious labor relations.
     26. No bicycles, vehicles, animals, or birds of any kind (other than service animals for a blind person), shall be brought into or kept by Tenant in or about the Demised Premises, the Building, or the Property.
     27. Tenant shall not do or commit, or suffer to be done or committed, any act or thing whereby, or in consequence whereof, the rights of other tenants will be obstructed or interfered with, or other tenants will in any other way be injured or annoyed, or whereby the Building will be damaged, nor shall Tenant cause or suffer to be caused any noise, vibrations, obnoxious odors, or electronic interference which disturbs other tenants, the operation of their equipment or the operation of any equipment in the Building (including, without limitation, radio, television reception). Tenant shall not suffer nor permit the Demised Premises or any part thereof to be used in any manner or anything to be done therein nor suffer nor permit anything to be brought into or kept in the Demised Premises which, in the judgment of Landlord, shall in any way impair or tend to materially impair the character, reputation, or appearance of the Building.
     28. Tenant shall not serve, nor permit the serving of alcoholic beverages in the Demised Premises unless Tenant shall have procured Host Liquor Liability Insurance, issued by companies and in amounts reasonably satisfactory to Landlord, naming Landlord as an additional insured party.
     29. Except as otherwise explicitly permitted in its lease, Tenant shall not allow any open flames, the operation or conduct of any restaurant, luncheonette or cafeteria for the sale or service of food or beverages to its employees or to others, install or permit the installation or use of any cigarette, cigar dispensing machine or permit the delivery of any food or beverage to the Demised Premises, except by such persons delivering the same as shall be approved by Landlord.
     30. Any person in the Building will be subject to identification by employees and agents of Landlord. All persons in or entering Building shall be required to comply with the security policies of the Building. Tenant shall keep doors to unattended areas locked, and shall otherwise exercise reasonable precautions to protect property from theft, loss or damage. Landlord shall not be responsible for the theft, loss or damage of any property (other than that caused by Landlord or its employees, contractors or agents).
     31. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of the same by closing the doors or otherwise for the safety of Tenants or Landlord and protection of property in the Building.
     32. Landlord shall, in no case, be responsible for the admission or exclusion of any person to or from the Building for access or for invasion, hostile attack, insurrection, mob violence, riot, public excitement or other commotion, explosion, fire or any casualty.

     33. Tenant shall immediately notify Landlord of any injury to a person or damage to property regardless of cause within the Demised Premises and all public areas within the Building.
     34. Canvassing, soliciting, and peddling in the Building is prohibited and Tenant shall cooperate in preventing the same, and report all such activity to Landlord.
     35. Tenant, upon the termination of the tenancy, shall deliver to Landlord all of the keys, combinations to all locks, of offices, rooms and toilet rooms which shall have been furnished Tenant or which Tenant shall have made, and in the event of loss of any keys so furnished, Tenant shall pay Landlord the cost therefor.
     36. These Rules and Regulations shall be read in conjunction with the Lease and the Exhibits thereto. To the extent these Rules and Regulations are inconsistent with the remainder of the Lease and Exhibits, the Lease and other Exhibits shall control.
     37. Landlord may, by written notice to Tenant, promulgate additional reasonable and non-discriminatory rules and regulations, and/or modifications of the rules and regulations which are, in Landlord’s judgment, desirable for the general safety, comfort and convenience of occupants and tenants in the Building; provided such additional rules and regulations do not materially increase the obligations of Tenant or otherwise adversely impair in any material way the rights of the Tenant under the Lease. All such rules and regulations shall be deemed a part of this Lease, with the same effect as though written herein.

EXHIBIT “F”
RESPECTING IMPROVEMENTS TO THE 9th FLOOR SPACE & 10th FLOOR SPACE
          1. Tenant Plans.
               1.1. Final Plans. Tenant shall prepare and deliver to Landlord for Landlord’s approval, complete architectural plans, drawings and specifications (the “Final Plans”) for the construction of the 9th Floor Space and 10th Floor Space for Tenant’s occupancy, including partition and electric requirements and all information for all special equipment, on which Tenant will endeavor to designate (with specificity) all items with a long lead time for procurement. The Final Plans shall be in substantial compliance with the preliminary plans and specifications prepared by D2 Solutions as Plan No. TF-2.1 and TF-2.2; dated June 11, 2008 (the “Preliminary Plans”). If additional mechanical, electrical, plumbing and/or engineering drawings, millwork details or other specifications or details (collectively, the “Other Drawings”) are required for Landlord to obtain any governmental approval(s) or to construct the Landlord Improvements (as defined below), Tenant shall cause such Other Drawings to be prepared. Within five (5) business days after submission (or re-submission) by Tenant to Landlord of the Final Plans and/or the Other Drawings for Landlord’s approval, Landlord shall give written approval thereof to Tenant or shall specify in detail any non-conformity.
               1.2. Payment for Plans. All architectural and engineering costs in preparation of the Preliminary Plans, Final Plans and Other Drawings shall be included in the total cost for the Landlord Improvements (as defined below).
          2. Landlord Work.
               2.1 Provided there shall exist no Event of Default by Tenant, Landlord shall, in a good and workmanlike manner, cause the 9th Floor Space and 10th Floor Space to be completed in accordance with the Final Plans or Other Drawings (as the case may be) approved by Landlord pursuant to Paragraph 1 hereof and, except as otherwise specified in the Final Plans or Other Drawings, in accordance with Building Standards (the “Landlord Improvements”). As used herein, the term “Building Standard” or “Building Standards” shall mean the quality and quantities of materials typically employed by Landlord for standard improvements elsewhere in the Building. Landlord shall engage a general contractor selected by Landlord for the performance of all Landlord Improvements. Landlord reserves the right (i) to make substitutions of material of equivalent grade and quality when and if any specified material shall not be readily and reasonably available, and (ii) to make changes necessitated by conditions met during the course of construction, provided that Tenant’s approval of any substantial change shall first be obtained (which approval shall not be unreasonably withheld or delayed so long as there shall be general conformity with the Final Plans or Other Drawings, as the case may be).

               2.2 In addition to the Landlord Improvements, prior to the Commencement Date, Landlord, at its sole cost, will (i) renovate the existing restrooms on the Ninth and Tenth floor of the Building in accordance with Building Standards established for the 19th floor of the Building and (ii) construct a uni-sex common restroom on the Ninth floor, which restroom will comply with applicable provisions of the Americans with Disabilities Act of 1990.
               2.3 In connection with the Landlord Improvements, Landlord will obtain and enforce the one (1) year warranty given to Landlord by its general contractor under the AIA, A107 contract as follows, or in a substantially similar form: “The Contractor warrants to the Owner that materials and equipment furnished under the Contract will be of good quality and new unless otherwise required or permitted by the Contract Documents, that the Work will be free from defects not inherent in the quality required or permitted, and that the Work will conform with the requirements of the Contract Documents. Work not conforming to these requirements, including substitutions not properly approved and authorized, may be considered defective. The Contractor’s warranty excludes remedy for damage or defect caused by abuse, modifications not executed by the Contractor, improper or insufficient maintenance, improper operation or normal wear and tear and normal usage.” To the extent that Landlord’s contractor fails to perform its obligations under the warranty, Landlord will perform such obligations. Tenant shall not be responsible for the payment of the cost of repair, replacement or correction of defects in materials and construction of the Landlord Improvements during the period such warranty remains in effect, unless caused by Tenant.
          3. Charges for Work. Landlord’s maximum allowance amount for Landlord Improvements (including for all Building Standard work) is Forty-Five and 00/100 Dollars ($45.00) per rentable square foot of the 9th Floor Space and 10th Floor Space collectively (i.e., a maximum allowance of $2,108,205.00) (the “Construction Allowance”). Tenant may use up to ten percent (10%) of the Construction Allowance (i.e. $210,820.50) toward the costs of Tenant’s telephone and computer cabling and wiring, furniture, equipment and architectural, engineering and project management fees. The cost of improvements or work (including Landlord Improvements) in excess of the Construction Allowance shall be at Tenant’s sole cost and expense. All Landlord’s Work shall be bid out to at least three contractors mutually agreed upon by Landlord and Tenant which requests for bids shall require that the work be completed so as to permit Tenant to be delivered possession of the Demised Premises by the date specified in the Lease. All bids shall be open to Tenant’s review upon Landlord’s receipt and the selection of the contractor to whom the work shall be awarded shall be decided jointly by Landlord and Tenant. The total cost of such Landlord Improvements shall be equal to Landlord’s out-of-pocket expenses in connection with the Landlord Improvements, including, but not limited to, all architectural and engineering costs in preparation of the Preliminary Plans, Final Plans and Other Drawings, Landlord’s contract or purchase price for materials, labor and services. Landlord shall notify Tenant prior to commencement of construction of the estimated amount, if any, by which the cost of Landlord Improvements will exceed the Construction Allowance. Landlord shall not be obligated to commence work on the Landlord Improvements unless and until Tenant agrees to pay the additional cost involved in completing the Landlord

Improvements (and, if requested by Landlord, Tenant provides reasonable assurances of such payment), and any delay occasioned by the decision of Tenant whether to pay the difference or to revise the Final Plans or Other Drawings (as the case may be) and any delay of Tenant to provide such assurances, shall be deemed a Tenant-caused delay under this Lease, and shall not delay the Commencement Date or the date upon which rent commences to accrue hereunder.
          4. Payment for Work. Tenant shall pay Landlord for all excess of the cost of Landlord Improvements that is greater than Tenant’s Construction Allowance, within fifteen (15) days after the receipt by Tenant of an invoice or invoices therefor (which invoice or invoices, at Landlord’s election, may be presented from time to time prior to, upon, or following the Commencement Date of the term hereof, but not more frequently than once a month). Landlord will provide reasonable backup information with each invoice to verify the cost of the Landlord Improvements in excess of the Construction Allowance.
          5. Changes. If Tenant requests changes to the Landlord Improvements after Landlord and Tenant have approved the Final Plans and Other Drawings (as the case may be), Tenant shall pay the entire cost of such changes in excess of the Construction Allowance. The total cost shall be equal to Landlord’s out-of-pocket expenses in connection with the changes, including Landlord’s direct out-of-pocket costs plus a construction administration fee equal to two and one-half percent (2.5%) of the entire cost of such changes. In addition, Tenant shall be responsible for any delays resulting from the changes pursuant to Paragraph 9 below.
          6. Access.
               6.1 Landlord shall afford Tenant and its employees, agents and contractors access to the 9th Floor Space and 10th Floor Space, at reasonable times prior to the Commencement Date of this Lease, and at Tenant’s sole risk and expense, for the purposes of inspecting and verifying the performance and completion of the Landlord Improvements. Tenant shall inspect the performance of Landlord Improvements regularly and diligently and shall advise Landlord promptly of any objections to the performance of the work. Access for such purposes shall not be deemed to constitute possession or occupancy. Landlord shall promptly undertake and diligently prosecute the correction of any defective work of which it is notified as aforesaid.
               6.2 Subject to the provisions of Section 7 below, commencing thirty (30) days prior to Substantial Completion of the Landlord Improvements, Tenant shall have access to the 9th Floor Space and 10th Floor Space for the purposes of installing telecommunications wiring and cabling, and commencing fifteen (15) days prior to Substantial Completion of the Landlord Improvements, Tenant shall have access to the 9th Floor Space and 10th Floor Space for the purposes of installing Tenant’s furniture, fixtures and equipment in preparation for tenant’s occupancy of the 9th Floor Space and 10th Floor Space. In connection with such access, Tenant agrees (i) to cease promptly upon notice from Landlord any activity or work which has not been approved by Landlord (where such approval is required) or is not in compliance with the provisions of the Lease or which shall interfere with or delay the performance of the Landlord Improvements, and (ii) to comply and cause its contractors to comply promptly with all reasonable procedures and regulations prescribed by Landlord from time-to-time for coordinating work being performed by Landlord and work being performed by Tenant, each with the other, and with any other activity or work in the Building. Such access by Tenant shall be deemed to be subject to all the applicable provisions of the Lease, except that (a) there shall be no obligation on the part of Tenant solely because of such access to pay Minimum Rent or any Additional Rent on account of Operating Expenses or Taxes for any period prior to the Commencement Date, and (b) Tenant shall not be deemed thereby to have taken or accepted possession of the 9th Floor Space or 10th Floor Space or any portion thereof. If Tenant fails or refuses to comply or cause its contractor to comply with any of the obligations described or referred to above, then immediately upon notice to Tenant, Landlord may revoke Tenant’s right of access to the 9th Floor Space and 10th Floor Space until the Commencement Date.
          7. Tenant’s Contractors. Tenant may at its sole expense select and employ its own contractors for specialized or finishing work in the 9th Floor Space and 10th Floor Space which is not to be performed by Landlord and which is reflected as such in the Preliminary Plans, Final Plans or Other Drawings (as the case may be), such as carpeting, telephone installation, installation of computer and other specialized equipment, special cabinetwork and millwork, and other similar decoration and installation, subject to the following qualifications, conditions and limitations:
               7.1. Tenant shall first obtain the approval of Landlord in writing of the specific work it proposes to perform and shall furnish Landlord with reasonable information requested by Landlord (such approval by Landlord not to be unreasonably withheld or delayed);
               7.2. The work shall be performed by responsible contractors and subcontractors, properly licensed to work and approved in advance by Landlord. Notwithstanding Landlord’s approval of any contractor or subcontractor, none of Tenant’s contractors and/or subcontractors shall, in Landlord’s reasonable opinion, prejudice Landlord’s relationship with Landlord’s contractors or subcontractors, or the relationship between the contractors and their subcontractors or employees, or disturb harmonious labor relations. Each of Tenant’s contractors and subcontractors shall execute an indemnification agreement satisfactory to Landlord and reasonably satisfactory to such contractor agreeing, inter alia, to repair any damage to the Building and to indemnify, defend and hold Landlord harmless from and against all damage and loss incurred by Landlord as a result of work performed by Tenant, the general contractor and/or its subcontractor(s);
               7.3. Tenant shall have sole responsibility for compliance with Governmental Requirements, and shall at its expense procure all permits necessary with respect to the work to be performed by Tenant’s contractors or subcontractors;
               7.4. No such work shall be performed in such manner or at such times as to interfere with any work being done by any of Landlord’s contractors or subcontractors in the 9th Floor

Space or 10th Floor Space or in the Building generally. Landlord shall endeavor, however, to allow Tenant access for such work prior to commencement of the term of this Lease, at the earliest time consistent with the remainder of this subsection;
               7.5. Tenant and its contractors and subcontractors shall be solely responsible for the transportation, storage and safekeeping of materials and equipment used in the performance of their work, for the removal of waste and debris resulting therefrom on a daily basis, and for any damage caused by them to any installations or work performed by Landlord’s contractors and subcontractors; and Tenant’s contractors and subcontractors shall each deliver to Landlord a certificate of insurance indicating contractor liability in amounts and with companies and otherwise satisfactory to Landlord, and naming the 9th Floor Space and 10th Floor Space as an insured site; and
               7.6. Tenant’s contractors and subcontractors shall be subject to the general administrative supervision of Landlord’s general contractor for scheduling purposes, but Landlord’s general contractor shall not be responsible for any aspect of the work performed by Tenant’s contractors or subcontractors, or for the coordination of the work of Landlord’s contractors with Tenant’s contractors or subcontractors.
          8. Concerning Substantial Completion. In addition to (and subject to) the description of “Substantial Completion” found elsewhere in the Lease, it is further agreed that the 9th Floor Space and 10th Floor Space shall be deemed “substantially complete” even though minor or insubstantial matters or details of construction, mechanical adjustment or decoration remain to be performed, the noncompletion of which does not materially interfere with Tenant’s use of the 9th Floor Space and 10th Floor Space or the conduct of its business therein, which items shall be completed by Landlord within thirty (30) days after Substantial Completion to the extent within Landlord’s reasonable control. If not within Landlord’s reasonable control, Landlord will diligently pursue completion of such items and use commercially reasonable efforts to complete same as soon as reasonably practicable.
          9. Delay.
               9.1. Delay Generally. If Landlord shall be unable to deliver possession of the 9th Floor Space or 10th Floor Space to Tenant on the date specified for commencement of the term of this Lease because a certificate of occupancy has not been procured or because of the holding over or retention of possession of any tenant or occupant, or if repairs, improvements or decoration of the 9th Floor Space or 10th Floor Space, or of the Building, are not completed, or because of the operation of a “force majeure” (which shall mean any delay in performance hereunder caused by any event beyond the reasonable control of Landlord including, without limitation, labor disputes, civil commotion, war, war-like operations, invasion, rebellion, hostilities, military power, sabotage, governmental regulations or controls, fire or other casualty, inability to obtain material or services, or acts of God), or for any other reason, Landlord shall not be subject to any liability to Tenant except as expressly provided in the Lease. Under such circumstances, except as set forth below, the rent reserved and covenanted to be paid herein shall not commence until possession of the 9th Floor Space and 10th Floor Space is given or the 9th Floor Space and 10th Floor Space are available for occupancy by Tenant. No such failure to give possession or other delay shall in any other respect affect the validity of this Lease or any obligation of the Tenant hereunder (except as to the date of commencement of accrual of rent).
               9.2. Tenant Delay. Notwithstanding any provision of this Lease (including, without limitation, this Exhibit “F”) to the contrary, any delay in the completion of the Landlord Improvements resulting from a Tenant Delay (as defined below) shall constitute a delay caused by Tenant and for which Tenant is responsible pursuant to Section 2.1. (ii) of the Lease. For purposes of this Lease, a “Tenant Delay” shall mean a delay in the completion of the Landlord Improvements resulting from any one or more of the following: (i) Tenant’s failure to comply with any of the obligations of Tenant set forth in this Exhibit “F” within the time(s) specified; and/or (ii) the actions or omissions of Tenant, or any agent, employee or other party acting on behalf of Tenant.

EXHIBIT “F-1”
RESPECTING IMPROVEMENTS TO THE CONCOURSE SPACE
          1. Tenant Plans. Tenant shall cause to be prepared, at its cost and expense (which cost may be paid for out of the Construction Allowance, as defined in Exhibit F), specifications and partition plans regarding the construction of the Landlord Improvements (as defined below) to the Concourse Space (the “Final Plans”) which shall be based upon the preliminary plans prepared by D2 Solutions as Plan Id. Concourse TF2.3 dated February 28, 2008 and last revised March 13, 2008, with pricing notes dated March 5, 2008 (together, the “Preliminary Plans”, a copy of which is attached hereto). The Preliminary Plans have been approved by Landlord and Tenant for the construction of the Landlord Improvements (as defined below) in the Concourse Space, and provided the cost to construct the Landlord Improvements in accordance with the Final Plans does not exceed the cost to complete the Landlord Improvements as such improvements are shown on the Preliminary Plans, the parties shall review and approve or reject the Final Plans within two (2) business days from the date such Final Plans have been completed by Tenant and submitted to Landlord. Tenant shall prepare, if determined by Landlord to be necessary to construct the Landlord Improvements, working construction drawings based on such Final Plans. To the extent, if any, that the cost to construct the Landlord Improvements in accordance with the Final Plans (as determined based upon the bids received by Landlord to complete the Landlord Improvements), exceeds the estimated cost to complete the Landlord Improvements as set forth in the Preliminary Plans due to changes to the Landlord Improvements requested by Tenant, Landlord shall advise Tenant of the reasons for such increased cost and Tenant shall determine, within two (2) business days from the date such Final Plans have been approved by Landlord, whether to forego such additional cost items or agree to pay for such excess cost items. Landlord’s approval of the Final Plans (and any other document(s)) shall not constitute an implication, certification or representation by Landlord that the improvements contemplated thereby are in compliance with Governmental Requirements. Notwithstanding the pricing notes, at Tenant’s request and Tenant’s expense, Landlord shall install, in the Concourse Space at such location as Tenant shall specify, all required additional electrical equipment for charging EKG and similar equipment used by Tenant in its business.
          2. Landlord Work.
               2.1. Provided there shall exist no Event of Default by Tenant, Landlord shall, in a good and workmanlike manner, cause the Concourse Space to be completed in accordance with the Final Plans approved by Landlord and Tenant pursuant to Paragraph 1 hereof and otherwise in accordance with the Building Standards (the “Landlord Improvements”). As used herein, “Building Standard” or “Building Standards” means the quality and quantities of materials typically employed by Landlord for standard improvements elsewhere in the Building. Landlord shall engage a general contractor for the performance of all Landlord Improvements. Landlord reserves the right (i) after notice to Tenant, to make substitutions of material of equivalent grade and quality when and if any specified material shall not be readily and reasonably available, and (ii) to make changes necessitated by conditions met during the course of construction, provided that Tenant’s approval of any material change shall first be obtained (which approval shall not be unreasonably withheld or delayed so long as there shall be general conformity with the Final Plans).
               2.2. In connection with the Landlord Improvements, Landlord will obtain and enforce the one (1) year warranty given to Landlord by its general contractor under the AIA, A107 contract as follows, or in a substantially similar form: “The Contractor warrants to the Owner that materials and equipment furnished under the Contract will be of good quality and new unless otherwise required or permitted by the Contract Documents, that the Work will be free from defects not inherent in the quality required or permitted, and that the Work will conform with the requirements of the Contract Documents. Work not conforming to these requirements, including substitutions not properly approved and authorized, may be considered defective. The Contractor’s warranty excludes remedy for damage or defect caused by abuse, modifications not executed by the Contractor, improper or insufficient maintenance, improper operation or normal wear and tear and normal usage.” To the extent that Landlord’s contractor fails to perform its obligations under the warranty, Landlord will perform such obligations. Tenant shall not be responsible for the payment of the cost of repair, replacement or correction of defects in materials and construction of the Landlord Improvements during the period such warranty remains in effect, unless caused by Tenant.
          3. Changes. If Tenant requests changes to the Landlord Improvements, including changes to the Preliminary Plans, Tenant shall pay the entire cost of such changes. The total cost shall be equal to Landlord’s out-of-pocket expenses in connection with the changes, including Landlord’s direct out-of-pocket costs, overhead fee and administration fee of two and one-half percent (2.5%) as well as any fees payable to Landlord’s general contractor which shall not exceed two and one-half percent (2.5%). Landlord shall not be obligated to commence work on the Landlord Improvements unless and until Tenant agrees to pay the additional cost involved in completing the Landlord Improvements, either from changes to the Final Plans or as a result of differences between the Final Plans and the Preliminary Plans (and, if requested by Landlord, Tenant provides reasonable assurances of such payment), and any delay occasioned by the decision of Tenant whether to pay the difference or to revise the Final Plans or working drawings (as the case may be) and any delay of Tenant to provide such assurances, shall be deemed a Tenant-caused delay under this Lease, and shall not delay the Commencement Date or the date upon which rent commences to accrue hereunder. Tenant shall pay Landlord for all additional costs of Landlord Improvements due to changes requested by Tenant, within fifteen (15) days after the receipt by Tenant of an invoice or invoices therefor (which invoice or invoices, at Landlord’s election, may be presented from time to time prior to, upon, or following the Commencement Date of the term hereof, but not more frequently than once a month). Landlord will provide reasonable backup information with each invoice to verify the additional cost of the Landlord Improvements due to Tenant’s requested changes.
          4. Access.
               4.1 Landlord shall afford Tenant and its employees, agents and contractors access to the Concourse Space, at reasonable times prior to the Commencement Date of this Lease, and at Tenant’s sole risk and expense, for the purposes of inspecting and verifying the performance

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and completion of the Landlord Improvements. Tenant shall inspect the performance of Landlord Improvements regularly and diligently and shall advise Landlord promptly of any objections to the performance of the work. Access for such purposes shall not be deemed to constitute possession or occupancy. Landlord shall promptly undertake and diligently prosecute the correction of any defective work of which it is notified as aforesaid.
               4.2 Subject to the provisions of Section 5 below, commencing thirty (30) days prior to Substantial Completion of the Landlord Improvements, Tenant shall have access to the Concourse Space for the purposes of installing telecommunications wiring and cabling, and commencing fifteen (15) days prior to Substantial Completion of the Landlord Improvements, Tenant shall have access to the Concourse Space for the purposes of installing Tenant’s furniture, fixtures and equipment in preparation for tenant’s occupancy of the Concourse Space. In connection with such access, Tenant agrees (i) to cease promptly upon notice from Landlord any activity or work which has not been approved by Landlord (where such approval is required) or is not in compliance with the provisions of the Lease or which shall interfere with or delay the performance of the Landlord Improvements, and (ii) to comply and cause its contractors to comply promptly with all reasonable procedures and regulations prescribed by Landlord from time-to-time for coordinating work being performed by Landlord and work being performed by Tenant, each with the other, and with any other activity or work in the Building. Such access by Tenant shall be deemed to be subject to all the applicable provisions of the Lease, except that (a) there shall be no obligation on the part of Tenant solely because of such access to pay Minimum Rent or any Additional Rent on account of Operating Expenses or Taxes for any period prior to the Commencement Date, and (b) Tenant shall not be deemed thereby to have taken or accepted possession of the Concourse Space or any portion thereof. If Tenant fails or refuses to comply or cause its contractor to comply with any of the obligations described or referred to above, then immediately upon notice to Tenant, Landlord may revoke Tenant’s right of access to the Concourse Space until the Commencement Date.
          5. Tenant’s Contractors. Tenant may at its sole expense select and employ its own contractors for specialized or finishing work in the Concourse Space which is not to be performed by Landlord and which is reflected as such in Tenant’s Final Plans, such as telephone installation, installation of computer and other specialized equipment, special cabinetwork and millwork, and other similar decoration and installation, subject to the following qualifications, conditions and limitations:
               5.1. Tenant shall first obtain the approval of Landlord in writing of the specific work it proposes to perform and shall furnish Landlord with reasonable information requested by Landlord (such approval by Landlord not to be unreasonably withheld or delayed);
               5.2. The work shall be performed by responsible contractors and subcontractors, properly licensed to work and approved in advance by Landlord. Notwithstanding Landlord’s approval of any contractor or subcontractor, none of Tenant’s contractors and/or subcontractors shall, in Landlord’s reasonable opinion, prejudice Landlord’s relationship with Landlord’s contractors or subcontractors, or the relationship between the contractors and their subcontractors or employees, or disturb harmonious labor relations. Each of Tenant’s contractors and subcontractors shall, unless prohibited by applicable law, prior to the commencement of any

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work, file waivers of mechanics’ liens on account of the work to be performed by any of Tenant’s contractors, subcontractors or material suppliers and execute an indemnification agreement satisfactory to Landlord agreeing, inter alia, to repair any damage to the Building and to indemnify, defend and hold Landlord harmless from and against all damage and loss incurred by Landlord as a result of work performed by Tenant, the general contractor and/or its subcontractor(s);
               5.3. Tenant shall have sole responsibility for compliance with Governmental Requirements, and shall at its expense procure all permits necessary with respect to the work to be performed by Tenant’s contractors or subcontractors;
               5.4. No such work shall be performed in such manner or at such times as to interfere with any work being done by any of Landlord’s contractors or subcontractors in the Concourse Space or in the Building generally. Landlord shall endeavor, however, to allow Tenant access for such work prior to commencement of the term of this Lease, at the earliest time consistent with the remainder of this subsection;
               5.5. Tenant and its contractors and subcontractors shall be solely responsible for the transportation, storage and safekeeping of materials and equipment used in the performance of any work, for the removal of waste and debris resulting therefrom on a daily basis, and for any damage caused by them to any installations or work performed by Landlord’s contractors and subcontractors; and Tenant’s contractors and subcontractors shall each deliver to Landlord a certificate of insurance indicating contractor liability in amounts and with companies and otherwise satisfactory to Landlord, and naming the Concourse Space as an insured site; and
               5.6. Tenant’s contractors and subcontractors shall be subject to the general administrative supervision of Landlord’s general contractor for scheduling purposes, but Landlord’s general contractor shall not be responsible for any aspect of the work performed by Tenant’s contractors or subcontractors, or for the coordination of the work of Landlord’s contractors with Tenant’s contractors or subcontractors.
          6. Concerning Substantial Completion. In addition to (and subject to) the description of “Substantial Completion” found elsewhere in the Lease, it is further agreed that the Concourse Space shall be deemed “substantially complete” even though minor or insubstantial matters or details of construction, mechanical adjustment or decoration remain to be performed, the non-completion of which does not materially interfere with Tenant’s use of the Concourse Space or the conduct of its business therein, which items shall be completed by Landlord within thirty (30) days after Substantial Completion, to the extent within Landlord’s reasonable control. If not within Landlord’s reasonable control, Landlord will diligently pursue completion of such items and use commercially reasonable efforts to complete same as soon as reasonably practicable.
          7. Delay.
               7.1. Delay Generally. If Landlord shall be unable to deliver possession of the Concourse Space to Tenant on the date specified for commencement of the term of this Lease because a certificate of occupancy has not been procured or because of the holding over or retention

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of possession of any tenant or occupant, or if repairs, improvements or decoration of the Concourse Space, or of the Building, are not completed, or because of the operation of a “force majeure” (which shall mean any delay in performance hereunder caused by any event beyond the reasonable control of Landlord including, without limitation, labor disputes, civil commotion, war, war-like operations, invasion, rebellion, hostilities, military power, sabotage, governmental regulations or controls, fire or other casualty, inability to obtain material or services, or acts of God), or for any other reason, Landlord shall not be subject to any liability to Tenant except as expressly provided in the Lease. Under such circumstances, except as set forth below, the rent reserved and covenanted to be paid herein shall not commence until possession of the Concourse Space is given or the Concourse Space is available for occupancy by Tenant. No such failure to give possession or other delay shall in any other respect affect the validity of this Lease or any obligation of the Tenant hereunder (except as to the date of commencement of accrual of rent).
          7.2. Tenant Delay. Notwithstanding any provision of this Lease (including, without limitation, this Exhibit “F-1”) to the contrary, any delay in the completion of the Landlord Improvements resulting from a Tenant Delay (as defined below) shall constitute a delay caused by Tenant and for which Tenant is responsible pursuant to Section 2.1. (ii) of the Lease. For purposes of this Lease, a “Tenant Delay” shall mean a delay in the completion of the Landlord Improvements resulting from any one or more of the following: (i) Tenant’s failure to comply with any of the obligations of Tenant set forth in this Exhibit “F-1” within the time(s) specified; (ii) Tenant’s failure to approve any Final Plans submitted to Tenant for approval; and/or (iii) the actions or omissions of Tenant, or any agent, employee or other party acting on behalf of Tenant.

“Pricing Notes — Revison 1”
dated March 5, 2008 prepared by d2 Solutions Inc.
are attached to executed Lease

     Pricing Notes — Revision 1

Project:	eResearch Technology	Date:	March 5, 2008
Project No:	07-275
Location:	1818 Market Street	Building Contact:	Lou Lombardi
Floor:	Concourse Level	Prepared by:	Michelle Taraschi
		References Plan No.:	TF2.3 dated 2.28.08 and revised 03.13.08
Division 1: General
1.1 The term “provide”, in connection with any specified item, is intended to mean unless otherwise noted, that such items shall be furnished, installed and connected as required, typical.
Note: Where costs are indicated in this document, they refer to manufacturer’s material cost for product only. Materials only costs do not include taxes, shipping, adhesive, mark up, labor, etc.
1.2 Clean, touch up, patch, and/or repair all existing walls, partitions, columns, perimeter windows, frames, mullions, baseboard heaters and mini blinds within scope of work, as required to achieve “like new” appearance.
1.3 Provide all partitions and items per plan, see plan for partition types and means of construction.
1.4 Contractor to walk through suite and advise landlord’s representative and D2 Solutions, Inc. of all field conditions not noted that will impact pricing.
1.5 Any deviations and/or assumptions from this document must be noted on preliminary pricing and submitted to D2 Solutions, Inc, tenant and landlord. Contractor is to provide an itemized pricing summary per division. Contractor to indicate all deduct or add alternates specified.
1.6 Contractor’s pricing to include all necessary permit and application fees required to fit out space per plan, typical.
Division 2: Demolition
2.1 Contractor to reuse all items salvaged from demolition where possible to realize new plan layout unless otherwise noted. Items to include, but not limited to: doors, frames, glass, windows/sidelights, hardware, electrical receptacles, ceiling grid, ceiling tile, light fixtures and drinking fountains. Contractor to purchase new only if unavailable from demolition and/or building’s inventory. Contractor to ensure all salvaged items are clean and in good working order. All new items are to match existing.
2.2 Contractor to remove prior tenant’s flooring, base, wallcovering, sinks, millwork, plywood, including voice/data cabling unless otherwise noted, verify in field. Contractor to provide allowance for floor prep, typical. Contractor to prep existing walls as required to receive new finishes.
2.3 Contractor to inspect existing floor slab for any conditions, such as control joints, expansion joints, cracks, unevenness and/or other pre-existing finishes that conflict with the installation & maintenance of the new floor coverings per this document.
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Division 5: Structural Metal Framing
5.1 Structural Reinforcing: Landlord’s structural engineer to evaluate floor loads to determine if floor reinforcing is required to accommodate freestanding or mobile file system. If reinforcing required, reinforce below floor. Contractor to provide allowance for structural reinforcing.
Location: Q & A File Room
Division 6: Casework
6.1 Backer Board: (10)  3/4 “x4’x8’ painted fire treated plywood panels mounted on 2“x4” wood stud spacers. Plywood to start 5” above finished floor.
*[03.05.08 rev 1] Location: Server Room, IDF Room
6.2 Coat Closets: Provide painted wood shelf and chrome rod at all coat closets. ADA accessible in half of one closet.
6.3 Storage Closets: Provide 18” deep paint grade plywood shelves with continuous solid wood edge on heavy duty twin slotted wall standards and heavy duty brackets. 30” maximum spacing with no shelf overhang. (5) high typical.
6.4 Pantry Unit — Base and wall cabinets: 25” deep self edge plastic laminate countertop and backsplash. Flush overlay plastic laminate cabinets with concealed hinges and 4” wire pulls and MCP interiors. Base cabinets 34” high with (1) adjustable shelf and (1) drawer. Wall cabinets 30” high x 12” deep (2) adjustable shelves. Stainless steel ADA compliant sink with gooseneck faucet and wrist blades. Provide ADA compliant 40” wide base cabinets with integral kick base at sink locations.
Location: All pantries, UNO.
6.5 Copy Room Unit — Base and wall cabinets: 25” deep self edge plastic laminate countertop scribe at edges. Flush overlay plastic laminate cabinets with concealed hinges and 4” wire pulls and MCP interiors. Base cabinets 34” high with (1) adjustable shelf and (1) drawer. Wall cabinets 30” high x 12” deep (2) adjustable shelves.
Location: All copy rooms, source doc room, halter room, ECG Receipts
6.6 Lunchroom Unit — Base and wail cabinets: 25” deep bevel edge solid surface (zodiaq or eq) countertop — scribe at edges. Full height glass tile backsplash, allow $7 per square foot material cost. Flush overlay plastic laminate cabinets with concealed hinges and forms and surfaces edge pulls (#HC421) brushed stainless finish and MCP interiors. Base cabinets 34” high with (1) adjustable shelf and (1) drawer. Wall cabinets 36” high x 12” deep with (2) adjustable shelves. Stainless steel ADA compliant sink with ADA compliant Kohler ‘Coralais’ series faucet. Provide ADA compliant 40” wide base cabinets with integral kick base at sink locations.
Location: Lunchroom/Coffee Bar and reception pantry
6.7 Conference Room Unit — Base cabinets: 25” deep bevel edge granite countertop — scribe at edges. Flush overlay cherry wood rift cut veneer cabinets with concealed hinges and forms and surfaces edge pulls (#HC421) brushed stainless finish, and wood veneer interiors. Base cabinets 34” high with full height doors and (1) adjustable shelf.
Location: Mutli-purpose room, large conference room
6.8 Reception Area Counter: Provide 20” deep bevel edge granite countertop — scribe at edges.
Location: Reception Area
1100 East Hector Street Suite 415 | Conshohocken, PA 19428 | www.d2solutionsinc.com
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6.9 Workcounter with Base Cabinets: 25” deep self edge plastic laminate countertop — scribe at edges. Flush overlay plastic laminate cabinets with concealed hinges and 4” wire pulls and MCP interiors. Base cabinets 34” high with (1) adjustable shelf and (1) drawer.
Location: Copy Areas in Open Areas
*[03.05.08 rev 1] 6.10 NOTE OMITTED
6.11 Reception Desk: Provide $15,000 allowance for custom wood veneer millwork reception desk with stone transaction top.
6.12 Wood Veneer Panels: Where shown on plan, provide stain grade rift cut cherry veneer panels in reception area and multipurpose room. Panels to be full height, with stained wood base, and 1/4 vertical and horizontal reveals.
Division 8 (8.1 — 8.9): Doors, Frames and Hardware
Standard Interior Door:
8.1a Building Standard Door Assembly:

Solid Door:	Building Standard 3’x 8’ x 1-3/4” solid core stain grade wood door.

Metal Frame:	2” painted hollow metal knock down frames.

Interior Hardware:	Heavy duty commercial grade cylinder type with ADA compliant lever handle; full mortise heavy duty butt hinges; neoprene silencers; wall/floor stops. All exposed hardware to be building standard brushed stainless steel finish.

Coat hooks:	Provide coat hooks at all private offices. Allow $20/material cost.

Locksets:	Provide (25) locksets throughout plan and at all storage rooms. Key separately, tie to building and tenant master.

Card Readers:	Provide card readers as shown on plan and at server room and all egress doors and stair towers located within tenant space. Coordinate work in field with tenant’s security vendor. Tie doors to building emergency system for fail-safe operation. Card readers furnished and installed by tenant’s security vendor, all electrical requirements, conduit, etc supplied by GC.

Closers:	Provide surface mounted overhead ADA compliant closer with concealed fasteners (no through bolting) at all egress doors, lunchroom, pantries, copy rooms, server room and storage rooms. Provide hold open feature at non-rated doors.

Fire Rated:	Provide self-closing fire rated door and frame assemblies as required per plan.

Smoke Rated:	Provide self-closing smoke rated door and frame assemblies as required per plan.

Other Interior Doors:

8.1b Closet Doors:	For all closet doors at coat and storage closets, provide standard interior door assembly with dummy lever trim and heavy duty roller catches for double doors.

8.1c Glass Doors:	3’x8’ (single or pair, per plan) Herculite or equal clear tempered frameless glass doors with 4“x8” patch fittings. Pivot hardware with integral closers with hold open function, door pulls on both sides. Dorma Ogro stainless steel mitered pull handles #TG 9357, 62” length, 30mm diameter or equal. Provide card reader with mag locks at suite entry doors only. All security equipment to be coordinated with tenant’s security vendor and tied to building emergency system.
Location: All conference rooms, all double suite entry/egress doors, lunchroom/coffee bar area doors, reception and breakout area doors.

8.1d Pocket Doors:	Provide 3’x8’ (nominal) stain grade solid core fully concealed pocket doors with Hafele sliding door hardware (or equal).
Location: CEO’s Meeting Room, Reception Pantry
1100 East Hector Street Suite 415 | Conshohocken, PA 19428 | www.d2solutionsinc.com
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Other Interior Frames:

8.2a Wood Frame:	2” stained wood frame.
Location: At all pocket door locations

8.2b Frame / Sidelight:	Provide ‘Raco’ Solutions II Series 2 anodized aluminum frame system (or eq) where shown on plan. Provide vertical mullions every 36” and (2) horizontal mullions per vertical panel. Frame system to have integral frosted tempered safety glass.
Location: Conference Rooms, Multipurpose Room, Training Room, Large Conference Room, Lunchroom/Coffee Bar, HR Open Area, as shown on plan.

8.2c Entry/Exit Hardware:	Heavy duty mortise entrance lock 6 pin, keyway C or E. Lever handle. Surface mounted overhead ADA compliant closer with concealed fasteners (no through bolting).
Division 8 (8.10 — 8.19): Glass & Glazing
8.10 Provide frosted 1/4” tempered safety glass at all Raco frame locations.
8.11 Provide (2) 4’ x 8’ x 1/4” laminated glass panels for use as a white board in Multipurpose Room, provide McGrory Glass #DTS-017 or better.
Division 9 (9.1 — 9.9): Acoustical Ceilings
9.1 Existing ceiling tiles and grid to be removed.
9.2 Provide new 2’ x 4’ suspended ceiling grid and tile.
Tile: Armstrong Dune with angled tegular edge or equal.

Grid: Armstrong Prelude XL 15/16” Exposed Tee grid or equal.

Locations: Throughout, UNO
9.3 Provide new 2’ x 2’ suspended ceiling grid & tile.
Tile: Armstrong Dune with angled tegular edge or equal.

Grid: Armstrong Prelude XL 15/16” Exposed Tee grid or equal.

Locations: Reception Area, Conference Rooms directly adjacent to reception area, multipurpose room, large conference room, lunchroom/coffee bar area, public corridors
9.4 Provide new building standard ceiling tile in existing grid for Basement Level Logistics department. Patch & repair existing grid as necessary to achieve ‘.like-new’ appearance.
Division 9 (9.10 — 9.19): Gypsum Board Assemblies
9.10 Provide gypsum wall board ceiling to be painted with two finish coats of MAB/ Duron/ F & H or equal flat finish.
Location: Reception Area, Breakout Areas, Conference Rooms, Lunchroom and Coffee Bar area and above file banks as shown on plan.
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9.11 Contractor to furr out and provide drywall at all columns and exterior perimeter wall if needed. Verify conditions in field.
9.12 Provide (20) GWB Headers throughout, as shown on plan.
9.13 Contractor to verify existing demising and corridor partition construction. If existing partitions are not full height partitions that go to deck, contractor to upgrade partition to extend from floor to deck and match criteria listed below.
9.13a 1 Hour Rated Insulated Deck to Deck Partition (nominal 5”; fire test: ULC design 465): One layer 5/8” type X gypsum wallboard to each side of 3-5/8” 25 gauge steel studs 16” on center with 1-1/4” type S drywall screw 8” on center at wall perimeter and 12” on center at vertical joints or continuous ¼” beads of adhesive at intermediate studs. Tape and spackle. 3-1/2” sound attenuation blanket.
Location: Provide between tenants and per plan.
9.13b Non-Rated / Non Insulated Deck to Deck Partition (nominal 5”): One layer 5/8” gypsum wallboard to each side of 3-5/8” 25 gauge steel studs 16” on center. Tape and spackle.
Location: Provide at public corridor and per plan.
9.13c Non-Rated / Insulated Deck to Deck Partition (nominal 5”): One layer 5/8” gypsum wallboard to each side of 3-5/8” 25 gauge steel studs 16” on center. Tape and spackle. 3 -1/2” sound attenuation blanket.
Location: Provide per plan.
9.13d Non-Rated / Insulated Partition to underside of ceiling grid (nominal 5”): One layer 5/8” gypsum wallboard to each side of 3-5/8” 25 gauge steel studs 16” on center. Tape and spackle. 3 -1/2” sound attenuation blanket. 2” felt strip between top track and ceiling system with continuous plastic zip bead.
Location: Provide per plan.
Division 9 (9.20 —2.29): Resilient Tile Flooring and Wall Base
9.20 Provide two coats of sealer wax on all vinyl composition tile and/or vinyl flooring requiring sealant.
*[03.05.08 rev1] 9.20a Vinyl Composition Tile (VCT): Armstrong Solidpoint or Eq 12” x 12” 1/8”.
Location: Pantries UNO, Copy Rooms, Storage Rooms, Logistics/Warehouse Area (Concourse Level, UNO)
9.20b Vinyl Base (VB): Johnsonite 4” cove base at resilient or VCT floor and straight base at carpet.
Location: Throughout UNO, public corridors UNO.
9.20c Wood Base: 4” flat profile painted hardwood base
Location: Reception/Breakout Area, Lunchroom/Coffee Bar, Elevator Lobbies, Multipurpose Room, Conference Rooms
9.20d Resilient Tile Flooring: Allocate $6.00 square foot (materials only) Amtico vinyl tile or Eq
Location: Coffee Bar Area, Reception Pantry
9.20e Static Dissipative Tile: Provide Armstrong or EQ static dissipative vinyl tile
Location: Server Room
1100 East Hector Street Suite 415 | Conshohocken, PA 19428 | www.d2solutionsinc.com
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Division 9 (9.30 — 9.39); Flooring
9.30 Provide Schluter metal edge at tile/carpet intersection and vinyl reducer strip at carpet / VCT / resilient flooring intersection, typical.
9.31 Carpet installation is to be direct glue-down per manufacturer’s instructions, using minimum joints and seams. Provide color samples & seaming plan. Assume 10% coverage for pattern match.
*[03.05.08 rev 1] 9.31 a General Area Carpet: Patterned tufted cut pile & loop, provide $25.00 square yard allowance (materials only).
Location: Throughout 9th and 10th Floors, Concourse level offices & conference rooms, and in public corridors, UNO.
*[03.05.08 rev 1] 9.31 b Specialty Area Carpet: Multi-colored tufted graphic loop, provide $32.00 square yard allowance (materials only).
Location: Reception Areas, Breakout Areas, Conference Rooms, Multi-purpose Room, Lunchroom, Training Room, Elevator Lobbies
Division 9 (9.40 — 9.49): Paint and Wallcovering
9.40 Provide touch up painting allowance for after tenant move in for repairs.
9.41 Contractor to prepare walls as required to receive new finishes.
9.42 All walls receiving wallcovering are to be finished to a level 4 or a level 5 finish per manufacturers instructions.
9.43a Paint: Provide one coat of primer and two finish coats of MAB/ Duron/ F & H or equal eggshell finish wall paint and semi-gloss latex finish door and trim paint.
Location: Throughout UNO and at all public corridors and elevator lobbies.
9.43b Accent Paint: Provide accent wall paint of MAB/ Duron/ F & H or equal. Assume deep tone requiring tinted primer and four finish coats.
Location: Assume 25% of open areas, one wall of every office and one wall of every interior room
9.43c Wallcovering: Vinyl wallcovering. Provide $1.25 per square foot allowance (materials only).
Location: One wall of each conference room, 25% of Reception Area, Coffee Bar Area, Lunchroom, Break-out Areas
9.43d Electrostatic Paint: Electrostatically paint the existing elevator doors and frames in the elevator lobbies of the 9th and 10th floor.
Division 10 (10.1 — 10.9): Signs
10.1 Landlord to provide building standard entry signage and lobby directory listing as per lease terms.
1100 East Hector Street Suite 415 | Conshohocken, PA 19428 | www.d2solutionsinc.com
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Division 10 (10.10 — 10.19): Moveable Partitions
10.2 Provide Modernfold acoustic seal 932 operable partition, hinged paired panels, manual operation top supported with operable floor seals. Minimum STC rating of 50. Provide structural support above as required. Provide for highest grade fabric covering. Coordinate with Modernfold on details of installation. Provide 3 ½” sound attenuation blanket for 3’ above the ceiling on either side of operable partition.
Division 11: Equipment
11.1 All furniture workstations and equipment to be provided by tenant and/or tenant’s vendor/consultant unless otherwise noted. General contractor to initiate coordination with tenant’s furniture consultant.
11.2 Appliances: Finish: black
Contractor to provide in Lunchroom:	(2) full size refrigerators, (1) undercounter icemaker, (1) ADA compliant dishwasher, (2) countertop microwaves

Contractor to provide in Coffee Bar:	(1) ADA compliant undercounter refrigerator

Contractor to provide in pantry areas:	(1) full size refrigerator with icemaker, (1) dishwasher, (1) countertop microwave
11.3 Projection Screen: Provide 8’x 6’ recessed motorized projection screen with wall control switch by Da-Lite or equal.
Location: Multi-purpose Room, Training Room, all Conference Rooms and all Meeting Rooms
Division 12: Window Blinds
12.1 Provide I” horizontal mini-blinds (Bali or equal) on all perimeter windows, if not already provided by landlord or tenant. If already provided, contractor to inspect and assure all are functional and clean.
Division 13 (13.1 — 13.9): Fire Detection and Alarm Systems
13.1 Provide, install and modify life safety items including but not limited to exit signs, emergency lighting, horns, strobes, fire alarm systems, smoke detectors, etc. as required to be compliant with all current and applicable codes. Location diagram is to be provided to D2 Solutions prior to installation. Contractor is responsible for coordination and connection of all such items to the building’s main monitoring panel(s).
13.2 Existing Annunciation system is to remain operable during construction & demolition phases. Maintain operable fire detection and alarm system during all phases.
1100 East Hector Street Suite 415 | Conshohocken, PA 19428 | www.d2solutionsinc.com
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Division 13 (13.10 — 13.19): Fire Suppression and Sprinkler Systems
13.10 Fire Extinguishers: Install 5 pound ABC fire extinguisher (or building standard) with semi-recessed cabinet every 4,000 square feet, and in lunchroom and pantry areas. Locate with local fire marshal approval.
13.11 Sprinklers: Provide concealed sprinklers per local and national codes in all areas with GWB ceilings.
Provide branch and distribution sprinkler piping from base building mains and provide semi-recessed sprinkler heads, to match existing, to meet requirements of NFPA 13 and local codes. Assume a minimum of 30% existing heads to be relocated to accommodate plan.
13.12 FM 200 / Pre-action: Provide FM 200 and pre-action suppression system. Unit to be tied into building emergency system. Provide drain, power, gaskets, seals and signage as required. Rooms protected by FM200 must be prepared and sealed to allow for pressure test as required to meet code.
          Location: Server Room
Division 15 (15.1 — 15.9): Plumbing Fixtures and Piping
15.1 Sink and Faucet: Stainless steel ADA compliant sink with gooseneck faucet and wrist blades.
Location: All pantry areas. See Casework notes for lunchroom/coffee area faucet spec.
15.2 Water Purification: Provide water purification system at each sink location and point of source heater. Run all water lines through purification system prior to final connection to dishwasher, coffee maker, icemaker, refrigerator, etc.
15.3 Water Lines: Install cold water lines with shut off valve for refrigerator, coffee maker, icemaker, and bottleless water cooler. Contractor responsible for connecting the lines to the appliances and ensuring proper delivery of water.
15.4 Water Heater: Contractor to provide a separate water heater at all sink locations, including but not limited to pantry, kitchen, lunchroom, shower rooms etc. Water heater to be located in either a base cabinet or above the ceiling. In the event water heater is above the ceiling, contractor is to provide drip pan and water detection device as required by building owner.
Division 15 (15.10 — 15.19): Heating, Ventilation and Air Conditioning
15.10 Contractor is responsible for the engineer’s MEP drawings of all mechanical, electrical and plumbing, sprinkler and life safety including the certified professional engineered services as required unless otherwise noted.
*[03.05.08 revl] 15.11 Dedicated HVAC: Provide all required connections for (2) tenant provided dedicated floor mounted 7 ton Liebert HVAC units with lead lag control tied to thermostat for 24 hour / 7 day redundant operation. Unit to be tied to tenant’s security system.
Location: Server Room
1100 East Hector Street Suite 415 | Conshohocken, PA 19428 | www.d2solutionsinc.com
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15.12 Supplemental 24/7 HVAC: Provide separate line item cost for building standard air with supplemental HVAC unit for comfort in areas with 24/7occupancy. Assume (2) separate zones with a 5 ton unit in each zone.
15.13 Thermostat: Provide separate thermostat control for all Conference and Meeting Rooms over 250 square feet, lunchroom/coffee bar area.
Provide separate thermostat control for dedicated HVAC units.
15.14 Exhaust Fans: Provide exhaust fan with solid speed control switch in rooms greater than 200 square feet and
Locations: Pantries, Lunchroom, Coffee Area.
15.15 Exhaust Fans: Provide thermostatically controlled exhaust fan for IDF room.
15.16 Diffusers: Provide linear diffusers at all GWB ceilings, typical.

     Contractor to assume 30% of diffusers to be relocated to accommodate plan, typical.
15.17 Ducts: Duct work to be insulated on the outside for sound at all conference rooms.
15.18 Returns: Boot returns in rooms with sound insulation.
15.19 Dampers: Provide fire-rated dampers at all fire-rated partitions. Provide smoke dampers at all smoke sealed partitions.
Division 16 (16.1 — 16.9): Wiring Devices and Electrical Requirements
16.1 Provide separate electrical panel for Server / Computer room. Assume 225 amp, 42 circuit, 208 & 120 volt panel.
16.2 Provide any additional electrical panels required to realize plan.
16.3 All receptacles to be building standard device and cover plate, color to be determined.
16.4 Hardwire new electric hot water heaters per note 15.4
16.5 Receptacles as indicated:
16.5a Duplex receptacle: 20 amp	3 per office 2 per storage room 2 per printer/work counter 1 per 30 LF or as required by local code in general open area and corridors
16.5b Duplex receptacle: 20 amp Dedicated
1 per copier, vending, refrigerator, microwave and coffee area 1 for tenant security system, phone system 12 at computer server room mounted to ladder rack 4 for IDF room
16.5c Duplex receptacle: 30 amp Dedicated 208 volt single phase
12 for Server / Computer room 4 per IDF room
1100 East Hector Street Suite 415 | Conshohocken, PA 19428 | www.d2solutionsinc.com
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16.5d Flush mount floor core: with power/voice/data
1 per office and conference room over 250 SF.
2 for the large conference room
6 for the training room
6 for the multipurpose room
3 for the IDF closet
16.5e Furniture Power Feeds: Provide (15) flush floor cores throughout (1 per cluster of (4) workstations)
Provide (40) wall feeds throughout
(Assume systems furniture utilizes a 4 circuit, 8 wire configuration. Provide (4) 20 amp circuits at each feed location typical.)
Provide conduit as required.
16.5f Audio Visual: Provide all electrical connections, conduit and infrastructure required for tenant’s Audio Visual needs in Multi-purpose room and Large Conference Room.
16.5g Electrical Connections: Provide final connections and wiring necessary for tenant provided UPS and PDU units in server room.
*[03.05.08 rev1] 16.5h Electrical at Concourse: Provide (2) 7’ lengths of wire moulding for each storage rack shown on the plan. Each 7’ length of wire moulding to have 2 circuits and 12 outlets for charging equipment.
Division 16 (16.10 — 16.19): Interior Lighting
16.10 Where existing fixtures are designated (or assumed) to remain, Contractor to assume 30% to be relocated to accommodate plan.
16.11 All open area lighting to be tied to contactors.
16.12 Provide wall sensor switches at all enclosed rooms, cover plates in color to be determined.
16.13 Provide a total of 15 Dimmer Switches throughout.
16.14 Lighting as indicated:
(16.14a 2’ x 4’ Lay-In Parabolic: Provide building standard parabolic fixture with electronic ballast and clean air supply and return.
Allocate $100.00 per fixture	1 per 80 square feet- open areas and corridors 1 per 60 square feet- offices and workrooms
Locations: Throughout, UNO
16.14b Fluorescent Downlights: 6” aperture (1) 32 watt fluorescent lamp with clear finish, white flange and electronic ballast.
Allocate $125.00 per fixture	(115) throughout reception, conference rooms, breakout areas and lunchroom/coffee bar
1100 East Hector Street Suite 415 | Conshohocken, PA 19428 | www.d2solutionsinc.com
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16.14c Fluorescent Adjustable Wall Washers: 6” aperture (I) 32 watt fluorescent lamp with clear finish, white flange and electronic ballast.
Allocate $125.00 per fixture	(70) throughout reception, conference rooms, breakout areas and lunchroom/coffee bar
16.14d Incandescent/ Low Voltage Downlights: 12 volt, 50 watt, MR 16 lamp with basic chrome cone and white flange.
Allocate $150.00 per fixture	(15) Multi purpose room
16.14e Linear Direct/Indirect Pendant Stem Mounted: (135) linear feet over tables in conference rooms
Allocate $45.00 per linear foot
16.14f Undercabinet Fluorescent: Alco little inch or equal, sized to fit cabinetry, hardwired to switch in room.
16.14g Decorative Low Voltage Pendants: (6) Coffee Bar
Allocate $300.00 per fixture
Division 16 (16.20 — 16.29): Voice and Data Systems
16.20 Tenant’s voice/data vendor to provide all voice/data cabling and devices. Contractor to provide back boxes and pull lines for voice/data receptacles and coordinate with tenant’s vendor as required.
*[03.05.08 rev 1] 16.21 Any Data cabling running below floor, in the plenum space of other tenants, is to run in protective conduit. All data cabling running below floors in the plenum space of eResearch does not need protective conduit.
16.22 All receptacles to be building standard device and cover plate color: to match existing
16.23 Contractor to provide backbox and pull string as follows:
1 per office
2 per office greater than 200square feet
1 per storage room
2 per printer/work counter
2 per reception area
3 per copy / mail rooms
16.24 Voice/Data feed:	(15) floor feeds (1 per cluster of (4) workstations)
(40) wall feeds (1 per cluster of (4) workstations)
        Assume (1) voice/data per workstation, consisting of (2) voice and
        (2) data lines per location, cat 6 wiring. Contractor to determine quantity required and size poke thru accordingly.
ALTERNATE PRICING:
1100 East Hector Street Suite 415 | Conshohocken, PA 19428 | www.d2solutionsinc.com
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1.	Provide alternate pricing for sidelights at each office. Sidelights to be 3’x8’x¼” clear tempered safety glass in GWB frame with 2” top and bottom aluminum channel. Provide clear silicone caulk at all sides. Provide applied frosted film.
2.	Provide alternate pricing to fully renovate building restrooms on 9th floor. Restrooms to be renovated and updated to building standard, as completed on 17th floor.
3.	Provide alternate pricing to fully renovate building restrooms on 10th floor. Restrooms to be renovated and updated to building standard, as completed on 17th floor.
4.	Provide alternate pricing to install 2’ x 4’ Fluorescent Lay-In Indirect Basket fixtures in lieu of building standard parabolic, throughout space UNO. Assume fixtures use (3) 32W lamps. Assume $150.00 per fixture material cost only. Assume 1 per 80 square feet for open areas and corridors and 1 per 60 square feet for offices and workrooms.
5.	Provide deduct alternate pricing to remove Modernfold partition at multipurpose room and replace with partition type 9.13c.
6.	Provide alternate pricing to install electric blackout Mecho shades at multipurpose room. Provide overhead blocking as required.
1100 East Hector Street Suite 415 | Conshohocken, PA 19428 | www.d2solutionsinc.com
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EXHIBIT G
RFR Space

PRODUCTION
MAINTENANCE/WAREHOUSE
PLAN

LEGEND:

DEMOLITION PLAN

d2 solutions inc.
interior design & architecture

1100 E. Hector Street, Suite 415
Conshohocken, PA 19428
610-238-8130 p 610-238-8200 f

ARCHITECTURAL SEAL

Anthony C. Palomba, RA

General Notes

Drawn by: 
Checked by: 
Approved by:

PROJECT NAME

eResearch Technology
1818 Market Street
Philadelphia, PA 19103

Project No. 07.295

DRAWING NAME

CONCOURSE
Test Fit Plan

DRAWING NO. TF-2.3

EXHIBIT H
FORM OF SNDA

After recording return to:

(For Recorder’s Use Only)
SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT
(WBCMT 2006-C24, Loan No. 502854351)
     THIS SUBORDINATION, NONDISTURBANCE, AND ATTORNMENT AGREEMENT (this “Agreement”) is entered into as of July 14, 2008 (the “Effective Date”), among LASALLE BANK NATIONAL ASSOCIATION, AS TRUSTEE FOR THE REGISTERED HOLDERS OF WACHOVIA BANK COMMERCIAL MORTGAGE TRUST, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-C24 (“Lender”), whose address is LaSalle Bank National Association, as Trustee, % Wachovia Bank, N.A., Wachovia Real Estate Services, NC 1075 9th Floor, 201 S. College Street, Charlotte, North Carolina 28244-1075 (Re: WBCMT 2006-C24; Loan No. 502854351), ERESEARCHTECHNOLOGY, INC., a Delaware corporation (“Tenant”), whose address is eResearchTechnology, Inc., 1818 Market Street, Suite 1000, Philadelphia, Pennsylvania 19103, Attention: Chief Financial Officer, and NNN 1818 MARKET STREET, LLC, NNN 1818 MARKET STREET 1, LLC, NNN 1818 MARKET STREET 2, LLC, NNN 1818 MARKET STREET 3, LLC, NNN 1818 MARKET STREET 4, LLC, NNN MARKET STREET 5, LLC, NNN 1818 MARKET STREET 6, LLC, NNN 1818 MARKET STREET 7, LLC, NNN 1818 MARKET STREET 7, LLC, NNN 1818 MARKET STREET 8, LLC, NNN MARKET STREET 9, LLC, NNN 1818 MARKET STREET 10, LLC, NNN 1818 MARKET STREET 11, LLC, NNN 1818 MARKET STREET 12, LLC, NNN 1818 MARKET STREET 13, LLC, NNN 1818 MARKET STREET 14, LLC, NNN 1818 MARKET STREET 15, LLC, NNN 1818 MARKET STREET 16, LLC, NNN 1818 MARKET STREET 17, LLC, NNN 1818 MARKET STREET 18, LLC, NNN 1818 MARKET STREET 19, LLC, NNN 1818 MARKET STREET 20, LLC, NNN 1818 MARKET STREET 21, LLC, NNN 1818 MARKET STREET 22, LLC, NNN 1818 MARKET STREET 23, LLC, NNN 1818 MARKET STREET 24, LLC, NNN 1818 MARKET STREET 25, LLC, NNN 1818 MARKET STREET 26, LLC, NNN 1818 MARKET STREET 27, LLC, NNN 1818 MARKET STREET 28, LLC, NNN 1818 MARKET STREET 29, LLC, NNN 1818 MARKET STREET 30, LLC, NNN 1818 MARKET STREET 31, LLC, NNN 1818 MARKET STREET 32, LLC, NNN 1818 MARKET STREET 33, LLC, NNN 1818 MARKET STREET 34, LLC, NNN 1818 MARKET STREET 35, LLC, NNN 1818 MARKET STREET 36, LLC, NNN 1818 MARKET STREET 36, LLC, NNN 1818 MARKET STREET 37, LLC, and NNN 1818 MARKET STREET 38, LLC, each one a Delaware limited liability company (jointly, severally and collectively, “Landlord”), whose address is NNN 1818 Market Street, LLC, % Triple Net Properties Realty, Inc., 1551 North Tustin Avenue, Suite 200, Santa Ana, California 927058, Attention: Legal Notice Department, acting by and through Triple Net Properties Realty, Inc., with reference to the following facts:
     A. Landlord owns the real property known as 1818 Market Street and having a street address of 1818 Market Street, Philadelphia, Pennsylvania 19103, such real property, including all buildings, improvements, structures and fixtures located thereon, (all or any portion thereof being referred to herein as the “Landlord’s Premises”), as more particularly described on Exhibit A.
     B. Wachovia Bank, National Association, a national banking association (“Original Lender”) made a loan to Landlord in the original aggregate principal amount of $122,000,000.00 (the “Loan”).
     C. To secure the Loan, Landlord encumbered Landlord’s Premises by entering into that certain Fee and Leasehold Open-End Mortgage, Security Agreement and Fixture Filing dated as of February 21, 2006, in favor of Original Lender (as amended, increased, renewed, extended, spread, consolidated, severed, restated, or otherwise changed from time to time, the “Security Instrument”) recorded in the applicable land records of the County of Philadelphia, Commonwealth of Pennsylvania.
     D. Lender is now the holder of the Security Instrument and has authority to enter into this Agreement.
     E. Pursuant to a Lease dated as of                      (the “Lease”), Landlord demised to Tenant a portion of Landlord’s Premises (“Tenant’s Premises”).
     F. Lender has been requested by Landlord and Tenant to enter into this Agreement, and Tenant and Lender desire to agree upon the relative priorities of their interests in Landlord’s Premises and their rights and obligations if certain events occur.
     NOW, THEREFORE, for good and sufficient consideration, Tenant and Lender agree:
1.	Definitions. The following terms shall have the following meanings for purposes of this Agreement:
1.1.	“Construction-Related Obligation” means any obligation of Former Landlord (as hereinafter defined) under the Lease to make, pay for, or reimburse Tenant for any alterations, demolition, or other improvements or work at Landlord’s Premises, including Tenant’s Premises. “Construction-Related Obligation” shall not include: (a) reconstruction or repair following any fire, casualty or condemnation which occurs after the date of attornment hereunder, but only to the extent of the insurance or condemnation proceeds actually received by Successor Landlord for such reconstruction and repair, less Successor Landlord’s actual expenses in administering such proceeds; or (b) day-to-day maintenance and repairs.

1.2.	“Foreclosure Event” means (a) foreclosure under the Security Instrument; (b) any other exercise by Lender of rights and remedies (whether under the Security Instrument or under applicable law, including bankruptcy law) as holder of the Loan and/or the Security Instrument, as a result of which Successor Landlord becomes owner of Landlord’s Premises; or (c) delivery by Former Landlord to Lender (or its designee or nominee) of a deed or other conveyance of Former Landlord’s interest in Landlord’s Premises in lieu of any of the foregoing.

1.3.	“Former Landlord” means Landlord and/or any other party that was landlord under the Lease at any time before the occurrence of any attornment under this Agreement.

1.4.	“Offset Right” means any right or alleged right of Tenant to any offset, defense (other than one arising from actual payment and performance, which payment and performance would bind a Successor Landlord pursuant to this Agreement), claim, counterclaim, reduction, deduction, or abatement against Tenant’s payment of Rent or performance of Tenant’s other obligations under the Lease, arising (whether under the Lease or other applicable law) from acts or omissions of Former Landlord and/or from Former Landlord’s breach or default under the Lease.

1.5.	“Rent” means any fixed rent, base rent or additional rent under the Lease.

1.6.	“Successor Landlord” means any party that becomes owner of Landlord’s Premises as the result of a Foreclosure Event.

1.7.	“Termination Right” means any right of Tenant to cancel or terminate the Lease or to claim a partial or total eviction arising (whether under the Lease or under applicable law) from Former Landlord’s breach or default under the Lease.
2.	Subordination. The Lease, and all right, title and interest of the Tenant thereunder and of the Tenant to and in the Landlord’s Premises, are, shall be, and shall at all times remain, subject and subordinate to the Security Instrument, the lien imposed by the Security Instrument, and all advances made under the Security Instrument.
3.	Payment to Lender. In the event Tenant receives written notice (the “Rent Payment Notice”) from Lender or from a receiver for the Landlord’s Premises that there has been a default under the Security Instrument and that rentals due under the Lease are to be paid to Lender or to the receiver (whether pursuant to the terms of the Security Instrument or of that certain Assignment of Rents and Leases executed by Landlord as additional security for the Loan), Tenant shall pay to Lender or to the receiver, or shall pay in accordance with the directions of Lender or of the receiver, all Rent and other monies due or to become due to Landlord under the Lease, notwithstanding any contrary instruction, direction or assertion of Former Landlord. Landlord hereby expressly and irrevocably directs and authorizes Tenant to comply with any Rent Payment Notice, notwithstanding any contrary instruction, direction or assertion of Landlord, and Landlord hereby releases and discharges Tenant of and from any liability to Landlord on account of any such payments. The delivery by Lender or the receiver to Tenant of a Rent Payment Notice, or Tenant’s compliance therewith, shall not be deemed to (i) cause Lender to succeed to or to assume any obligations or responsibilities as landlord under the Lease, all of which shall continue to be performed and discharged solely by the applicable Landlord unless and until any attornment has occurred pursuant to this Agreement; or (ii) relieve the applicable Former Landlord of any obligations under the Lease. Tenant shall be entitled to rely on any Rent Payment Notice. Tenant shall be under no duty to controvert or challenge any Rent Payment Notice. Tenant’s compliance with a Rent Payment Notice shall not be deemed to violate the Lease. Tenant shall be entitled to full credit under the Lease for any Rent paid to Lender pursuant to a Rent Payment Notice to the same extent as if such Rent were paid directly to Former Landlord.
4.	Nondisturbance, Recognition and Attornment.
4.1.	No Exercise of Security Instrument Remedies against Tenant. So long as (i) the Lease has not expired or otherwise been terminated by Former Landlord and (ii) there is no existing default under or breach of the Lease by Tenant that has continued beyond applicable cure periods (an “Event of Default”), Lender shall not name or join Tenant as a defendant in any exercise of Lender’s rights and remedies arising upon a default under the Security Instrument unless applicable law requires Tenant to be made a party thereto as a condition to proceeding against Former Landlord or prosecuting such rights and remedies. In the latter case, Lender may join Tenant as a defendant in such action only for such purpose and not to terminate the Lease or otherwise diminish or interfere with Tenant’s rights under the Lease or this Agreement in such action.

4.2.	Nondisturbance and Attornment. So long as (i) the Lease has not expired or otherwise been terminated by Former Landlord, (ii) there is no Event of Default, and (iii) no condition exists which would cause or entitle Former Landlord to terminate the Lease on its terms, or to dispossess the Tenant, then, if and when Successor Landlord takes title to Landlord’s Premises: (a) Successor Landlord shall not terminate or disturb Tenant’s possession of Tenant’s Premises under the Lease, except in accordance with the terms of the Lease and this Agreement; (b) Successor Landlord shall be bound to Tenant under all the terms and conditions of the Lease (except as provided in this Agreement); (c) Tenant shall recognize and attorn to Successor Landlord as Tenant’s direct landlord under the Lease as affected by this Agreement; (d) the Lease shall continue in full force and effect as a direct lease, in accordance with its terms (except as provided in this Agreement), between Successor Landlord and Tenant; and (e) Successor Landlord shall have all the rights and remedies of the landlord under the Lease, including, without limitation, rights or remedies arising by reason of any Event of Default by Tenant under the Lease, whether occurring before or after the Successor Landlord takes title to the Landlord’s Premises.

4.3.	Protection of Successor Landlord. Notwithstanding anything to the contrary in the Lease or the Security Instrument, neither Lender nor Successor Landlord shall be liable for or bound by any of the following matters:

a.	Claims against Former Landlord. Any Offset Right or Termination Right that Tenant may have against any Former Landlord relating to any event or occurrence before the date of attornment, including any claim for damages of any kind whatsoever as the result of any breach by Former Landlord that occurred before the date of attornment. The foregoing shall not limit Tenant’s right to exercise against Successor Landlord any Offset Right or Termination Right otherwise available to Tenant because of events occurring after the date of attornment.

b.	Construction-Related Obligations. Any Construction-Related Obligation of Former Landlord.

c.	Prepayments. Any payment of Rent that Tenant may have made to Former Landlord for more than the current month.

d.	Payment; Security Deposit. Any obligation: (a) to pay Tenant any sum(s) that any Former Landlord owed to Tenant or (b) with respect to any security deposited with Former Landlord, unless such security was actually delivered to Lender or to Successor Landlord.

e.	Modification, Amendment or Waiver. Any modification or amendment of the Lease, or any waiver of any terms of the Lease, made without Lender’s written consent.

f.	Surrender, Etc. Any consensual or negotiated surrender, cancellation, or termination of the Lease, in whole or in part, agreed between Former Landlord and Tenant, unless effected unilaterally by Tenant pursuant to the express terms of the Lease.

g.	Covenants. Any covenants or obligations of or applicable to Former Landlord to the extent they apply to or affect any property other than Landlord’s Premises, except those recorded and to which the Security Instrument is bound.
5.	Lender’s Right to Cure.
5.1.	Notice to Lender. Copies of all notices and other communications given by Tenant to Former Landlord relating to a landlord default or any act or omission of landlord that would give Tenant the right to cancel or terminate the Lease or to claim a partial or total eviction shall also be simultaneously provided to Lender. Notwithstanding anything to the contrary in the Lease or this Agreement or the Security Instrument, before exercising any Termination Right or Offset Right, Tenant shall provide Lender with notice of the breach or default by Former Landlord giving rise to same (the “Default Notice”) and, thereafter, the opportunity to cure such breach or default as provided for below.

5.2.	Lender’s Cure Period. After Lender receives a Default Notice, Lender shall have a period of thirty days beyond the time available to Former Landlord under the Lease in which to cure the breach or default by Former Landlord, or, in the event that such cure cannot be completed within such cure period, Lender shall have such reasonable period of time as is required to diligently prosecute such cure to its completion. Lender shall have no obligation to cure (and shall have no liability or obligation for not curing) any breach or default by Former Landlord.
6.	Exculpation of Successor Landlord. Notwithstanding anything to the contrary in this Agreement or the Lease, upon any attornment pursuant to this Agreement, the Lease shall be deemed to have been automatically amended to provide that Successor Landlord’s obligations and liabilities under the Lease shall never extend beyond Successor Landlord’s (or its successors’ or assigns’) interest, if any, in Landlord’s Premises from time to time, including insurance and condemnation proceeds (except to the extent reinvested in the Landlord’s Premises), Successor Landlord’s interest in the Lease, and the proceeds from any sale or other disposition of Landlord’s Premises by Successor Landlord (collectively, “Successor Landlord’s Interest”). Tenant shall look exclusively to Successor Landlord’s Interest (or that of its successors and assigns) for payment or discharge of any obligations of Successor Landlord under the Lease as affected by this Agreement. If Tenant obtains any money judgment against Successor Landlord with respect to the Lease or the relationship between Successor Landlord and Tenant, then Tenant shall look solely to Successor Landlord’s Interest (or that of its successors and assigns) to collect such judgment. Tenant shall not collect or attempt to collect any such judgment out of any other assets of Successor Landlord.
7.	Miscellaneous.
7.1.	Notices. All notices or other communications required or permitted under this Agreement shall be in writing and given by personal delivery or by nationally recognized overnight courier service that regularly maintains records of items delivered. Each party’s address is as set forth in the opening paragraph of this Agreement, subject to change by notice under this paragraph. Notices shall be effective upon delivery if sent by personal delivery and the next business day after being sent by overnight courier service.

7.2.	Successors and Assigns. This Agreement shall bind and benefit the parties, their successors and assigns, any Successor Landlord, and its successors and assigns. Upon assignment of the Security Instrument by Lender, all liability of the Lender/assignor shall terminate.

7.3.	Entire Agreement. This Agreement constitutes the entire agreement between Lender and Tenant and Landlord regarding the subordination of the Lease to the Security Instrument and the rights and obligations of Tenant, Lender and Landlord as to the subject matter of this Agreement.

7.4.	Interaction with Lease and with Security Instrument. If this Agreement conflicts with the Lease, then this Agreement shall govern as between the parties and any Successor Landlord, including upon any attornment pursuant to this Agreement. This Agreement supersedes, and constitutes full compliance with, any provisions in the Lease that provide for subordination of the Lease to, or for delivery of non-disturbance agreements by the holder of, the Security Instrument. Lender confirms that Lender has consented to Landlord’s entering into the Lease.

7.5.	Lender’s Rights and Obligations.

a.	Except as expressly provided for in this Agreement, Lender shall have no obligations to Tenant with respect to the Lease. If an attornment occurs pursuant to this Agreement, then all rights and obligations of Lender under this Agreement shall terminate, without thereby affecting in any way the rights and obligations of Successor Landlord provided for in this Agreement.

b.	Neither this Agreement, the Security Instrument or any of the related loan documents, nor the Lease shall, prior to any acquisition of Landlord’s Premises by Lender, operate to give rise to or create any responsibility or liability for the control, care, management or repair of the Landlord’s Premises upon the Lender, or impose responsibility for the carrying out by Lender of any of the covenants, terms or conditions of the Lease, nor shall said instruments operate to make Lender responsible or liable for any waste committed on the Landlord’s Premises by any party whatsoever, or for dangerous or defective conditions of the Landlord’s Premises, or for any negligence in the management, upkeep, repair or control of the Landlord’s Premises, which may result in loss, injury or death to Tenant, or to any tenant, licensee, invitee, guest, employee, agent or stranger.

c.	Lender may assign to any person or entity its interest under the Security Instrument and/or the related loan documents, without notice to, the consent of, or assumption of any liability to, any other party hereto. In the event Lender becomes the Successor Landlord, Lender may assign to any other party its interest as the Successor Landlord without the consent of any other party hereto.

7.6.	Landlord’s Rights and Obligations. Except as provided in Section 3, nothing herein contained is intended, nor shall it be construed, to abridge or adversely affect any right or remedy of Landlord under the Lease, including upon the occurrence of an Event of Default by Tenant under the Lease. This Agreement shall not alter, waive or diminish any of Landlord’s obligations under the Security Instrument, any of the related loan documents, or the Lease.

7.7.	Interpretation; Governing Law. The interpretation, validity and enforcement of this Agreement shall be governed by and construed under the internal laws of the state where the Landlord’s Premises are located, excluding its principles of conflict of laws.

7.8.	Amendments. This Agreement may be amended, discharged or terminated, or any of its provisions waived, only by a written instrument executed by the parties hereto.

7.9.	Due Authorization. Tenant has full authority to enter into this Agreement, which has been duly authorized by all necessary actions.

7.10.	Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

7.11.	Attorneys’ Fees. All costs and attorneys’ fees incurred by Lender in the enforcement hereof against Tenant shall be paid by Tenant.

7.12.	Headings. The headings in this Agreement are intended to be for convenience of reference only, and shall not define the scope, extent or intent or otherwise affect the meaning of any portion hereof.
7.13.	WAIVER OF JURY TRIAL. TENANT AND LANDLORD EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, AFTER CAREFUL CONSIDERATION AND AN OPPORTUNITY TO SEEK LEGAL ADVICE, WAIVE THEIR RESPECTIVE RIGHTS TO HAVE A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF OR IN ANY WAY CONNECTED WITH ANY OF THE PROVISIONS OF THIS AGREEMENT, OR ANY OTHER DOCUMENTS EXECUTED IN CONJUNCTION HEREWITH OR WITH THE LOAN, ANY TRANSACTION CONTEMPLATED BY THIS AGREEMENT, THE LANDLORD’S PREMISES, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF LANDLORD, TENANT OR LENDER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER INTO THIS AGREEMENT.
(REMAINDER OF PAGE LEFT INTENTIONALLY BLANK)

     IN WITNESS WHEREOF, this Agreement has been duly executed by Lender, Tenant and Landlord as of the Effective Date.

LENDER: LASALLE BANK NATIONAL ASSOCIATION, AS TRUSTEE FOR THE REGISTERED HOLDERS OF WACHOVIA BANK COMMERCIAL MORTGAGE TRUST, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-C24
By:	LNR Partners, Inc., a Florida corporation, its attorney in fact

By:	/s/ Randolph J. Wolpert	(SEAL)
Randolph J. Wolpert, Vice President

STATE OF FLORIDA	)
)
COUNTY OF MIAMI-DADE	)
     The foregoing instrument was acknowledged before me this 2nd day of July, 2008, by Randolph J. Wolpert as Vice President of LNR Partners, Inc., a Florida corporation, as attorney-in-fact for LASALLE BANK NATIONAL ASSOCIATION, AS TRUSTEE FOR THE REGISTERED HOLDERS OF WACHOVIA BANK COMMERCIAL MORTGAGE TRUST, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-C24, on behalf of the trust. He is personally known to me or has produced a driver’s license as identification.

/s/ Pierre Alfred Desroches
NOTARY PUBLIC, STATE OF FLORIDA

Pierre Alfred Desroches Print or Stamp Name of Notary

My Commission Expires:	[Notarial Seal]

     IN WITNESS WHEREOF, this Agreement has been duly executed by Lender, Tenant and Landlord as of the Effective Date.

LANDLORD: NNN 1818 MARKET STREET, LLC (AND ALL TENANTS IN COMMON), each a Delaware limited liability company
By:	Triple Net Properties Realty, Inc., as agent for Landlord

By:	/s/ Michael S. Waddell
	Name:	Michael S. Waddell
	Title:	Senior Vice President

STATE OF	)
)
COUNTY OF	)
     The foregoing instrument was acknowledged before me this 14th day of July, 2008, by MICHAEL S. WADDELL as SENIOR V.P. of Triple Net Properties Realty, Inc., as agent for NNN 1818 MARKET STREET, LLC, NNN 1818 MARKET STREET 1, LLC, NNN 1818 MARKET STREET 2, LLC, NNN 1818 MARKET STREET 3, LLC, NNN 1818 MARKET STREET 4, LLC, NNN MARKET STREET 5, LLC, NNN 1818 MARKET STREET 6, LLC, NNN 1818 MARKET STREET 7, LLC, NNN 1818 MARKET STREET 7, LLC, NNN 1818 MARKET STREET 8, LLC, NNN MARKET STREET 9, LLC, NNN 1818 MARKET STREET 10, LLC, NNN 1818 MARKET STREET 11, LLC, NNN 1818 MARKET STREET 12, LLC, NNN 1818 MARKET STREET 13, LLC, NNN 1818 MARKET STREET 14, LLC, NNN 1818 MARKET STREET 15, LLC, NNN 1818 MARKET STREET 16, LLC, NNN 1818 MARKET STREET 17, LLC, NNN 1818 MARKET STREET 18, LLC, NNN 1818 MARKET STREET 19, LLC, NNN 1818 MARKET STREET 20, LLC, NNN 1818 MARKET STREET 21, LLC, NNN 1818 MARKET STREET 22, LLC, NNN 1818 MARKET STREET 23, LLC, NNN 1818 MARKET STREET 24, LLC, NNN 1818 MARKET STREET 25, LLC, NNN 1818 MARKET STREET 26, LLC, NNN 1818 MARKET STREET 27, LLC, NNN 1818 MARKET STREET 28, LLC, NNN 1818 MARKET STREET 29, LLC, NNN 1818 MARKET STREET 30, LLC, NNN 1818 MARKET STREET 31, LLC, NNN 1818 MARKET STREET 32, LLC, NNN 1818 MARKET STREET 33, LLC, NNN 1818 MARKET STREET 34, LLC, NNN 1818 MARKET STREET 35, LLC, NNN 1818 MARKET STREET 36, LLC, NNN 1818 MARKET STREET 36, LLC, NNN 1818 MARKET STREET 37, LLC, and NNN 1818 MARKET STREET 38, LLC, each one a Delaware limited liability company, on behalf of the limited liability companies. He/She is personally known to me or has produced a driver’s license as identification.

/s/ Margarete L. Scott
NOTARY PUBLIC, STATE OF VIRGINIA

MARGARETE L. SCOTT
NOTARY PUBLIC, STATE OF VIRGINIA

My Commission Expires: MAY 31, 2011	[Notarial Seal]

EXHIBIT A
DESCRIPTION OF LANDLORD’S PREMISES
PREMISES “A” — (FEE SIMPLE ESTATE)
ALL THAT CERTAIN lot or piece of ground with the buildings and improvements thereon erected, SITUATE in the 8th Ward of the City of Philadelphia described according to a Survey and Plan of Property made for 1818 Market Street, by Barton & Martin Engineers, dated October 4, 1996 and last revised on December 16, 1996, to wit:
BEGINNING at a point formed by the Southerly side of Market Street (100 feet wide) and the Easterly side of 19th Street (50 feet wide); thence extending Eastwardly along the said Southerly side of Market Street the distance of 153 feet 0 inches to a point; thence Southwardly on a line parallel with said 19th Street 176 feet 0 inches to a point on the Northerly side of Ludlow Street (24 feet 6 inches wide); thence Westwardly along the said Northerly side of Ludlow Street 153 feet 0 inches to a point on the said Easterly side of 19th Street; thence Northwardly along the said Easterly side of 19th Street 176 feet 0 inches to a point on the said Southerly side of Market Street being the first mentioned point and place of beginning.
AND ALSO ALL THAT CERTAIN lot or piece of ground with the buildings and improvements thereon erected, SITUATE in the 8th Ward of the City of Philadelphia described according to a Survey and Plan of Property made for 1818 Market Street, by Barton & Martin Engineers, dated October 4, 1996 and last revised on December 16, 1996, to wit:
BEGINNING at a point on the Southerly side of Market Street (100 feet wide), said point being measured in an Eastwardly direction along the said Southerly side of Market Street 193 feet 0 inches from the Easterly side of 19th Street (50 feet wide); thence extending Eastwardly along the said Southerly side of Market Street the distance of 48’ feet 0 inches to a point; thence Southwardly on a line parallel with said 19th Street passing through a wall 176 feet 0 inches to a point on the Northerly side of Ludlow Street (24 feet 6 inches wide); thence Westwardly along the said Northerly side of Ludlow Street 48 feet 0 inches to a point; thence Northwardly parallel with the said Easterly side of 19th Street 176 feet 0 inches to a point on the said Southerly side of Market Street being the first mentioned point and place of beginning.
PREMISES “B” — (AIR RIGHTS)
ALL THAT CERTAIN AIR SPACE OVER AND ABOVE THE EIGHT FOLLOWING DESCRIBED PREMISES in accordance with a Plan prepared by Barton & Martin, Engineers, dated March 30, 1972, made for the Holiday Inn, last revised March 29, 1988, SITUATE in the 8th Ward of the City of Philadelphia.
PARCEL B-l 3RD FLOOR PARKING LEVEL
BEGINNING on a plane being elevation +64 feet 2 inches (Philadelphia City Datum) at the intersection of the West side of 18th Street (50 feet wide) with the South side of Market Street (100 feet wide); thence West along said side of Market Street 3 feet 6 inches to a point; thence South along a line parallel with 18th Street 176 feet 0 inches to a point on the North side of Ludlow Street (24 feet 6 inches wide); thence East along said side of Ludlow Street 3 feet 6 inches to the West side of 18th Street; thence North along said side of 18th Street 176 feet 0 inches to a point and place of beginning.

PARCEL B-2 7TH FLOOR LEVEL LUDLOW STREET SIDE
BEGINNING on a plane being elevation +102 feet 3 inches (Philadelphia City Datum) at a point on the North side of Ludlow Street (24 feet 6 inches wide) located 68 feet 6 inches West of the intersection of the West side of 18th Street (50 feet wide); thence leaving said side of Ludlow Street North on a line parallel with 18th Street 63 feet 2 inches to a point; thence West along a line perpendicular to 18th Street 13 feet 7 inches to a point; thence South on a line parallel with 18th Street 49 feet 8 inches to a point of curve; thence along a line curving to the right in a Southwesterly direction with a radius of 13 feet 1 inch, the are distance of 20 feet 6-5-8 inches to a point; thence South along a line parallel with 18th Street 0 feet 7 inches to a point on the North side of Ludlow Street; thence East along said side of Ludlow Street 26 feet 8 inches to the point and place of beginning.
PARCEL B-3 7TH FLOOR LEVEL MARKET STREET SIDE
BEGINNING at a plane being elevation +102 feet 3 inches (Philadelphia City Datum) at a point on the South side of Market Street (100 feet wide) located 68 feet 6 inches from the West side of 18th Street (50 feet wide); thence West along said side of Market Street 86 feet 6 inches to a point; thence South along a line parallel with 18th Street 2 feet 0 inches to a point; thence East along a line perpendicular to 18th Street 59 feet 10 inches to a point of curve; thence along a line curving to the right in a Southeasterly direction with a radius of 13 feet 1 inch the are distance of 20 feet 6-5-8 inches to a point of tangent; thence South along a line parallel with 18th Street 86 feet 3 inches to a point; thence East along a line perpendicular to 18th Street 13 feet 7 inches to a point; thence North along a line parallel with 18th Street 101 feet 10 inches to the point and place of beginning.
PARCEL B-4 BRIDGE
BEGINNING on a plane being elevation +122 feet 10 inches (Philadelphia City Datum) at an interior point located on the two following courses and distances from the intersection of the West side of 18th Street (50 feet wide) with the North Side of Ludlow Street (24 feet 6 inches wide) (1) West along the said side of Ludlow Street 68 feet 6 inches, (2) North along a line parallel to 18th Street 63 feet 2 inches; thence from beginning point North along a line parallel with 18th Street 11 feet 0 inches to a point; thence West along a line perpendicular to 18th Street 13 feet 7 inches to a point; thence South along a line parallel with 18th Street 11 feet 0 inches to a point; thence East along a line perpendicular to 18th Street 13 feet 7 inches to the point and place of beginning.
PARCEL B-5 8TH FLOOR ROOF LEVEL
BEGINNING on a plane being elevation +127 feet 5 inches (Philadelphia City Datum) at an interior point located on the two following courses and distances from the intersection of the West side of 18th Street (50 feet wide) with the South Side of Market Street (100 feet wide) (1) West along said side of Market Street 155 feet 0 inches (2) South along a line parallel with 18th Street 2 feet 0 inches; thence from beginning point South along a line parallel with 18th Street 93 feet 7 inches to a point; thence East along a line perpendicular to 18th Street 60 feet 3 inches to a point; thence South along a line parallel with 18th Street 18 feet 0 inches to a point; thence East along a line perpendicular to 18th Street 12 feet 8 inches to a point; thence North along a line parallel with 18th Street 98 feet 6 inches to a point of curve; thence along a line curving to the left in a Northwesterly direction with a radius of 13 feet 1 inch the are distance of 20 feet 6-5-8 inches to a point of tangent; thence West along a line perpendicular to 18th Street 59 feet 10 inches to the point and place of beginning.

PARCEL B-6 8TH FLOOR LEVEL
BEGINNING on a plane being elevation +114 feet 3 inches (Philadelphia City Datum) at a point on the North side of Ludlow Street (24 feet 6 inches wide) located 95 feet 2 inches West of the West side of 18th Street (50 feet wide); thence leaving Ludlow Street North on a line parallel with 18th Street 0 feet 7 inches to a point; thence along a line curving to the left in a Northeasterly direction with a radius of 13 feet 1 inch the are distance of 20 feet 6-5-8. inches to a point of tangent; thence North along a line parallel with 18th Street 48 feet 5 inches to a point; thence West along a line perpendicular to 18th Street 12 feet 8 inches to a point; thence North along a line parallel with 18th Street 18 feet 0 inches to a point; thence West along a line perpendicular to 18th Street 60 feet 3 inches to a point; thence South along a line parallel with 18th Street 80 feet 5 inches to a point on the North side of Ludlow Street; thence East along said side of Ludlow Street 59 feet 10 inches to the point and place of beginning.
PARCEL B-7 25TH FLOOR ROOF LEVEL
BEGINNING on a plane being at the elevation +263 feet 4 inches (Philadelphia City Datum) at a point on the Southerly side of Market Street (100 feet wide) measured Westwardly along the said Southerly side of Market Street the distance of 3 feet 6 inches from the Westerly side of 18th Street (50 feet wide); thence extending Southwardly on a line parallel with said 18th Street the distance of 143 feet 2 inches to a point; thence Westwardly on a line at right angles to said 18th Street 17 feet 9 inches to a point; thence Westwardly still on a line at right angles to said 18th Street 43 feet 6 inches to a point; thence Northwardly on a line parallel with said 18th Street 114 feet 9 inches to a point; thence Eastwardly on a line at right angles to said 18th Street 43 feet 6 inches to a point; thence Southwardly on a line parallel with said 18th Street 114 feet 9 inches to a point; thence Eastwardly on a line at right angles to said 18th Street 17 feet 9 inches to a point; thence Southwardly on a line parallel with said 18th Street 32 feet 10 inches to a point on the Northerly side of Ludlow Street (24 feet 6 inches wide); thence Westwardly along the said Northerly side of Ludlow Street 65 feet 0 inches to a point; thence Northwardly on a line parallel with said 18th Street 176 feet 0 inches to a point on the said Southerly side of Market Street; thence Eastwardly along the said Southerly side of Market Street 65 feet 0 inches to a point being the first mentioned point and place of beginning.
PARCEL B-8 PENTHOUSE LEVEL
BEGINNING on a place being elevation +287 feet 7 inches (Philadelphia City Datum) at an interior point located on the two following courses and distances from the intersection of the West side of 18th Street (50 feet wide) with the North side of Ludlow Street (24 feet 6 inches wide), (1) North along the said side of 18th Street 32 feet 10 inches, (2) West along a line perpendicular to 18th Street 21 feet 3 inches; thence from beginning point North along a line parallel with 18th Street 114 feet 9 inches to a point; thence along a line West perpendicular to 18th Street 43 feet 6 inches to a point; thence South along a line parallel with 18th Street 114 feet 9 inches; thence East along a line perpendicular to 18th Street 43 feet 6 inches to the point and place of beginning.
TOGETHER WITH AND SUBJECT TO all the rights, terms, conditions, reservations, restrictions, covenants and easements, if any, as contained in a certain instrument dated May 19, 1972, by and between Holimark Company, a Pennsylvania corporation, and Walters Associates, Ltd,, a Delaware corporation, as recorded in Deed Book DCC 99, Page 25.]
Property Address: 1818-1828 Market Street (Premise A-Fee Estate);

Registry Number: 1 S 11-184, 185, 186, 187, 188, 189, 190, 191; 1 S 11-192 and 193 (Premises A-Fee Estate)
BRT Tax Number: 88-3-033001 (Premises A-Fee Estate)
PREMISES “C” (Leasehold Estate)
ALL THAT CERTAIN LEASEHOLD ESTATE granted by that certain Lease from Isadore Braslau, Trustee to Walters Associates, .Ltd., dated 5/15/1972 and recorded 5/19/1972 in Deed Book DCC 98 page 568, according to a Survey and Plan of Property made for 1818 Market Street by Donald J. Barton, Registered Professional Land Surveyor, dated 4/12/1984 and more particularly described as follows:
ALL THAT CERTAIN lot or piece of ground with the buildings and improvements thereon erected, situate on the South side of Market Street, at the distance of 203 feet measured Westward from the West side of 18th Street, in the 8th Ward of the City of Philadelphia.
CONTAINING in front or breadth on the said South side of Market Street, 40 feet and extending of that width in length or depth Southward between parallel lines at right angles to Market Street, 176 feet to Ludlow Street.
BEING BRT #88-3-0335-00.
BEING commonly known as 1830-1834 Market Street